As filed with the Securities and Exchange Commission on July 25, 2025

Registration No. 333-288089

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 2

TO

Form F-1/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LINKAGE GLOBAL INC
(Exact name of registrant as specified in its charter)

Cayman Islands	5961	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2-23-3 Minami-Ikebukuro, Toshima-ku
Tokyo, Japan 171-0022
+03-5927-9261
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross David Carmel, Esq.

Shane Wu, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 25, 2025

Up to 4,000,000 Class A Ordinary Shares

Linkage Global Inc

This prospectus relates to the resale by the selling shareholders identified in this prospectus (“Selling Shareholders”) of up to 4,000,000 Class A Ordinary Shares, par value US$0.0025 per share (“Class A Ordinary Shares”), consisting of Class A Ordinary Shares issued by the Company on June 6, 2025. The Class A Ordinary Shares were issued in private placements to certain Selling Shareholders.

The Selling Shareholders are identified in the table commencing on page 99. No Class A Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders (see “Use of Proceeds”). The Selling Shareholders are offering their securities to further enhance liquidity in the public trading market for our equity securities in the United States. Unlike an initial public offering, any sale by the Selling Shareholders of the Class A Ordinary Shares is not being underwritten by any investment bank. The Selling Shareholders may sell all or a portion of the Class A Ordinary Shares from time to time in market transactions through any market on which our Class A Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale (see “Plan of Distribution”).

Our Class A Ordinary Shares currently trade on The Nasdaq Capital Market under the symbol “LGCB.” The last reported closing price of our Class A Ordinary Shares on June 9 was $2.32.

We are a “controlled company” as defined under the Listing Rules of The Nasdaq Stock Market LLC (“Nasdaq”) and we qualify as a “foreign private issuer,” as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Linkage Cayman,” “Linkage,” “our Company,” and the “Company” refer to Linkage Global Inc, a Cayman Islands exempted company, and when describing Linkage Cayman’s consolidated financial information for the fiscal years ended September 30, 2024 and 2023, also includes Linkage Cayman’s subsidiaries; “Linkage Holding” refers to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman; “Linkage Electronic” refers to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “HQT NETWORK” refers to HQT NETWORK CO., LIMITED, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “EXTEND” refers to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman; “Linkage Network” refers to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of the People’s Republic of China (the “PRC” or “China”), which is wholly owned by Linkage Holding; “Chuancheng Digital” refers to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network; “Chuancheng Internet” refers to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital; the “Operating Entities” refers, collectively, to Linkage Electronic, HQT NETWORK, EXTEND, Chuancheng Digital, and Chuancheng Internet; the Hong Kong subsidiaries refers to Linkage Holding, Linkage Electronic and HQT NETWORK, collectively; the PRC subsidiaries refers to Linkage Network, Chuancheng Digital, and Chuancheng Internet, collectively; and “the Group” or “our Group” refers to Linkage Cayman, its Japanese subsidiary, the Hong Kong subsidiaries and the PRC subsidiaries, collectively.

Linkage Cayman is a holding company incorporated in the Cayman Islands with no operations of its own. Linkage Cayman conducts its operations through its Operating Entities in Japan, Hong Kong, and mainland China. The Class A Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of the Operating Entities in Japan, Hong Kong, and mainland China. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, including the equity interests in our principal subsidiaries based in Japan, Hong Kong, and mainland China, but instead own shares of a Cayman Islands holding company.

The PRC subsidiaries and the Hong Kong subsidiaries are subject to certain legal and operational risks associated with the business operations in mainland China and Hong Kong. PRC laws and regulations governing the current business operations of the PRC subsidiaries are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor the PRC subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. The Cybersecurity Review Measures became effective on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. In the course of the PRC subsidiaries’ operations, the data collected is mainly the mailing addresses used by the Customers (which term refers to both enterprises and individual cross-border e-commerce sellers). Such data will be transmitted to an enterprise resource planning system in the PRC for use in subsequent shipments. Consequently, our PRC counsel, AllBright Law Offices (Fuzhou) (“AllBright”), has advised that such practice may be interpreted as meaning that the PRC subsidiaries use the Internet to carry out data processing activities in the PRC, and thus, the PRC subsidiaries may be subject to cybersecurity review, and during the pendency of such review, in order to prevent certain risks, including risks that activities may endanger critical information infrastructure security and national data security and disclosure of personal information, the PRC subsidiaries may be required to take technical measures and other necessary measures, such as ceasing transmission and deletion of data or information, suspension of new user registration to prevent and mitigate risks in accordance with the requirements of the cybersecurity review. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations. In addition, on July 7, 2022, the Cyberspace Administration of China (“CAC”) issued the Measures for the Security Assessment of Cross-border Transfer of Data, which stipulates that data processors who provide overseas the important data collected and generated during operations within the PRC and personal information that shall be subject to security assessment shall conduct a security assessment. As of the date of this prospectus, the PRC subsidiaries have not carried out the activities of providing personal information outside the territory of the PRC. According to our PRC legal counsel, AllBright, we and the PRC subsidiaries are compliant with the Personal Information Protection Law of the PRC (the “PIPL”) and, the PRC subsidiaries have not provided critical data and personal information outside the territory of the PRC, as of the date of this prospectus. The data collected in the course of the PRC subsidiaries’ operations is mainly the mailing addresses used by the Customers. Such data is stored within the territory of the PRC. Based on the foregoing analysis, our PRC legal counsel is of the view that we and the PRC subsidiaries are in compliance with the existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material aspects, and we believe that we are in compliance with the regulations and policies that have been issued by the CAC as of the date of this prospectus. Nevertheless, there remains substantial uncertainties about the interpretation and implementation of Measures for the Security Assessment of Cross-border Transfer of Data, and it is unclear whether the PRC subsidiaries shall require a security assessment. If it is determined in the future that the PRC subsidiaries are required such security assessment, it is uncertain whether they can or how long it will take them to complete such security assessment or rectification. See “Risk Factors - Risks Relating to Doing Business in Mainland China - Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business.”

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. Further, according to the officials from the CSRC, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six months are deemed as Existing Issuers. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC. Under the Overseas Listing Trial Measures, direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. If a PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Our PRC legal counsel, AllBright, has advised us, based on its understanding of the current PRC law, rules, and regulations currently in effect, that we are not required to complete the filing procedures with the CSRC for our continued offerings, given that (i) we are not a China domestic company; and (ii) any follow-on offering by us would not be determined to be an indirect overseas offering, because the operating revenue, total profit, total assets, or net assets, as documented in our audited consolidated financial statements for the most recent fiscal year ended September 30, 2024 and in our unaudited condensed consolidated financial statements for the six months ended March 31, 2025, accounted for by the PRC subsidiaries are all under 50%. Risk Factors-Risks Relating to Doing Business in mainland China-The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirements in the future.”

According to our PRC counsel, AllBright, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our future offerings and continued listing on the Nasdaq Stock Market, but recent statements by the Chinese government have indicated an intent to impose more oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers. As of the date of this prospectus, we and the PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, or our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, the Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, the Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. See “Risk Factors - Risks Relating to Doing Business in Hong Kong - There are some political risks associated with conducting business in Hong Kong” and “Risk Factors - Risks Relating to Doing Business in Hong Kong - The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of the securities we are registering for sale.” The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we and each of the Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or the Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of the Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and the Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to list on any U.S. stock exchange. See “Risk Factors - Risks Relating to Doing Business in Hong Kong - Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the “HFCA Act,” if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or in Hong Kong, a Special Administration Region of the PRC, because of positions taken by PRC authorities in those jurisdictions.  Our auditor of the Company’s unaudited condensed consolidated financial statements for the six months ended March 31, 2025 and for the financial statements for the fiscal year ended September 30, 2024, HTL International, LLC (“HTL”), is headquartered in Houston, Texas. HTL is subject to PCAOB inspections on a regular basis. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors - Risks Relating to Doing Business in mainland China - Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our ability to continue being listed on Nasdaq.”

The PRC subsidiaries are subject to restrictions and limitations on their ability to distribute earnings from their businesses to us and U.S. investors. Current PRC regulations permit the PRC subsidiaries to pay dividends to Linkage Holding only out of their respective accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income (the “Double Tax Avoidance Arrangement”), the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to any dividends paid by Linkage Network to its immediate holding company, Linkage Holding. As of the date of this prospectus, we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Linkage Holding intends to apply for the tax resident certificate if and when Linkage Network plans to declare and pay dividends to Linkage Holding. To the extent cash in the business is in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash. See “Risk Factors - Risks Relating to Doing Business in mainland China - To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets,” and “Risk Factors - Risks Relating to Doing Business in mainland China - There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC subsidiaries, and dividends payable by the PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.”

As of the date of this prospectus, no cash transfer or transfer of other assets has occurred among the Company and any of its subsidiaries. As of the date of this prospectus, none of subsidiaries has made any dividends or distributions to the Company and the Company has not made any dividends or distributions to its shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. See “Prospectus Summary - Dividends or Distributions Made to the Company and U.S. Investors and Tax Consequences.”

As a holding company, we are dependent on receipt of funds from our principal subsidiaries in Hong Kong and Japan. There are currently no restrictions on foreign exchange and our ability to transfer cash among our Cayman Islands holding company and our principal subsidiaries in Hong Kong and Japan. As a Cayman Islands holding company, the Company will be able to pay dividends and make other distributions to its shareholders, including investors of the Ordinary Shares, provided that it (i) has either sufficient profits or retained profits, when the dividend is to be declared and paid from profits, or sufficient share premium, and satisfies the solvency test as defined under the Companies Act (Revised) of the Cayman Islands, or the Companies Act, when the dividend is to be paid from share premium, and (ii) complies with the Companies Act and the provisions in our memorandum and articles of association then in effect. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on our ability to transfer cash among the Company, its subsidiaries, and its investors. See “Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us,” “Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business,” and “Risk Factors - Risks Relating to Doing Business in mainland China - Governmental control of currency conversion may affect the value of your investment and our payment of Dividends.” Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met. However, approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future. There is no assurance the PRC government will not intervene in or impose restrictions on our ability to transfer cash or assets. To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.

For details, see “Risk Factors - Risks Relating to Doing Business in mainland China - PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business” and “Risk Factors - Risks Relating to Doing Business in mainland China - To the extent cash or assets in the business are in the PRC/Hong Kong or a PRC/Hong Kong entity, the funds or assets may not be available to fund operations or for other use outside of the PRC/Hong Kong due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.”

We have established controls and procedures for cash flows within our organization based on internal cash management policies established by our finance department, discussed, considered, and reviewed by the relevant departments in the Company, and approved by the Chairman of our Board of Directors. Specifically, our finance department supervises cash management, following the instructions of our management. Our finance department is responsible for establishing our cash operation plan and coordinating cash management matters among our subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to our finance department. The finance department reviews the cash demand plan and prepares a summary for the management of the Company. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, we currently do not have other cash management policies or procedures that dictate how funds are transferred.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 6 of this prospectus for more information.

Our Chairman of the Board of Directors, Mr. Zhihua Wu, owns voting power of 94.29% of our issued and outstanding Ordinary Shares. Mr. Zhihua Wu, as our controlling shareholder, has the ability to determine any matter required to be passed by an ordinary resolution, which will be adopted when approved by a simple majority of votes cast by the shareholders of the Company. Our controlling shareholders will have the ability to at least significantly influence, or in certain cases, control the outcome of a matter required to be passed by a special resolution, which will be adopted when approved by not less than two-thirds of votes cast by the shareholders of the Company. As such, we may be deemed a “controlled company” under Nasdaq Marketplace Rules 5615(c). Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Risk Factors” and “Management - Controlled Company.”

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” starting on page 11 to read about the factors you should consider before buying the Class A Ordinary Shares.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________, 2025

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any of the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor any of the Selling Shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

For investors outside of the United States: Neither we nor any of the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our” and the “Company” refer to Linkage Global Inc.

Our reporting currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The number of Class A Ordinary Shares currently issued and outstanding was 6,580,022 as of June 9, 2025.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders identified in this prospectus may offer from time to time up to 4,000,000 Class A Ordinary Shares. If necessary, the specific manner in which the Class A Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

GLOSSARY OF DEFINED TERMS

In this prospectus, unless the context otherwise requires, references to:

●	“authorized agent” are to an designated agent for the media, who is responsible for identifying and procuring merchants to purchase ad inventory from the media, facilitating the transaction process, and assisting ad deployment;

●	“China” or the “PRC” are to the People’s Republic of China, including the special administrative regions of Hong Kong and Macau and excluding Taiwan for the purposes of this prospectus only. The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong;

●	“Chuancheng Digital” are to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network;

●	“Chuancheng Internet” are to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital;

●	“Class A Ordinary Shares” are to the Class A ordinary shares of Linkage Cayman, par value $0.00025 per share;

●	“Class B Ordinary Shares” are to the Class B ordinary shares of Linkage Cayman, par value $0.00025 per share;

●	“Customers” are to cross-border e-commerce sellers (both enterprises and individuals) that purchase products, e-commerce operation training and software support services;

●	“EXTEND” are to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman;

●	“HKD” or “HK$” are to the legal currency of Hong Kong;

●	“Honeybee product shelving software” are to software application owned by Chuancheng Internet that helps cross-border e-commerce sellers manage and optimize their product listings on their e-commerce websites;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“HQT NETWORK” are to HQT NETWORK CO., LIMITED, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding;

●	“Internet traffic dividend” are to the rapid growth in the number of users and economic value resulting from the widespread of internet applications;

●	“Japanese yen” or “JPY” are to the legal currency of Japan;

●	“KOLs” are to individuals who have significant influence over online shoppers and their purchasing decisions;

●	“Linkage Cayman” are to Linkage Global Inc, a Cayman Islands exempted company;

●	“Linkage Electronic” are to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding;

●	“Linkage ERP System” are to the Operating Entities’ enterprise resource planning owned by Chuancheng Digital, which is committed to providing cross-border e-commerce sellers with solutions for delicacy operations and business and financial data integration, making cross-border e-commerce easier;

●	“Linkage Holding” are to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman;

●	“Linkage Network” or “WFOE” are to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of China, which is wholly owned by Linkage Holding;

●	“mainland China” or “Mainland China” are to the People’s Republic of China, excluding the special administrative regions of Hong Kong and Macau, and Taiwan;

●	“Merchants” are to Customers and other cross-border e-commerce sellers and suppliers;

●	“Operating Entities” are to EXTEND, Linkage Electronic, HQT NETWORK, Chuancheng Digital, and Chuancheng Internet, collectively;

●	“Renminbi” or “RMB” are to the legal currency of China;

●	“shares,” and “Ordinary Shares” are to the Class A Ordinary Shares and Class B Ordinary Shares;

●	“SKUs” are to stock keeping units;

●	“smart products” and “smart electronics” are to the combination of computer, communication and consumer electronics;

●	“SMEs” are to small and medium enterprises; and

●	“$,” “USD,” “US$” or “U.S. dollars” are to the legal currency of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “Linkage Cayman,” “Linkage,” “our Company,” and the “Company” refer to Linkage Global Inc, a Cayman Islands exempted company, and when describing Linkage Cayman’s unaudited condensed consolidated financial statements for the six months ended March 31, 2025 and Linkage Cayman’s consolidated financial information for  the fiscal years ended September 30, 2024, 2023 and 2022, also includes Linkage Cayman’s subsidiaries; “Linkage Holding” refers to Linkage Holding (Hong Kong) Limited, a Hong Kong corporation, which is wholly owned by Linkage Cayman; “Linkage Electronic” refers to Linkage Electronic Commerce Limited, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “HQT NETWORK” refers to HQT NETWORK CO., LIMITED, a Hong Kong corporation and wholly owned subsidiary of Linkage Holding; “EXTEND” refers to EXTEND CO., LTD, a Japanese corporation, which is wholly owned by Linkage Cayman; “Linkage Network” refers to Linkage (Fujian) Network Technology Limited (传丞（福建）网络科技有限公司), a limited liability company organized under the laws of the People’s Republic of China (the “PRC” or “China”), which is wholly owned by Linkage Holding; “Chuancheng Digital” refers to Fujian Chuancheng Digital Technology Limited (福建传丞数字科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Linkage Network; “Chuancheng Internet” refers to Fujian Chuancheng Internet Technology Limited (福建传丞互联网科技有限公司, formerly known as 福建海狮跨境教育科技有限公司 and 福建传丞跨境教育科技有限公司), a limited liability company organized under the laws of the PRC, which is wholly owned by Chuancheng Digital; the “Operating Entities” refers, collectively, to Linkage Electronic, HQT NETWORK, EXTEND, Chuancheng Digital, and Chuancheng Internet; the “Hong Kong subsidiaries” refers to Linkage Holding, Linkage Electronic and HQT NETWORK, collectively; the “PRC subsidiaries” refers to Linkage Network, Chuancheng Digital, and Chuancheng Internet, collectively; and “the Group” or “our Group” refers to Linkage Cayman, its Japanese subsidiary, the Hong Kong subsidiaries and the PRC subsidiaries, collectively.

As of the date of this prospectus, the Company is in the process of deregistration of HQT NETWORK and is establishing a new Singapore subsidiary. The Company intends to transfer all the operations conducted by it through HQT NETWORK to this new subsidiary in Singapore, once this subsidiary is formed. The references in this prospectus to HQT NETWORK and its operations as they relate to the Company’s plans for the future are also to the new subsidiary and the operations in the future by this new Singapore subsidiary.

Overview

Linkage Cayman is a holding company incorporated in the Cayman Islands with no operations of its own. Linkage Cayman conducts its operations through its Operating Entities in Japan, Hong Kong, and mainland China. The Class A Ordinary Shares are shares of the Cayman Islands holding company instead of shares of the Operating Entities in Japan, Hong Kong, and mainland China. Holders of our Class A Ordinary Shares do not directly own any equity interests in our subsidiaries, including the equity interests in our principal subsidiaries based in Japan, Hong Kong, and mainland China, but instead own shares of a Cayman Islands holding company.

The following diagram illustrates our corporate structure as of the date of this prospectus.

The PRC subsidiaries and the Hong Kong subsidiaries are subject to certain legal and operational risks associated with the business operations in mainland China and Hong Kong. PRC laws and regulations governing the current business operations of the PRC subsidiaries are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of the PRC subsidiaries, significant depreciation of the value of our Class A Ordinary Shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor the PRC subsidiaries have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. The Cybersecurity Review Measures became effective on February 15, 2022, which provide that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. In the course of the PRC subsidiaries’ operations, the data collected is mainly the mailing addresses used by the Customers (which term refers to both enterprises and individual cross-border e-commerce sellers). Such data will be transmitted to an enterprise resource planning system in the PRC for use in subsequent shipments. Consequently, our PRC counsel, AllBright Law Offices (Fuzhou) (“AllBright”), has advised that such practice may be interpreted as meaning that the PRC subsidiaries use the Internet to carry out data processing activities in the PRC, and thus, the PRC subsidiaries may be subject to cybersecurity review, and during the pendency of such review, in order to prevent certain risks, including risks that activities may endanger critical information infrastructure security and national data security and disclosure of personal information, the PRC subsidiaries may be required to take technical measures and other necessary measures, such as ceasing transmission and deletion of data or information, suspension of new user registration to prevent and mitigate risks in accordance with the requirements of the cybersecurity review. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations. In addition, on July 7, 2022, the Cyberspace Administration of China (“CAC”) issued the Measures for the Security Assessment of Cross-border Transfer of Data, which stipulates that data processors who provide overseas the important data collected and generated during operations within the PRC and personal information that shall be subject to security assessment shall conduct a security assessment. As of the date of this prospectus, the PRC subsidiaries have not carried out the activities of providing personal information outside the territory of the PRC. According to our PRC legal counsel, AllBright, we and the PRC subsidiaries are compliant with the Personal Information Protection Law of the PRC (the “PIPL”) and, the PRC subsidiaries have not provided critical data and personal information outside the territory of the PRC, as of the date of this prospectus. The data collected in the course of the PRC subsidiaries’ operations is mainly the mailing addresses used by the Customers. Such data is stored within the territory of the PRC. Based on the foregoing analysis, our PRC legal counsel is of the view that we and the PRC subsidiaries are in compliance with the existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material aspects, and we believe that we are in compliance with the regulations and policies that have been issued by the CAC as of the date of this prospectus. Nevertheless, there remains substantial uncertainties about the interpretation and implementation of Measures for the Security Assessment of Cross-border Transfer of Data, and it is unclear whether the PRC subsidiaries shall require a security assessment. If it is determined in the future that the PRC subsidiaries are required such security assessment, it is uncertain whether they can or how long it will take them to complete such security assessment or rectification. See “Risk Factors - Risks Relating to Doing Business in Mainland China - Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business.”

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. Further, according to the officials from the CSRC, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six months are deemed as Existing Issuers. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC. Under the Overseas Listing Trial Measures, direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. If a PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Our PRC legal counsel, AllBright, has advised us, based on its understanding of the current PRC law, rules, and regulations currently in effect, that we are not required to complete the filing procedures with the CSRC for our continued offerings, given that (i) we are not a China domestic company; and (ii) any follow-on offering by us would not be determined to be an indirect overseas offering, because the operating revenue, total profit, total assets, or net assets, as documented in our unaudited condensed consolidated financial statements for the six months ended March 31, 2025, and in our audited consolidated financial statements for the most recent fiscal year ended September 30, 2024, accounted for by the PRC subsidiaries are all under 50%. Risk Factors-Risks Relating to Doing Business in mainland China-The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirements in the future.”

According to our PRC counsel, AllBright, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC for our future offerings and continued listing on the Nasdaq Stock Market, but recent statements by the Chinese government have indicated an intent to impose more oversight and control over offerings conducted overseas and/or foreign investment in China-based issuers. As of the date of this prospectus, we and the PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, or our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. If we do not receive or maintain the approval, or inadvertently conclude that such approval is not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our Class A Ordinary Shares, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong. Hong Kong was established as a special administrative region of the PRC in accordance with Article 31 of the Constitution of the PRC. The Basic Law of the Hong Kong Special Administrative Region of the PRC (the “Basic Law”) was adopted and promulgated on April 4, 1990 and became effective on July 1, 1997, when the PRC resumed the exercise of sovereignty over Hong Kong. Pursuant to the Basic Law, Hong Kong is authorized by the National People’s Congress of the PRC to exercise a high degree of autonomy and enjoy executive, legislative, and independent judicial power, under the principle of “one country, two systems,” and the PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to national defense, foreign affairs, and other matters that are not within the scope of autonomy). However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Due to the uncertainty of the PRC legal system and changes in laws, regulations, or policies, the Basic Law may be revised in the future, and thus, we may face the same legal and operational risks associated with operating in the PRC. If there is a significant change to current political arrangements between mainland China and Hong Kong, or if the applicable laws, regulations, or interpretations change, the Hong Kong subsidiaries may become subject to PRC laws or authorities. As a result, the Hong Kong subsidiaries could incur material costs to ensure compliance, be subject to fines, experience devaluation of securities or delisting, no longer conduct offerings to foreign investors, and no longer be permitted to continue their current business operations. See “Risk Factors - Risks Relating to Doing Business in Hong Kong - There are some political risks associated with conducting business in Hong Kong” and “Risk Factors - Risks Relating to Doing Business in Hong Kong - The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement of such that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of the securities we are registering for sale.” The main legislation in Hong Kong concerning data security is the Personal Data (Privacy) Ordinance (Cap. 486 of the Laws of Hong Kong) (the “PDPO”), which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. As of the date of this prospectus, we and each of the Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or the Hong Kong subsidiaries to consequences, including government enforcement actions and investigations, fines, penalties, and suspension or disruption of the Hong Kong subsidiaries’ operations. In addition, the Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. As of the date of this prospectus, we and the Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong. Neither the data security nor antimonopoly laws and regulations in Hong Kong restrict our ability to accept foreign investment or impose limitations on our ability to continue listing on any U.S. stock exchange. See “Risk Factors - Risks Relating to Doing Business in Hong Kong - Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.”

In addition, our Class A Ordinary Shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the “HFCA Act,” if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or in Hong Kong, a Special Administration Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. Our auditor of the Company’s unaudited condensed consolidated financial statements for the six months ended March 31, 2025 and for the financial statements for the fiscal year ended September 30, 2024, HTL International, LLC (“HTL”), is headquartered in Houston, Texas. HTL is subject to PCAOB inspections on a regular basis. Our auditor of the Company’s financial statements for the fiscal years ended September 30, 2023 and 2022, TPS Thayer, LLC (“TPS”), is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis, with the last inspection in September 2022.   The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors - Risks Relating to Doing Business in Mainland China - Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our ability to continue being listed on Nasdaq.”

Business Overview

We are a holding company incorporated in the Cayman Islands with no operations of our own. Linkage Cayman conducts its operations through the Operating Entities in Japan, Hong Kong, and mainland China. As a cross-border e-commerce integrated services provider headquartered in Japan, through the Operating Entities, we have developed a comprehensive service system comprised of two lines of business complementary to each other, including (i) cross-border sales and (ii) integrated e-commerce services.

Cross-border Sales

Cross-border sales operations were initially launched in 2011 in Japan through our subsidiary, EXTEND. Products are sourced from Japanese and Chinese manufacturers and brands, together with our private label smart products, and are included as the Operating Entities’ internal “recommended” or “strictly selected” product collections for Customers to select and purchase. Since our inception, the Operating Entities have selected approximately 10,000 suppliers and 100,000 featured products. Customers are mainly comprised of sellers on various e-commerce platforms, such as Amazon, Lazada, Shopee, Wish, Coupang, Yahoo, WOWMA, Rakuten, Tmall, Taobao, JD, and TikTok, and independent website operators. The Operating Entities use a multi-channel marketing strategy. Online, the Operating Entities approach Customers through (i) advertising promotion on their own official websites (www.jp-extend.com and www.whale.xin), major e-commerce platforms, social media, search engines and independent websites, (ii) sending email marketing to potential customers, (iii) and referrals from existing Customers. Offline, the Operating Entities approach Customers mainly through attending exhibitions. See “Business - Business Model - Marketing.” The Customers place orders directly with the Operating Entities through email. Following receipt of orders, the Operating Entities either place orders with suppliers who ship the products directly to the Customers, or deliver the orders from their own warehouses in Japan to the Customers via third-party delivery companies. For the six months ended March 31, 2025 and 2024, revenue derived from cross-border sales was $800,751 and $4,536,131, accounting for approximately 22.87% and 94.53% of our total revenue for the respective periods. For the fiscal years ended September 30, 2024, 2023 and 2022, revenue derived from cross-border sales was $6.48 million, $10.59 million, and $17.91 million, accounting for approximately 62.95%, 83.14% and 81.29% of our total revenue for the respective periods.

A majority of the Operating Entities’ cross-border sales operations have historically been conducted in Japan, and since 2011, the Operating Entities have been expanding their operations to Hong Kong and mainland China markets. Cross-border sales operation is the foundation of the comprehensive service system the Operating Entities are building. Over the years of experience the Operating Entities have encountered with e-commerce sellers in cross-border sales operation, they identified a large gap between the demands for placing advertisements, the limited resources and channels to advertise, especially on social media platforms, and have identified the significant growth potential in China’s rapidly developing e-commerce market. Therefore, in 2016, HQT NETWORK was established in Hong Kong, for the provision of digital marketing services; and in 2021, we established Chuancheng Digital and Chuancheng Internet in China, offering cross-border sales and integrated e-commerce training services, respectively.

For the fiscal year ended September 30, 2022, among our revenues derived from cross-border sales operations, 92.23%, 5.46%, and 2.31% were derived from Japan, mainland China and Hong Kong, respectively. For fiscal year ended September 30, 2023, among our revenues derived from cross-border sales operations, 84.88%, 11.06%, and 4.06% were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2024, among our revenues derived from cross-border sales operations, 63.33%, 36.67%, and nil were derived from Japan, mainland China and Hong Kong, respectively. For the six months ended March 31, 2025, among our revenues derived from cross-border sales operations, 13.32%, 11.48% and 76.19% were derived from Japan, mainland China and Hong Kong, respectively.

Integrated E-commerce Services

Digital Marketing

Through the subsidiary, HQT NETWORK, in Hong Kong, the Operating Entities connect the Merchants with social media platforms to provide digital marketing services to the Merchants. HQT NETWORK has cooperated with Google since 2017 and became an authorized agent of Google in 2018, through making use of the vast suppliers’ and Customers’ data that the Operating Entities have collected from their cross-border sales operation by conducting market research and analysis by digital marketing team to identify trends and preferences in different regions and consumer segments, HQT NETWORK helps the Merchants create multilingual websites, optimize product keyword rankings, and distribute advertisements on Google and its own channels, such as Google search engine, Google display, Gmail, and YouTube. HQT NETWORK aims to provide comprehensive digital marketing solutions equipped with technology and data that meet the digital marketing needs of the Merchants, and help the Merchants engage, cultivate, retain and expand regional customer base. Since the launch of this business line, HQT NETWORK has served more than 279 Merchants. For the fiscal years ended September 30, 2024, 2023 and 2022, the revenue in digital marketing services come from the commissions of Google was $0.31 million, $1.53 million and $3.95 million, respectively, accounting for approximately 3.03%, 11.99% and 17.91% of our total revenue for the respective periods. The revenue from digital marketing services decreased from USD0.13 million for the six months ended March 31, 2024 to USD0.08 million for the six months ended March 31, 2025, because the company finished its business agreement with Google in January 2025, ceasing all related operations, and initiated the deregistration process in April 2025. See “Risk Factors - Risks Relating to Our Business and Industry - If HQT NETWORK fails to maintain the relationship with Google, its digital marketing services could be materially affected, which in turn could adversely affect our financial condition and results of operations.”

E-commerce Operation Training and Software Support Services

To diversify our revenue sources, in 2021, the Operating Entities started offering services including e-commerce operation training and software support services. The recorded e-commerce operation training courses teach Customers skills and information needed to successfully operate and grow their online shops. The Operating Entities also offer proprietary software tools that facilitate Customers with their day-to-day e-commerce operations, including product shelving, supply chain management, and operational management. For the six months ended March 31, 2025 and 2024, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $0.03 million and $0.13 million, accounting for approximately 0.86% and 2.71% of our total revenue for the respective periods. For the fiscal years ended September 30, 2024, 2023, and 2022, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $220,560, $619,039 and $175,543, accounting for approximately 2.14%, 4.86% and 0.80% of our total revenue for the respective periods.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and were not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

Controlled Company

Our Chairman of the Board of Directors, Mr. Zhihua Wu, owns voting power of 94.29% of our issued and outstanding Ordinary Shares. Mr. Zhihua Wu, as our controlling shareholder, has the ability to determine any matter required to be passed by an ordinary resolution, which will be adopted when approved by a simple majority of votes cast by the shareholders of the Company. Our controlling shareholders will have the ability to at least significantly influence, or in certain cases, control the outcome of a matter required to be passed by a special resolution, which will be adopted when approved by not less than two-thirds of votes cast by the shareholders of the Company.

As a result, we are deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including the requirements that:

●	a majority of our board of directors consist of independent directors;

●	our director nominees be selected or recommended solely by independent directors; and

●	we have a nominating committee and a remuneration committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” and in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F.

Risks Relating to Our Business and Industry

Risks and uncertainties related to our business include, but are not limited to, the following:

●	the Operating Entities operate in a highly-competitive market and their failure to compete effectively could adversely affect their results of operations;

●	our historical performance may not be sustainable or indicative of our future growth and financial results. We cannot guarantee that we will grow our businesses;

●	system interruptions that impair access to the Operating Entities’ software, or other performance failures in its technology infrastructure, could damage their reputation and results of operations;

●	cybersecurity risks and cyber incidents may adversely affect the Operating Entities business by causing a disruption to their operations, a compromise or corruption of their confidential information, misappropriation of assets and/or damage to their business relationships, all of which could negatively impact their business and results of operations; and

●	we have engaged in substantial transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on our business, financial conditions and results of operations.

Risks Relating to our Class A Ordinary Shares and Trading Market

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

●	our dual class structure may be dilutive to the voting power of Class A Ordinary Shareholders.

●	since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholder;

●	if we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected;

●	the market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance; and

●	the price of our Class A Ordinary Shares could be subject to rapid and substantial volatility. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Risks Relating to Doing Business in Hong Kong

The same legal and operational risks associated with operations in mainland China also apply to operations in Hong Kong.

●	the enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact the Hong Kong subsidiaries;

●	the enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement thereof that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of the securities we are registering for sale;

●	there are some political risks associated with conducting business in Hong Kong; and

●	some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations

Risks Relating to Doing Business in Mainland China

Some of our business is conducted in mainland China through the Operating Entities, and therefore, we face risks and uncertainties relating to doing business in mainland China in general, including, but not limited to, the following:

●	changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on the PRC subsidiaries’ business and operations;

●	uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us;

●	you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China;

●	given the Chinese government’s significant oversight and discretion over the conduct of the PRC subsidiaries’ business, the Chinese government may intervene or influence their operations at any time, which could result in a material change in the PRC subsidiaries’ operations and/or the value of our Class A Ordinary Shares the Chinese government may intervene or influence their operations at any time, which could result in a material change in the PRC subsidiaries’ operations and/or the value of our Class A Ordinary Shares;

●	any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless;

●	recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business;

●	the Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirements in the future;

●	recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our ability to continue being listed on Nasdaq;

●	to the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets;

●	the approval of and the filing with the CSRC or other PRC government authorities may be required in connection with this offering, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering;

●	the M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China; and

●	Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 4,000,000 Class A Ordinary Shares. All of the Class A Ordinary Shares, when sold, will be sold by these Selling Shareholders. The Selling Shareholders may sell their Class A Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders.

Class A Ordinary Shares currently issued and outstanding	6,580,000 Class A Ordinary Shares

Class A Ordinary Shares offered by the Selling Shareholders	Up to 4,000,000 Class A Ordinary Shares

Use of proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders (see “Use of Proceeds”).

Risk factors	You should read the “Risk Factors” section starting on page 11 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	“LGCB”.

RISK FACTORS

Investing in our Class A Ordinary Shares involves a high degree of risk. You should carefully consider the risks described in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Current Reports on Form 6-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our Class A Ordinary Shares. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our Class A Ordinary Shares could decline and you could lose part or all of your investment.

Additionally, we are also subject to the following risk factors:

Risks Relating to Our Business and Industry

The Operating Entities operate in a highly-competitive market and their failure to compete effectively could adversely affect their results of operations.

The cross-border e-commerce service provider industry in Japan and China is highly-competitive and rapidly evolving, with many new companies joining the competition in recent years and few leading companies. The Operating Entities primarily compete against offline and online supply chain provider, retailers, and wholesalers, but also increasingly face competition from advertising providers, software support service providers, and other cross-border e-commerce service provider. See “Business - Competition.” The Operating Entities’ current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases, more cost-effective fulfillment capabilities, or greater financial, technical, or marketing resources than they do. Competitors may leverage their brand recognition, experience, and resources to compete with us in a variety of ways, including investing more heavily in research and development and making acquisitions for the expansion of their products. Some of the Operating Entities’ competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies, and devote substantially more resources to their website and platform development than the Operating Entities. In addition, new and enhanced technologies may increase the competition in the cross-border e-commerce service provider market. Increased competition may reduce the Operating Entities’ profitability, market share, customer base, and brand recognition. There can be no assurance that the Operating Entities will be able to compete successfully against current or future competitors, and such competitive pressures could have a material adverse effect on their business, financial condition, and results of operations.

Our historical performance may not be sustainable or indicative of our future growth and financial results. We cannot guarantee that we will grow our businesses.

Our revenues decreased from $4.80 million in the six months ended March 31, 2024 to $3.50 million in the six months ended March 31, 2025. Our revenues decreased from $22.03 million in the fiscal year ended September 30, 2022 to $12.73 million in the fiscal year ended September 30, 2023 and further decreased to $10.29 million for the year ended September 30, 2024, primarily attributable to the decrease of cross-border sales. Our revenues may further decline for a number of possible reasons, some of which are beyond our control, including decreasing consumer spending, increasing competition, declining growth of our overall market or industry, the emergence of alternative business models and changes in rules, regulations, government policies or general economic conditions. Our revenues could be negatively affected by inflationary pressure and changes in the global economic conditions. It is difficult to evaluate our prospects, as we may not have sufficient experience in addressing the risks to which companies operating in rapidly evolving markets may be exposed. If our growth rate declines, our business, financial condition and results of operations may be materially and adversely affected.

System interruptions that impair access to the Operating Entities’ software, or other performance failures in their technology infrastructure, could damage their reputation and results of operations.

The satisfactory performance, reliability and availability of the Operating Entities’ marketplace, software (Linkage ERP System and Honeybee product shelving software), and other technology infrastructures are critical to its reputation and ability to acquire and retain Customers, as well as maintain adequate Customer service levels. For example, if the Linkage ERP System fails or suffers an interruption or degradation of services, the Operating Entities could lose customer data, which could harm their business. The Operating Entities’ systems and operations, including their ability to fulfill Customer orders through their logistics network, are also vulnerable to damage, breakdown, breach or interruption from inclement weather, fire, flood, power loss, telecommunications failure, terrorist attacks, labor disputes, employee error or malfeasance, theft or misuse, cyber-attacks, denial-of-service attacks, computer viruses, ransomware or other malware, data loss, acts of war, break-ins, earthquake and similar events. In the event of a software failure, the failure to maintain back-up resources could take substantial time, during which time the Operating Entities’ sites could be completely shut down. Further, the Operating Entities’ back-up services may not effectively process spikes in demand, may process customers’ requirement more slowly and may not support all of their sites’ functionality.

The Operating Entities may experience periodic system interruptions from time to time. In addition, to remain competitive, the Operating Entities are required to continue to enhance and improve the responsiveness, functionality and features of their marketplace, which is particularly challenging, given the rapid rate at which new technologies, customer preferences and expectations and industry standards and practices are evolving in the e-commerce industry. Accordingly, the Operating Entities redesign and enhance various functions in their marketplace on a regular basis, and they may experience instability and performance issues as a result of these changes. Any slowdown, interruption or performance failure of the Operating Entities’ marketplace and the underlying technology could harm their business, reputation and their ability to acquire, retain and serve Customers, which could materially adversely affect the Operating Entities’ results of operations.

The Operating Entities’ international operations are subject to a variety of legal, regulatory, political and economic risks.

We conduct a substantial majority of our operations through the Operating Entities established in mainland China, Hong Kong, and Japan and we operate one warehouse in Japan. We also plan to venture into the Southeast Asian market. See “Business - Growth Strategies - Grow and Diversify Customer and Merchant Bases, and Seek More Authorized Agency Qualifications of Other Media.” In certain international market segments, the Operating Entities have relatively little operating experience and may not benefit from any first-to-market advantages. It is costly to establish, develop, and maintain international operations, and promote our brand internationally. The Operating Entities’ international operations may not become profitable on a sustained basis.

In addition, the Operating Entities’ international sales and operations are subject to a number of risks, mainly including (i) local economic, inflation and political conditions; (ii) government regulation (such as regulation of our product and service offerings and of competition); restrictive governmental actions (such as trade protection measures, including export duties and quotas and custom duties and tariffs); nationalization; and restrictions on foreign ownership; (iii) restrictions on sales or distribution of certain products or services and uncertainty regarding liability for products, services, and content, including uncertainty as a result of less Internet-friendly legal systems, local laws, lack of legal precedents, and varying rules, regulations, and practices regarding the physical and digital distribution of media products and enforcement of intellectual property rights; (iv) business licensing or certification requirements; (v) limitations on the repatriation and investment of funds and foreign currency exchange restrictions; (vi) limited fulfillment and technology infrastructure; (vii) shorter payable and longer inventory and receivable cycles and the resultant negative impact on cash flow; (viii) laws and regulations regarding consumer and data protection, privacy, network security, encryption, payments, advertising, and restrictions on pricing or discounts; (ix) lower levels of use of the Internet; (x) lower levels of consumer spending and fewer opportunities for growth compared to the China, Japan or other Asian nations; (xi) different employee/employer relationships and the existence of works councils and labor unions; (xii) laws and policies of the U.S. and other jurisdictions affecting trade, foreign investment, loans, and taxes; and (xiii) geopolitical events, including pandemics, war and terrorism.

As international physical, e-commerce, and omni-channel retail and other services grow, competition will intensify, including through adoption of evolving business models. Local companies may have a substantial competitive advantage because of their greater understanding of, and focus on, local customers, as well as their more established local brand names. The inability to hire, train, retain, and manage sufficient required personnel may limit the Operating Entities’ international growth.

If the Operating Entities fail to maintain and expand our relationships with suppliers, our revenues and results of operations will be harmed.

The Operating Entities have no long-term supply agreements arrangements with major suppliers and, therefore, the Operating Entities’ success depends on maintaining good relationships with their major suppliers. The Operating Entities’ business depends to a significant extent on the willingness and ability of their suppliers to supply them with a sufficient selection and volume of products to stock product collection. Some of their suppliers that have many other clients may not have the capacity to supply the Operating Entities with sufficient merchandise to keep pace with their growth plans. Any of the Operating Entities’ suppliers could in the future decide to scale back or end its relationship with the Operating Entities and strengthen its relationship with the Operating Entities’ competitors, which could negatively impact the revenue we earn from the sale of products from such supplier. If the Operating Entities fail to maintain strong relationships with their existing suppliers, or fail to continue acquiring and strengthening relationships with additional suppliers, the Operating Entities’ ability to obtain a sufficient amount and variety of merchandise on reasonable terms may be limited, which could have a negative impact on their competitive position.

During the six months ended March 31, 2025, four suppliers accounted for approximately 19.43%, 17.61%, 14.81% and 10.74% of the Operating Entities’ total purchases.   During the fiscal year ended September 30, 2024, two suppliers accounted for approximately 15.39% and 10.74% of the Operating Entities’ total purchases. During the fiscal year ended September 30, 2023, three suppliers accounted for approximately 17.52%, 17.02% and 11.04% of the Operating Entities’ total purchases, respectively. During the fiscal year ended September 30, 2022, two suppliers accounted for approximately 20.59% and 15.97% of the Operating Entities’ total purchases, respectively. The loss of or a reduction in the amount of merchandise made available to the Operating Entities by any one of these key suppliers, or by any of their other suppliers, could have an adverse effect on the Operating Entities’ business.

If HQT NETWORK fails to maintain the relationship with Google, its digital marketing services could be materially affected, which in turn could adversely affect our financial condition and results of operations.

The revenue from digital marketing services decreased from USD0.13 million for the six months ended March 31, 2024 to USD0.08 million for the six months ended March 31, 2025, because the company finished its business agreement with Google in January 2025, ceasing all related operations, and initiated the deregistration process in April 2025. For the fiscal years ended September 30, 2024, 2023 and 2022, all the revenue in digital marketing services came from the commissions of Google was $0.31 million, $1.53 million, $3.95 million, accounting for approximately 3.03%, 11.99% and 17.91% of our total revenue for the respective years.

HQT NETWORK typically enters into agency agreement with Google with a term of one year, and its currently effective agency agreement with Google expires on January 1, 2025. Pursuant to the agency agreement currently in effect, HQT NETWORK is responsible for identifying and procuring Merchants who then purchase ad inventory from the Google platforms, facilitating the transaction process, and assisting with advertisement deployment in Mainland China and Hong Kong. As Google’s authorized agency, HQT NETWORK’s relationship with Google is mainly governed by the agency agreement which provides for, among other things, credit periods and the commission polices offered to HQT NETWORK. Either party to the agency agreement may terminate the agreement upon a 30-day advance written notice, and Google may unilaterally terminate the agreement if HQT NETWROK fails to perform certain obligations specified therein. Any failure to enter into a new agency agreement with Google upon expiration of the current term or any termination of the agreement with Google may have a material adverse impact on the results of HQT NETWORK’s digital marketing services, which in turn could adversely affect our financial condition and results of operations. For a detailed description of the material terms of our agency agreement with Google and the commissions offered by Google, see “Business - Digital Marketing - Agency agreement with Google.”

There are a number of factors, including HQT NETWORK’s performance, which could cause the loss of, or decrease in the volume of digital marketing business from. Even though we believe HQT NETWORK has a strong record of performance in digital marketing services, we cannot assure you that HQT NETWORK will continue to maintain the business cooperation with Google at the same level, or at all. The loss of business from Google, or any downward adjustment of the rates of commissions paid by Google, could materially and adversely affect HQT NETWORK’s digital marketing services, which in turn could adversely affect our financial condition and results of operations. Furthermore, if Google terminates its relationship with HQT NETWORK, we cannot assure you that HQT NETWORK will be able to secure an alternative arrangement with comparable media in a timely manner, or at all.

The Operating Entities rely on third-party manufacturers to produce their private label smart products and problems with, or loss of, these manufacturers could harm the Operating Entities’ business and operating results.

The Operating Entities entrust third parties to manufacture their private label smart products which the Operating Entities sell to Customers. The Operating Entities offer approximately 211 SKUs of private label smart electronics from qualified third-party manufacturers in a timely and efficient manner. For the six months ended March 31, 2025, we were materially dependent upon two third-party manufacturers for the production of private label smart products; namely, Shenzhen Huajue Communication Co., Ltd.(“Shenzhen Huajue”) and Shenzhen RB-LINK Intelligent Technology Co., Ltd. (“Shenzhen Ruibao”), each contributing to more than 5% of our total manufacturing fees paid during the reporting period.   For the fiscal year ended September 30, 2024, we were materially dependent upon two third-party manufacturers for the production of private label smart products; namely, Dongguan Pinmi Electronic Technology Co., Ltd. (“Dongguan Pinmi”), and Shenzhen Huajue Communication Co., Ltd. (“Shenzhen Huajue”) each contributing to more than 5% of our total manufacturing fees paid during the reporting period. And for the fiscal year ended September 30, 2023 and 2022, we were materially dependent upon three third-party manufacturers for the production of private label smart products; namely, Shenzhen Luoxi Technology Co., Ltd. (“Shenzhen Luoxi”), Shenzhen Huajue Communication Co., Ltd. (“Shenzhen Huajue”), and Shenzhen Weiermei Intelligent Technology Co., Ltd. (“Shenzhen Weiermei”), each contributing to more than 5% of our total manufacturing fees paid during each of the reporting periods. Political and economic instability, global or regional adverse conditions, such as pandemics or other disease outbreaks or natural disasters, the financial stability of third-party manufacturers, third-party manufacturers’ ability to meet the Operating Entities’ standards, labor problems experienced by third-party manufacturers, the availability or cost of raw materials, merchandise quality issues, currency exchange rates, trade tariff developments, transport availability and cost, including import-related taxes, transport security, inflation, and other factors relating to the Operating Entities’ third-party manufacturers are beyond their control.

Under certain circumstances, the agreements entered into with such third-party manufacturers may lapse, in the event the third-party manufacturers determine not to renew such agreements. For example, our agreements with the major third-party manufacturers identified above, namely Shenzhen Huajue, Shenzhen Luoxi and Shenzhen Weiermei, will be automatically renewed for additional one-year terms, unless a party has provided a three-month advance written notice to the other party prior to the expiration of the term. See “Business - Business Model - Product Selection - Product Offerings - Our Private Label Smart Electronics” on page 58 for detailed descriptions of the material terms of our agreements with major third-party manufacturers. In the event that any of such third parties determines to not to renew by providing such advance written notice, there can be no assurance that the Operating Entities will be able to obtain a replacement in a timely manner, or at all, which may affect our business, financial condition, and results of operations. The Operating Entities’ ability to develop and maintain relationships with reputable third-party manufacturers and offer high quality merchandise to Customers is critical to the Operating Entities’ success. If the Operating Entities are unable to develop and maintain relationships with third-party manufacturers that would allow them to offer a sufficient amount and variety of quality merchandise on acceptable commercial terms, the Operating Entities’ ability to satisfy Customers’ needs, and therefore the Operating Entities’ long-term growth prospects, may be materially adversely affected.

We also are unable to predict whether any of the countries in which the Operating Entities’ products are currently manufactured or may be manufactured in the future will be subject to new, different, or additional trade restrictions imposed by the U.S. or foreign governments or the likelihood, type or effect of any such restrictions. Any event causing a disruption or delay of exports from products, including the imposition of additional export restrictions, restrictions on the transfer of funds or increased tariffs or quotas, could increase the cost or reduce the supply of merchandise available to Customers and materially adversely affect the Operating Entities’ financial performance as well as their reputation and brand.

If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

As we continue to expand, our continued growth could strain our existing resources, and we could experience ongoing challenges, including (i) managing our operational, administrative and financial capabilities and other resources; (ii) managing our brand portfolio, including further expanding our private label offerings, products and services; (iii) expanding marketing channels and deepening end customer outreaches; (iv) staying abreast of the evolving industry demands and market developments and catering to consumers’ changing tastes; (v) developing and applying technologies necessary to support our expanded operations; (vi) responding to changes in the regulatory environment; (vii) exploring new market opportunities such as new monetization channels; and (viii) addressing other challenges resulting from our expansion.

All efforts to address the potential challenges on our way to expansion require significant managerial, financial and human resources. We cannot assure you that we will be able to effectively or timely address operating difficulties and challenges to keep up with our growth. If we are unable to successfully address these difficulties, risks and uncertainties, our business, financial conditions and results of operations could be materially and adversely affected.

We may be unsuccessful in expanding and operating our business internationally, which could adversely affect our results of operations.

We plan to selectively launch our integrated e-commerce related services in other countries in Southeast Asia during the next two years, starting from markets such as Thailand, Malaysia, and Indonesia. The entry and operation of our business in these markets could cause us to be subject to unexpected, uncontrollable, and rapidly changing events and circumstances outside Japan and China. As we grow our international operations in the future, we may need to recruit and hire new product development, sales, marketing, and support personnel in the countries in which we will launch our services or otherwise have a significant presence. Entry into new international markets typically requires the establishment of new marketing channels. Our ability to continue to expand into international markets involves various risks, including the possibility that our expectations regarding the level of returns we will achieve on such expansion will not be achieved in the near future, or ever, and that competing in markets with which we are unfamiliar may be more difficult than anticipated. If we are less successful than we expect in a new market, we may not be able to realize an adequate return on our initial investment and our operating results could suffer.

Our international operations may also fail due to other risks inherent in foreign operations, including:

●	varied, unfamiliar, unclear, and changing legal and regulatory restrictions, including different legal and regulatory standards applicable to cross-border e-commerce market;

●	compliance with multiple and potentially conflicting regulations in other countries in Southeast Asia;

●	difficulties in staffing and managing foreign operations;

●	longer collection cycles;

●	different intellectual property laws that may not provide consistent and/or sufficient protections for our intellectual property;

●	proper compliance with local tax laws, which can be complex and may result in unintended adverse tax consequences;

●	difficulties in enforcing agreements through foreign legal systems;

●	fluctuations in currency exchange rates that may affect service demand and may adversely affect the profitability in U.S. dollars, RMB, or JPY of services provided by us in foreign markets where payment for our services is made in the local currency;

●	changes in general economic, health, and political conditions in countries where our services are provided;

●	disruptions caused by acts of war;

●	potential labor strike, lockouts, work slowdowns, and work stoppages; and

●	different consumer preferences and requirements in specific international markets.

Our current and any future international expansion plans will require management attention and resources and may be unsuccessful. We may find it impossible or prohibitively expensive to continue expanding internationally or we may be unsuccessful in our attempt to do so, and our results of operations could be adversely impacted.

If the Operating Entities cannot retain, attract, and motivate key personnel, the Operating Entities may be unable to effectively implement their business plan.

The Operating Entities’ success depends in large part upon their ability to retain, attract, and motivate highly skilled management, research and development, marketing, and sales personnel. The loss of and failure to replace key technical management and personnel could adversely affect multiple development efforts. Recruitment and retention of senior management and skilled technical, sales and other personnel is very competitive, and we may not be successful in either attracting or retaining such personnel. The Operating Entities may lose key personnel to other high technology companies, and many larger companies with significantly greater resources than us may aggressively recruit, key personnel. In addition, due to the intense competition for qualified employees, the Operating Entities may be required to, and have had to, increase the level of compensation paid to existing and new employees, which could materially increase the Operating Entities’ operating expenses.

The Operating Entities may not be successful in optimizing their warehouse and fulfillment network.

As of March 31, 2025, the Operating Entities had one warehouse in Japan. Failures to adequately predict Customers demand or otherwise optimize and operate the Operating Entities’ fulfillment network successfully from time to time result in excess or insufficient fulfillment capacity, increased costs and impairment charges, any of which could materially harm the Operating Entities’ business. As the Operating Entities continue to add warehouses and fulfillment capability, their fulfillment and logistics networks become increasingly complex and operating them becomes more challenging. There can be no assurance that the Operating Entities will be able to operate their networks effectively.

In addition, failure to optimize inventory in the Operating Entities’ fulfillment network increases their net shipping costs by requiring long-zone or partial shipments. The Operating Entities may be unable to adequately staff their warehousing network and customer service centers. As the Operating Entities maintain the inventory of other companies, the complexity of tracking inventory and operating their fulfillment network has further increased. The Operating Entities’ failure to properly handle such inventory or the inability of the other businesses on whose behalf the Operating Entities’ perform inventory fulfillment services to accurately forecast product demand may result in the Operating Entities being unable to secure sufficient storage space or to optimize their warehouses and fulfillment network or cause other unexpected costs and other harm to the Operating Entities’ business and reputation.

Damage to the Operating Entities’ brand image could have a material adverse effect on their growth strategy and their business, financial condition, results of operations and prospects.

Maintaining and enhancing the Operating Entities’ brand is critical to expanding the Operating Entities’ base of Customers and Merchants, including attracting more Customers and Merchants to use the Operating Entities’ services. The ability to maintain and enhance the Operating Entities’ brand depends largely on the Operating Entities’ ability to maintain Customer and Merchant confidence in product and service offerings, including by offering good quality products for Customers to sell on third-party e-commerce platforms and providing high qualified comprehensive cross-border e-commerce services to them, or delivering satisfactory digital marketing service for the Merchants. If third-party e-commerce platforms, Customers, or Merchants do not have a satisfactory experience with the Operating Entities’ products or services, such third-party e-commerce platforms, Customers or Merchants may seek out alternatives from the Operating Entities’ competitors and may not return to the Operating Entities in the future, or at all.

In addition, unfavorable publicity regarding, for example, the Operating Entities’ practices relating to privacy and data protection, product quality, delivery problems, competitive pressures, litigation or regulatory activity, could seriously harm the Operating Entities’ reputation. Such negative publicity also could have an adverse effect on the size, engagement, and loyalty of Customer and Merchant bases and result in decreased total revenues, which could adversely affect the Operating Entities’ business, financial condition and results of operations. A significant portion of Customers’ brand experience also depends on third parties outside of the Operating Entities’ control, including third-party e-commerce platforms, carrier and freight service providers and other third-party delivery agents. If these third parties do not meet the Operating Entities’ or Customers’ expectations, the Operating Entities’ brands may suffer irreparable damage.

Customers and/or Merchants complaints or negative publicity about the Operating Entities’ marketplace, products, services, delivery times, company practices, employees, customer data handling and security practices or customer support, especially on social media websites and in the Operating Entities’ marketplace, could rapidly and severely diminish Customers, Merchants, and third-party e-commerce platforms confidence in the Operating Entities and result in harm to their brands.

The Operating Entities’ efforts to launch new products or services may not be successful.

The Operating Entities’ business success depends to some extent on their ability to launch new products and services and expand existing offerings into new geographies. For example, the Operating Entities expanded into Japan for our warehouse services in 2020, and launched Linkage ERP System in 2022. Launching new products and services or expanding internationally requires significant upfront investments, including investments in marketing, information technology, and additional personnel. Expanding the Operating Entities’ service offerings internationally is particularly challenging because it requires the Operating Entities to gain country-specific knowledge about consumers, regional competitors and local laws, and customize portions of our technology for local markets. The Operating Entities may not be able to generate satisfactory revenues from these efforts to offset these costs. Any lack of market acceptance of the Operating Entities’ efforts to launch new services or to expand their existing offerings could have a material adverse effect on the Operating Entities’ business, financial condition and results of operations. Further, as the Operating Entities continue to expand their fulfillment capability or add new businesses with different requirements, the Operating Entities’ warehouse networks become increasingly complex and operating them becomes more challenging. There can be no assurance that the Operating Entities will be able to operate their networks effectively.

The Operating Entities have also entered and may continue to enter into new markets in which the Operating Entities have limited or no experience, which may not be successful or appealing to Customers. These activities may present new and difficult technological and logistical challenges, and resulting service disruptions, failures or other quality issues may cause Customers’ dissatisfaction and harm the Operating Entities’ reputation and brand. Further, the Operating Entities’ current and potential competitors in new market segments may have greater brand recognition, financial resources, longer operating histories and larger customer bases than the Operating Entities do in these areas. As a result, the Operating Entities may not be successful enough in these newer areas to recoup our investments in them. If this occurs, the Operating Entities’ business, financial condition and results of operations may be materially adversely affected.

Real or perceived errors, failures or bugs in the Operating Entities’ services, software or technology could adversely affect their business, financial condition and results of operations.

Undetected real or perceived errors, failures, bugs or defects may be present or occur in the future in the Operating Entities’ solutions, software or technology or the technology or software the Operating Entities license from third parties, including open-source software. Despite testing by the Operating Entities, real or perceived errors, failures, bugs or defects may not be found until Customers use the Operating Entities’ services. Real or perceived errors, failures, bugs or defects in the Operating Entities’ solutions could result in negative publicity, loss of or delay in market acceptance of the Operating Entities’ services and harm to the Operating Entities’ brand, weakening of their competitive position, claims by Customers for losses sustained by them or failure to meet the stated service level commitments in Customer agreements. In such an event, the Operating Entities may be required, or may choose, for customer relations or other reasons, to expend significant additional resources in order to help solve the problem. Any real or perceived errors, failures, bugs or defects in the Operating Entities’ services could also impair their ability to attract new Customers, retain existing Customers or expand their use of the Operating Entities’ services, which could adversely affect the Operating Entities’ business, financial condition and results of operations.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

We may require additional cash capital resources in order to fund future growth and the development of our businesses, including expansion of our e-commerce platform, our third-party logistics services and any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, governmental regulations over foreign investment and the e-commerce and logistics services industries. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity-linked securities could result in significant dilution to our existing shareholders.

The Operating Entities’ business may be affected by increases in rental expenses or the termination of leases of their warehouse and offices.

The Operating Entities’ lease properties to operate all of warehouse and offices. The Operating Entities may also not be able to successfully extend or renew such leases prior to expiration, on commercially reasonable terms or at all, and may be forced to relocate the affected operations. Such relocation may disrupt the Operating Entities’ operations and result in significant relocation expenses, which could adversely affect the Operating Entities’ business, financial condition and results of operations. The Operating Entities may not be able to locate desirable alternative sites for their facilities as their business continues to grow and failure in relocating their operations when required could adversely affect their business and operations. In addition, the Operating Entities compete with other businesses for premises at certain locations or of desirable sizes. Even if the Operating Entities are able to extend or renew the respective leases, rental payments may significantly increase as a result of the high demand for the leased properties.

If the Operating Entities cannot successfully protect their intellectual property and exclusive rights, the Operating Entities’ brand and business would suffer.

The Operating Entities rely on a combination of trademark, copyright, domain name and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect their intellectual property rights and other exclusive rights. The Operating Entities also enter into agreements containing confidentiality obligations with their employees and any third parties who may access the Operating Entities’ proprietary technology and information, and the Operating Entities rigorously control access to their proprietary technology and information.

Nevertheless, we cannot guarantee that we can successfully protect the Operating Entities’ intellectual property and exclusive rights from unauthorized usage by third parties or breach of confidentiality obligations by our counterparties. For example, there could be other online stores imitating or copying the Operating Entities’ self-designed products without their prior consent, which may harm the Operating Entities’ reputation and operations. Furthermore, a third-party may take advantage of the “first-to-file” trademark registration system in China to register the Operating Entities’ brands in bad faith, which will cause the Operating Entities to incur additional costs for legal actions. Moreover, confidentiality obligations may be breached by counterparties, and there may not be adequate remedies available to the Operating Entities for any such breach. Accordingly, the Operating Entities may not be able to effectively protect our intellectual property rights and exclusive rights or to enforce our contractual rights in China or elsewhere.

In addition, policing any unauthorized use of the Operating Entities’ intellectual property and exclusive rights is difficult, time-consuming and costly. The precaution steps the Operating Entities have taken for protecting their rights may be inadequate. In the event that the Operating Entities resort to litigation to enforce their intellectual property rights and exclusive rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that the Operating Entities will prevail in such litigation or that the Operating Entities would be able to halt any unauthorized use of their intellectual property and exclusive rights. In addition, the Operating Entities’ trade secrets may be leaked to, or be independently discovered by, their competitors. Any failure in protecting or enforcing the Operating Entities’ intellectual property rights could have a material adverse effect on the Operating Entities’ business, financial condition and results of operations.

The Operating Entities may be accused of infringing, misappropriating or otherwise violating the intellectual property rights of third parties.

We cannot assure you that the Operating Entities’ product design, offerings, or technologies do not or will not infringe upon copyrights or other intellectual property rights (including, but not limited to, trademarks, patents and know-how) held by third parties. For example, the design of third-party products and the Operating Entities’ products may be similar and result in intellectual property disputes. Nor can we assure you that the Operating Entities’ use of software or any other intellectual properties in business and operation will not be alleged by any third party as infringement resulting from lack of licenses. If any third-party infringement claims are brought against the Operating Entities, they may be forced to divert management’s time and other resources from their business and operations to defend against these claims. The Operating Entities may also be prohibited from using such intellectual property or relevant content. As a result, the Operating Entities may incur licensing or usage fees, develop alternatives of our own, or even need to pay damages, legal fees and other costs. Even if such assertions against the Operating Entities are unsuccessful, they may cause the Operating Entities to lose existing and future business and incur reputational harm and substantial legal fees. As a result, the Operating Entities’ reputation may be harmed and their business and financial performance may be materially and adversely affected.

The Operating Entities are subject to legal and regulatory proceedings from time to time in the ordinary course of their business.

The Operating Entities have not been subject to any material allegations or complaints in the past, but they may be involved in legal and other disputes in the ordinary courses of their business, including allegations against the Operating Entities for potential infringement of third-party copyrights or other intellectual property rights, as well as Customers’ complaints in relation to the Operating Entities’ refund policy, the quality of their services, data security and other dissatisfaction. The Operating Entities might also be involved in governmental investigations for advertisements or content posted on the Operating Entities’ websites or Linkage ERP System or accounts or other aspect of the Operating Entities’ business operation in the future. Any claims against the Operating Entities, with or without merit, could be time-consuming and costly to defend or litigate, divert the Operating Entities’ management’s attention and resources or harm their brand equity. If a lawsuit or governmental proceeding against the Operating Entities is successful, they may be required to pay substantial damages or fines. The Operating Entities may also lose, or be limited in, the rights to offer some of the Operating Entities’ products and services or be required to make changes to the Operating Entities’ product and service offerings or business model. As a result, the scope of the Operating Entities’ product and service offerings could be reduced, which could adversely affect the Operating Entities ability to attract new Customers and Merchants, harm the Operating Entities’ reputation and have a material adverse effect on the Operating Entities’ business, financial condition and results of operations.

Moreover, now that we have become public company, we expect our public profile to increase, which may result in increased litigation as well as increased public awareness of any such litigation. There is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we or the Operating Entities are subject, which increases the risk that we or the Operating Entities will be subject to claims alleging violations of those laws and regulations. In the future, the Operating Entities may also be accused of having, or be found to have, infringed, misappropriated or otherwise violated third-party intellectual property rights.

The Operating Entities’ insurance coverage may not be sufficient to cover all the risks which their operations are exposed to and therefore the Operating Entities are susceptible to significant liabilities.

The Operating Entities have purchased property insurance covering their warehouse in Japan and to insure the authenticity and quality of products and maintain a few other insurances to manage unexpected risks during their operations. See “Business - Insurance.” However, we cannot assure you that the Operating Entities’ insurance coverage is sufficient to prevent the Operating Entities from any losses or that the Operating Entities will be able to successfully claim for losses under the Operating Entities’ current insurance policies on a timely basis, or at all. In addition, the Operating Entities do not maintain business interruption insurance, product liability insurance, general third-party liability insurance or key man insurance. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect the Operating Entities’ results of operations and financial condition.

The PRC subsidiaries have not made adequate social insurance and housing provident fund contributions for all employees, as required by PRC regulations, which may subject them to penalties.

According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. The requirements to make contributions with respect to the social insurance and housing provident funds have not been implemented consistently by the local governments in China, given the different levels of economic development in different locations. The PRC subsidiaries have been making social insurance payments for employee benefits of at least the minimum wage level for all eligible employees; however, the applicable PRC laws and regulations regarding employee benefits stipulate that employers shall be responsible for making payments based on the actual wages paid to employees. With respect to the underpaid employee benefits, the PRC subsidiaries may be required to make up the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. If they fail to make up for any shortfall within the prescribed time limit, the relevant administrative authorities will impose a fine of one to three times the outstanding amount upon the PRC subsidiaries. With respect to housing fund plans, the PRC subsidiaries may be required to pay and deposit housing provident funds in full and on time within the prescribed time limit. If the PRC subsidiaries fail to do so, the relevant authorities could file applications to competent courts for compulsory enforcement of payment and deposit.

As of the date of this prospectus, the PRC subsidiaries have not received any notices from local authorities or any requests from the employees in this regard. However, if the relevant PRC authorities determine that the PRC subsidiaries in China shall be required to make supplemental social insurance and housing fund contributions or that the PRC subsidiaries in China are subject to fines and legal sanctions in relation to their failure to make social insurance and housing fund contributions in full for their employees, their business, financial condition, and results of operations may be adversely affected.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

We intend to facilitate the overseas business development. The U.S. Foreign Corrupt Practices Act and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Practices in the local business communities of many countries outside the United States have a level of government corruption that is greater than that found in the developed world. Our policies mandate compliance with these anti-bribery laws and we have established policies and procedures designed to monitor compliance with these anti-bribery law requirements; however, we cannot assure you that our policies and procedures will protect us from all potential reckless or criminal acts committed by individual employees or agents. If we are found to be liable for anti-bribery law violations, we could suffer from criminal or civil penalties or other sanctions that could have a material adverse effect on our business.

Cybersecurity risks and cyber incidents may adversely affect the Operating Entities business by causing a disruption to their operations, a compromise or corruption of their confidential information, misappropriation of assets and/or damage to their business relationships, all of which could negatively impact their business and results of operations.

Cyber incidents may result in disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs and litigation and damage to the Customers and the Merchants. As the Operating Entities’ reliance on technology has increased, so have the risks posed to their information systems, both internal and those the Operating Entities have outsourced. Any processes, procedures and internal controls that the Operating Entities implement, as well as their increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that the Operating Entities’ financial results, operations, business relationships, confidential information or price of the common stock will not be negatively impacted by such an incident.

Insider or employee cyber and security threats are increasingly a concern for all companies, including the Operating Entities. In addition, social engineering and phishing are a particular concern for companies with employees. The Operating Entities are continuously working to deploy information technology systems and to provide employee awareness training around phishing, malware and other cyber risks to ensure that the Operating Entities are protected against cyber risks and security breaches. Such technology and training, however, may not be sufficient to protect the Operating Entities and the Customers and the Merchants from all risks.

Currently, the Customers and the Merchants use third-party vendors to assist them with their network and information technology requirements. While the Customers and the Merchants carefully select these third-party vendors, we cannot control their actions. Any problems caused by these third parties, including those resulting from breakdowns or other disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, cyber-attacks and security breaches at a vendor could adversely affect the Operating Entities business and results of operations.

Our board of directors have adopted certain measures to address any cybersecurity threats and mitigate any cybersecurity risks, including, among other things, setting up internal cybersecurity risks control protocols, monitoring industry-wide cybersecurity incidents, monitoring our networks and systems in real time to detect and mitigate potential security threats and vulnerabilities, evaluating the qualifications of third-party business partners and any cybersecurity risks we bear that may result directly or indirectly from such third-party partners, holding regular internal training sessions to increase cybersecurity awareness, and periodically evaluating and enhancing the network security strategy to adapt to the evolving technological landscape. See “Management - Board Oversight of Cybersecurity Risks.” Notwithstanding the foregoing, we cannot assure you that these measures will be effective in addressing any cybersecurity threats or mitigating any cybersecurity risks we face. In the event that the Operating Entities are unable to adequately address the cybersecurity risks, their operations might suffer, and our results of operations and financial condition may be materially and adversely affected.

We have engaged in substantial transactions with related parties, and such transactions present possible conflicts of interest that could have a material and adverse effect on our business, financial conditions and results of operations.

We have entered into a substantial number of transactions with certain related parties, including Ms. Xiaoyu Qi, the spouse of Zhihua Wu, our chief executive officer and director, Mr. Fuyunishiki Ryo, our director, Mr. Zhihua Wu, our chief executive officer and director, Shunyu Wu, head of our digital marketing sales department, and Ishiyama Real Estate Co. Ltd., an investee of our company. As of March 31, 2025 and 2024, the amounts due to related parties were nil, and $314,544, respectively, consisting of expenses paid by certain related parties on our behalf and proceed of interest-free loan from related parties. As of September 30, 2024, 2023 and 2022, (i) the amounts due to related parties were $314,544, $1,413,604, and $1,273,832, respectively, consisting of expenses paid by certain related parties on our behalf and proceed of interest-free loan from related parties; and (ii) the amounts due from related parties were nil, nil and $34,552, respectively, consisting of repayment to (receivable from) related parties. For the fiscal years ended September 30, 2024, 2023 and 2022, expenses paid on behalf of the Company by related parties were $446,469, $1,728,398 and $1,424,460, respectively, and proceed of interest-free loan from related parties were $3,031,467, nil and nil, respectively. In addition, repayment to (receivable from) related parties were $4,593,092, $35,990 and $34,552, respectively. For details, see “Item 7. Major Shareholders and Related Party Transactions - A. Related Party Transactions.” We may in the future enter into additional transactions with entities in which members of our management, board of directors and other related parties hold ownership interests.

Transactions with these related parties present potential for conflicts of interest, as the interests of related parties may not align with the interests of our shareholders. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as the treatment of events of default.

The audit committee within our board of directors is responsible for reviewing and approving all material related party transactions. We rely on the laws of the Cayman Islands, which provides that directors owe a duty of care and a duty of loyalty to our Company. Under the laws of the Cayman Islands, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonable prudent person would exercise in comparable circumstances. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties and these transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions or other litigation.

Fluctuation of the value of the Japanese yen against certain foreign currencies may have a material adverse effect on the results of our operations.

Some of our foreign operations’ functional currencies are not the JPY, and the financial statements of such foreign operations prepared initially using their functional currencies are translated into JPY. Since the currency in which sales are recorded may not be the same as the currency in which expenses are incurred, foreign exchange rate fluctuations may materially affect our results of operations. During the six months ended March 31, 2025 and 2024, 87.68% and 27.14%, respectively, of our revenue was derived from markets outside of Japan. During the fiscal years ended September 30, 2024, 2023 and 2022, 60.14%, 31.29% and 25.03%, respectively, of our revenue was derived from markets outside of Japan. We expect that an increasing portion of our revenue and expenses in the future will be denominated in currencies other than the Japanese yen. Accordingly, our consolidated financial results and assets and liabilities may be materially affected by changes in the exchange rates of foreign currencies in which we conduct our business.

Failure to obtain and maintain required licenses and permits or to comply with regulations regarding liquor, pharmaceuticals, medical devices, secondhand goods, or other regulations could lead to the loss of the Operating Entities’ liquor, pharmaceutical, and other licenses and, thereby, harm the Operating Entities’ business, financial condition, or results of operations.

The sale of liquor, pharmaceuticals, medical devices, and secondhand products are subject to various government regulations in the markets in which the Operating Entities’ products are sold. In addition, such regulations are subject to change from time to time. The failure to obtain and maintain licenses, permits, and approvals relating to such regulations could adversely affect the Operating Entities’ business, financial condition, or results of operations. Licenses may be revoked, suspended, or denied renewal for cause at any time if governmental authorities determine that the Operating Entities’ conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses, permits, and approvals could adversely affect the Operating Entities, which could adversely affect the Operating Entities’ business, financial condition, or results of operations.

The Operating Entities may be subject to product liability claims if Customers are harmed by the products sold through the Operating Entities’ distribution channels.

The Operating Entities sell products manufactured by third parties, some of which may be defectively designed or manufactured. Sales and distributions of products to Customers could expose the Operating Entities to product liability claims relating to quality and may require product recalls or other actions. Third parties that suffered such injury may bring claims or legal proceedings against the Operating Entities as the seller of the products. Although the Operating Entities would have legal recourse against the manufacturers or suppliers of such products under Japanese law, attempting to enforce our rights against the manufacturers or suppliers may be expensive, time-consuming, and ultimately futile. Defective, inferior, or counterfeit products or negative publicity as to personal injury caused by products the Operating Entities sell may adversely affect consumer perceptions of our Company or the Operating Entities’ products, which could harm our reputation and brand image. In addition, the Operating Entities do not currently maintain any third-party liability insurance or product liability insurance with respect to the products they sell. As a result, any material product liability claim or litigation could have a material adverse effect on the Operating Entities’ business, financial condition, and results of operations. Even unsuccessful claims could result in the expenditure of funds and management time and effort in defending them and could have a negative impact on the Operating Entities’ reputation and results of operations.

Risks Relating to our Class A Ordinary Shares and Trading Market

Our dual class structure may be dilutive to the voting power of Class A Ordinary Shareholders.

On October 11, 2024, at the annual general meeting, to implement a dual class structure, our shareholders approved (i) an ordinary resolution that the Company’s authorized share capital be amended from US$50,000 divided into 200,000,000 Shares of a par value of US$0.00025 each to US$50,000 divided into 195,000,000 Class A ordinary shares of par value US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each, and (ii) a special resolution to amend and restate the Company’s then-effective Amended and Restated Memorandum and Articles of Association to reflect the revised authorized share capital of the Company and the terms of the Class A ordinary shares and Class B ordinary shares.

On January 27, 2025, at an extraordinary general meeting of holders of Class A ordinary shares, the holders of Class A ordinary shares of the Company approved, as a special resolution, the variation of the rights attaching to Class A ordinary shares of par value US$0.00025 each resulting from the number of votes holders of Class B ordinary shares of par value US$0.00025 each are entitled to cast on a poll being increased from 20 votes to 100 votes for each Class B Ordinary Share they hold. On the same date, at an extraordinary general meeting of all shareholders, our shareholders approved, among other things, as an ordinary resolution, that the authorized share capital of the Company be immediately increased from US$50,000 divided into 195,000,000 Class A ordinary shares with a par value of US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each to US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.00025 each and 20,000,000 Class B ordinary shares with a par value of US$0.00025 each.

On March 10, 2025, at an annual general meeting of the Company, our shareholders, among other things, passed an ordinary resolution (conditional upon the approval of our board in its sole discretion, with effect as of the date the board may determine) approving that the authorized, issued, and outstanding shares of the Company be consolidated by consolidating each 100 Shares of the Company, or such lesser whole share amount as the board may determine in its sole discretion, such amount not to be less than 2, into 1 Share of the Company, with such consolidated shares having the same rights and being subject to the same restrictions (save as to nominal value) as the existing shares of such class as set out in the Company’s memorandum and articles of association. On March 21, 2025, our board passed a resolution to affect share consolidation on April 7, 2025. According to board resolution, the Company has affected share consolidation on a 10 for 1 ratio, resulting in an authorized share capital of $2,500,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 2,000,000 Class B Ordinary Shares of par value US$0.0025 each.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights and privileges except for voting and conversion rights. In respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder. Each one (1) Class B Ordinary Share is convertible into one (1) Class A Ordinary Share. Class A Ordinary Shares are not convertible into shares of any other class.

The dual class structure of our ordinary shares has the effect of concentrating voting control with holders of Class B Ordinary Shares. Our Class B Ordinary Shares have stronger voting power than our Class A Ordinary Shares and certain existing shareholders have substantial influence over our Company and their interests may not be aligned with the interests of our other shareholders.

Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Our Chairman of the Board of Directors, Mr. Zhihua Wu, owns voting power of 94.29% of our issued and outstanding Ordinary Shares. As a result, Mr. Zhihua Wu, as our controlling shareholder, has the ability to determine any matter required to be passed by an ordinary resolution, which will be adopted when approved by a simple majority of votes cast by the shareholders of the Company. Our controlling shareholders have the ability to at least significantly influence, or in certain cases, control the outcome of a matter required to be passed by a special resolution, which will be adopted when approved by not less than two-thirds of votes cast by the shareholders of the Company. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A Ordinary Shares may be materially and adversely affected.

We have identified a material weakness with respect to our internal control over financial reporting. The material weakness identified relates to (i) the lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework; (ii) the lack of accounting staff and resources with appropriate knowledge of generally accepted U.S. GAAP and SEC reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issue in accordance with U.S. GAAP and the SEC requirements.

Following the identification of the material weaknesses and control deficiencies, we have taken the following remedial measures: (i) hiring additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting; and (ii) organizing regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements. We also plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest US GAAP accounting standards, and establishing an audit committee and strengthening corporate governance.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Class A Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report after becoming a public company. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We have incurred, and expect to continue to incur, substantial increased costs as a result of being a public company.

We have incurred and expect to continue to incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior year end, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Substantial future sales of our Class A Ordinary Shares or the anticipation of future sales of our Class A Ordinary Shares in the public market could cause the price of our Class A Ordinary Shares to decline.

Sales of substantial amounts of our Class A Ordinary Shares in the public market, or the perception that these sales could occur, could cause the market price of our Class A Ordinary Shares to decline. An aggregate of 6,580,022 Class A Ordinary Shares are issued and outstanding as of June 9, 2025. Sales of these shares into the market could cause the market price of our Class A Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our Class A Ordinary Shares, the price of our Class A Ordinary Shares and trading volume could decline.

Any trading market for our Class A Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Class A Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Class A Ordinary Shares and the trading volume to decline.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance.

The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Share prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

The price of our Class A Ordinary Shares could be subject to rapid and substantial volatility. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with a relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume, and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades, and large spreads in bid and ask prices. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence the price of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional shares of Class A Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as United States domestic issuers, and we are not required to disclose in our periodic reports all of the information that United States domestic issuers are required to disclose. If we cease to qualify as a foreign private issuer in the future, we would incur significant additional expenses that could have a material adverse effect on our results of operations.

Because we are a foreign private issuer and have opted to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you have less protection than you would have if we were a domestic issuer.

Our status as a foreign private issuer exempts us from compliance with certain Nasdaq corporate governance requirements if we instead choose to comply with the statutory requirements applicable to a Cayman Islands exempted company. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of our Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our Company may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters that our home country’s rules do not. Cayman Islands governance practices, as opposed to the requirements applicable to a U.S. company listed on Nasdaq, provide less protection to you than would otherwise be the case.

If we cannot continue to satisfy the continued listing requirements and other rules of the Nasdaq Stock Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

In order to maintain our listing on the Nasdaq Stock Market, we are required to comply with certain rules of the Nasdaq Stock Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. We may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Stock Market criteria for maintaining our listing, our securities could be subject to delisting.

On October 31, 2024, we received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that based upon the closing bid price of the Class A ordinary shares of the Company for the last 30 consecutive business days, the Company no longer meets the continued listing requirement of Nasdaq under Nasdaq Listing Rules 5550(a)(2) to maintain a minimum bid price of $1 per share.

The notification had no immediate effect on the listing or trading of the Company’s Class A ordinary shares on Nasdaq. Nasdaq has provided the Company with an 180 calendar days compliance period, or until April 29, 2025, in which to regain compliance with Nasdaq continued listing requirement. If at any time during the Compliance Period, the closing bid price per share of the our Class A Ordinary Shares is at least $1.00 for a minimum of ten (10) consecutive business days, Nasdaq will provide us with a written confirmation of compliance and the matter will be closed.

On April 23, 2025, the Company received a written notice from Nasdaq, notifying the Company that for the 10 consecutive business days between April 7, 2025 and April 22, 2025, the closing bid price of the Class A ordinary shares of the Company has been at US$1.00 per share or greater. Thus, the Company has regained compliance with the Rule, and the matter is now closed.

If we are unable to achieve and maintain compliance with any of Nasdaq listing requirements in the future, we could be subject to suspension and delisting proceedings. If the Nasdaq Stock Market delists our securities from trading, we could face significant consequences, including:

●	a limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Class A Ordinary Shares are a “penny stock,” which will require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares with preferred, deferred, or other special rights or restrictions without any further vote or action by our shareholders; and

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Class A Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our share price may be more volatile. See “Implications of Being an Emerging Growth Company.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British Overseas Territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies (other than copies of our memorandum and articles of association, register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law does not provide shareholders with any right to requisition a general meeting or put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least 21 clear days is required for the convening of our annual general shareholders’ meeting and at least 14 clear days is require for any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of our Company. For these purposes, “clear days” means that period excluding (a) the day when the notice is given or deemed to be given and (b) the day for which it is given or on which it is to take effect.

If we are classified as a PFIC, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a PFIC, which is known as a PFIC, for any taxable year if, for such year, either

●	At least 75% of our gross income for the year is passive income; or

●	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Class A Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

It is possible that, for our 2024 taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value.

Risks Relating to Doing Business in Hong Kong

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact the Hong Kong subsidiaries.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences - secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security - and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including the HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If the Hong Kong subsidiaries are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, the Hong Kong subsidiaries’ business operations, financial position and results of operations could be materially and adversely affected.

The enforcement of laws and rules and regulations in China can change quickly with little advance notice. Additionally, the PRC laws and regulations and the enforcement thereof that apply or are to be applied to Hong Kong can change quickly with little or no advance notice. As a result, the Hong Kong legal system embodies uncertainties which could limit the availability of legal protections, which could result in a material change in the Hong Kong subsidiaries’ operations and/or the value of the securities we are registering for sale.

As one of the conditions for the handover of the sovereignty of Hong Kong to China, China accepted conditions such as Hong Kong’s Basic Law. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for fifty years from 1997. This agreement has given Hong Kong the freedom to function with a high degree of autonomy. The Hong Kong Special Administrative Region is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

However, if the PRC attempts to alter its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of the Hong Kong subsidiaries’ contractual rights. This could, in turn, materially and adversely affect the Hong Kong subsidiaries’ business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including the ability to enforce agreements with Customers and/or Merchants.

There are some political risks associated with conducting business in Hong Kong.

We have two Operating Entities based in Hong Kong. Accordingly, these two Operating Entities’ business operations and financial conditions will be affected by the political and legal developments in Hong Kong. During the period covered by the financial information incorporated by reference into and included in this prospectus, we derive a portion of our revenue from operations in Hong Kong and, specifically, from Linkage Electronic and HQT NETWORK. Any adverse economic, social and/or political conditions, material social unrest, strike, riot, civil disturbance or disobedience, as well as significant natural disasters, may affect the market and may adversely affect the business operations of Linkage Electronic and HQT NETWORK. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, namely, Hong Kong’s constitutional document, which provides Hong Kong with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political and legal environment in Hong Kong in the future. Since Linkage Electronic’s and HQT NETWORK’s operations are based in Hong Kong, any change of such political arrangements may pose an immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting their results of operations and financial positions.

The Hong Kong protests that began in 2019 were triggered by the introduction of the Fugitive Offenders amendment bill by the Hong Kong government. If enacted, the bill would have allowed the extradition of criminal fugitives who are wanted in territories with which Hong Kong does not currently have extradition agreements, including mainland China. This led to concerns that the bill would subject Hong Kong residents and visitors to the jurisdiction and legal system of mainland China, thereby undermining the region’s autonomy and people’s civil liberties.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent developments, including the Law of the People’s Republic of China on Safeguarding National Security in the Hong Kong Special Administrative Region issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China, and President Trump signed an executive order and the Hong Kong Autonomy Act, or HKAA, to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

The Hong Kong subsidiaries’ revenue is susceptible to the ongoing incidents or factors which affect the stability of the social, economic and political conditions in Hong Kong. Any drastic events may adversely affect the Hong Kong subsidiaries’ business operations. Such adverse events may include changes in economic conditions and regulatory environment, social and/or political conditions, civil disturbance or disobedience, as well as significant natural disasters. Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on the Hong Kong subsidiaries’ business operations, which could in turn adversely and materially affect our business, results of operations and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong such as the Hong Kong subsidiaries. Furthermore, legislative or administrative actions in respect of China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Class A Ordinary Shares could be adversely affected.

Some of our subsidiaries are subject to various evolving Hong Kong laws and regulations regarding data security or antimonopoly, which could subject them to government enforcement actions and investigations, fines, penalties, and suspension or disruption of their operations.

The Hong Kong subsidiaries, including Linkage Holding, Linkage Electronic and HQT NETWORK, operate in Hong Kong and are thus subject to laws and regulations in Hong Kong in respect of data privacy, data security, and data protection. The main legislation in Hong Kong concerning data security is the PDPO, which regulates the collection, usage, storage, and transfer of personal data and imposes a statutory duty on data users to comply with the six data protection principles contained therein. Pursuant to section 33 of the PDPO, the PDPO is applicable to the collection, holding, processing and using of personal data if such activities take place in Hong Kong, or if the personal data is controlled by a data user whose principal place of business is in Hong Kong. As of the date of this prospectus, we and the Hong Kong subsidiaries have complied with the laws and requirements in respect of data security in Hong Kong. Our directors confirm that: (i) none of our directors nor any of the Hong Kong subsidiaries has been involved in any litigation or regulatory action relating to breach of the PDPO; and (ii) they are not aware of any non-compliance incidents relating to any breach of the PDPO since the date of incorporation of the Hong Kong subsidiaries. Since the PRC subsidiaries conduct substantially all of their business operations in mainland China, we believe that the incumbent data security statutory requirements under Hong Kong laws do not materially affect their business. However, the laws on cybersecurity and data privacy are constantly evolving and can be subject to varying interpretations, resulting in uncertainties about the scope of our responsibilities in that regard. Failure to comply with the cybersecurity and data privacy requirements in a timely manner, or at all, may subject us or the Hong Kong subsidiaries to consequences including but not limited to government enforcement actions and investigations, fines, penalties, and suspension or disruption of the Hong Kong subsidiaries’ operations.

The Competition Ordinance (Cap. 619 of the Laws of Hong Kong) prohibits and deters undertakings in all sectors from adopting anti-competitive conduct which has the object or effect of preventing, restricting, or distorting competition in Hong Kong. It provides for general prohibitions in three major areas of anti-competitive conduct described as the first conduct rule, the second conduct rule, and the merger rule. The first conduct rule prohibits undertakings from making or giving effect to agreements or decisions or engaging in concerted practices that have as their object or effect the prevention, restriction, or distortion of competition in Hong Kong. The second conduct rule prohibits undertakings that have a substantial degree of market power in a market from engaging in conduct that has as its object or effect the prevention, restriction, or distortion of competition in Hong Kong. The merger rule prohibits mergers that have or are likely to have the effect of substantially lessening competition in Hong Kong. The scope of application of the merger rule is limited to carrier licenses issued under the Telecommunications Ordinance (Cap. 106 of the Laws of Hong Kong). We and the Hong Kong subsidiaries have complied with all three areas of anti-competition laws and requirements in Hong Kong to the extent they are applicable to the Hong Kong subsidiaries. The Hong Kong subsidiaries have not engaged in any concerted practices that have an object or effect to prevent, restrict, or distort competition in Hong Kong. Additionally, neither we nor our Hong Kong subsidiaries possess a substantial degree of market power in the Hong Kong market that could trigger the second conduct rule. The merger rule is equally not applicable to us nor to the Hong Kong subsidiaries since neither we nor the Hong Kong subsidiaries hold any carrier licenses issued under the Telecommunications Ordinance.

Accordingly, the data security or antimonopoly laws and regulations in Hong Kong currently in effect do not restrict our ability to accept foreign investment or impose limitations on our continued listing on any U.S. stock exchange. However, in the event that the data security or antimonopoly laws and regulations in Hong Kong change or evolve in the future, and we and/or our subsidiaries become subject to or impacted by such newly enacted laws and regulations, our business operations, financial condition and results of operations may be negatively and adversely affected.

Risks Relating to Doing Business in Mainland China

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on the PRC subsidiaries’ business and operations.

The PRC subsidiaries’ assets and operations are currently located in China. Accordingly, their business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect the PRC subsidiaries’ business and operating results, reduce demand for their products, and weaken their competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on the PRC subsidiaries. For example, the PRC subsidiaries’ financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect the PRC subsidiaries’ business and operating results.

Furthermore, the Company, the PRC subsidiaries, and our investors may face uncertainty about future actions by the government of China that could significantly affect the PRC subsidiaries’ financial performance and operations. As of the date of this prospectus, neither the Company nor the PRC subsidiaries have received or were denied permission from Chinese authorities to list on U.S. exchanges. However, there is no guarantee that the Company or the PRC subsidiaries will receive or not be denied permission from Chinese authorities to list on U.S. exchanges in the future.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. The PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation.

Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

As a company incorporated under the laws of the Cayman Islands, we conduct a portion of operations through our subsidiaries in China. Aside from EXTEND’s assets, which are located in Japan, the rest of the Operating Entities’ assets are located in China. In addition, except for one director and executive officer, Mr. Ryo Fuyunishiki, who is a resident of Japan, the rest of directors and executive officers are residents of China and a substantial majority of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process upon those persons inside China. It may be difficult for you to enforce judgements obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and our officers and directors who do not currently reside in the U.S. or have substantial assets in the U.S. Even if you obtain a judgment against us, our directors or executive officers in a U.S. court or other court outside the PRC, you may not be able to enforce such judgment against us or them in the PRC. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with counterparts of another country or region to monitor and oversee cross border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Given the Chinese government’s significant oversight and discretion over the conduct of the PRC subsidiaries’ business, the Chinese government may intervene or influence their operations at any time, which could result in a material change in the PRC subsidiaries’ operations and/or the value of our Class A Ordinary Shares.

The Chinese government has significant oversight and discretion over the conduct of the PRC subsidiaries’ business and may intervene or influence their operations at any time as the government deems appropriate to further regulatory, political, and societal goals, which could result in a material change in the PRC subsidiaries’ operations and/or the value of our Class A Ordinary Shares.

The Chinese government has recently published new policies that significantly affected certain industries, such as internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding the e-commerce and cross-border trade industry that could adversely affect the PRC subsidiaries’ business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas such as corporate social responsibilities, the PRC subsidiaries may incur increased compliance costs or become subject to additional restrictions in their operations. Certain areas of the law, including intellectual property rights and confidentiality protections, in China may also not be as effective as in the United States or other countries. In addition, the PRC subsidiaries cannot predict the effects of future developments in the PRC legal system on their business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Any actions by the Chinese government, including any decision to intervene or influence the operations of the PRC subsidiaries or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiaries to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts for the PRC subsidiaries to ensure their compliance with such regulations or interpretations. As such, the PRC subsidiaries may be subject to various government and regulatory interference in the provinces in which they operate in China. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be later denied or rescinded. Although we believe the Company and the PRC subsidiaries are currently not required to obtain permission from any Chinese authorities and have not received any notice of denial of permission to list on the U.S. exchange as of the date of this prospectus, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of the PRC subsidiaries at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of the PRC subsidiaries, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact the PRC subsidiaries’ business.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to CIIO that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC published the Regulations for the Security Administration Draft. The Security Administration Draft provides that data processors shall apply for a cybersecurity review under certain circumstances, such as mergers, restructurings, and divisions of Internet platform operators that hold large amount of data relating to national security, economic development, or public interest which affects or may affect the national security, overseas listings of data processors that process personal data for more than one million individuals, Hong Kong listings of data processors that affect or may affect national security, and other data processing activities that affect or may affect the national security. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we have not received any notice from any authorities identifying the PRC subsidiaries as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. In the course of the PRC subsidiaries’ operations, the data collected is mainly the mailing addresses used by the Customers. Such data will be transmitted to the Linkage System in the PRC for use in subsequent shipments. Consequently, our PRC counsel, AllBright has advised that such practice may be interpreted as meaning that the PRC subsidiaries use the Internet to carry out data processing activities in the PRC, and thus, the PRC subsidiaries may be subject to cybersecurity review, and during the pendency of such review, in order to prevent certain risks, including the risks that activities may endanger critical information infrastructure security and national data security and disclosure of personal information, the PRC subsidiaries may be required to take technical measures and other necessary measures, such as ceasing transmission and deletion of data or information, and suspension of new user registration to prevent and mitigate risks in accordance with the requirements of the cybersecurity review. As of the date of this prospectus, we and the PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by CAC, and we and the PRC subsidiaries have not received any warning, sanction or penalty in such respect. However, the Cybersecurity Review Measures (2021 version) were recently adopted and the Measures on Network Data Security Management (draft for public comments) are in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended and implemented by the relevant PRC governmental authorities. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no guaranty that we can fully or timely comply with such laws should they be deemed to be applicable to the PRC subsidiaries’ operations. There is no certainty as to how such review or prescribed actions would impact the PRC subsidiaries’ operations and we cannot guarantee that any clearance can be obtained, or maintained, if approved, or any actions that may be required can be taken in a timely manner, or at all.

In addition, on July 7, 2022, the CAC issued the Measures for the Security Assessment of Cross-border Transfer of Data, which stipulates that data processors who provide overseas the important data collected and generated during operations within the PRC and personal information that shall be subject to security assessment shall conduct a security assessment. Furthermore, if the data processor provides data overseas and meets one of the following circumstances, it shall require the security assessment: (i) where a data processor provides critical data abroad; (ii) where a key information infrastructure operator or a data processor processing the personal information of more than one million people provides personal information abroad; (iii) where a data processor has provided personal information of 100,000 people or sensitive personal information of 10,000 people in total abroad since January 1 of the previous year; and (iv) other circumstances prescribed by the CAC for which requirement for security assessment for outbound data transfers is required. Prior to declaring security assessment for cross-border transfer of data, the data processor shall conduct self-assessment on the risks of the outbound data transfer. For outbound data transfers that have been carried out before the effectiveness of the Outbound Data Transfer Security Assessment Measures, if it is not in compliance with these measures, rectification shall be completed within six months starting from September 1, 2022.

As of the date of this prospectus, the PRC subsidiaries have not carried out the activities of providing personal information outside the territory of the PRC. According to our PRC legal counsel, AllBright, we and the PRC subsidiaries are compliant with the PIPL. As of the date of this prospectus, the PRC subsidiaries have not provided critical data and personal information outside the territory of the PRC. The data collected in the course of the PRC subsidiaries’ operations is mainly the mailing addresses used by the Customers. Such data is stored within the territory of the PRC. Based on the foregoing analysis, our PRC legal counsel is of the view that we and the PRC subsidiaries are in compliance with the existing PRC laws and regulations on cybersecurity, data security and personal data protection in all material aspects, and we believe that we are in compliance with the regulations and policies that have been issued by the CAC as of the date of this prospectus. Since the Measures for the Security Assessment of Cross-border Transfer of Data is new, there remain substantial uncertainties about its interpretation and implementation, and it is unclear whether the PRC subsidiaries shall declare a security assessment. If it is determined in the future that the PRC subsidiaries are required such security assessment, it is uncertain whether the PRC subsidiaries can or how long it will take them to complete such security assessment or rectification.

The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirements in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. On December 24, 2021, the CSRC published draft rules for the regulation of overseas offering and listing by Chinese companies for public consultation. The draft rules included two pieces of rules: the Management Regulations on Overseas Offering and Listing by Domestic Enterprises of the State Council, which provided for a general filing regulatory framework, and the Management Rules for the Filing Work of Overseas Offering and Listing by Domestic Enterprises of the CSRC, which set out more detailed terms and procedures of the filing requirements.

On February 17, 2023, the CSRC issued the Overseas Listing Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Overseas Listing Trial Measures, the CSRC circulated the Guidance Rules and Notice. The Overseas Listing Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the draft rules by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the draft rules: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Under the Overseas Listing Trial Measures and the Guidance Rules and Notice, where a domestic company seeks to directly or indirectly offer and list securities in overseas markets, the issuer shall file with the CSRC. Direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China.

Our PRC legal counsel, AllBright, has advised us, based on its understanding of the current PRC law, rules, and regulations, that we are not required to complete the filing procedures with the CSRC for our future offerings of our Class A Ordinary Shares, given that (i) we are not a China domestic company; and (ii) any such offering would not be determined to be an indirect overseas offering, because the operating revenue, total profit, total assets, or net assets, as documented in our unaudited condensed consolidated financial statements for the six months ended March 31, 2025, and in our audited consolidated financial statements for the  most recent fiscal year ended September 30, 2024, accounted for by the PRC subsidiaries are all under 50%.

Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our ability to continue being listed on Nasdaq.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the Holding Foreign Companies Accountable Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act.

Our auditor of the Company’s financial statements for six months ended March 31, 2025, and the fiscal year ended September 30, 2024, HTL, the independent registered public accounting firm that issues the audit report included elsewhere in prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor of the Company’s financial statements for the fiscal years ended September 30, 2023 and 2022, TPS, is headquartered in Sugar Land, Texas, and has been inspected by the PCAOB on a regular basis, with the last inspection in September 2022. The PCAOB currently has access to inspect the working papers of our auditors and our auditors are not subject to the determinations announced by the PCAOB on December 16, 2021, which determinations were vacated on December 15, 2022. However, the recent developments would add uncertainties to our offering and we cannot assure you whether the national securities exchange we apply to for listing or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditors’ audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach, or experience as it relates to our audit. In addition, the HFCA Act, as amended by the Consolidated Appropriations Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within two years, may result in the delisting of our Company or prohibition of trading in our Class A Ordinary Shares in the future if the PCAOB is unable to inspect our accounting firm at such future time.

On June 22, 2021, the U.S. Senate passed the AHFCAA, and on December 29, 2022, legislation entitled the “Consolidated Appropriations Act” was signed into law by President Biden, which contained, among other things, an identical provision to the AHFCAA and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

To the extent cash or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the PRC government to transfer cash or assets.

As a holding company, we may rely on dividends and other distributions on equity paid by our subsidiaries, including those based in mainland China, for our cash and financing requirements. The ability of our PRC subsidiaries to distribute dividends is based upon their distributable earnings.

Current relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their respective retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on receipt of funds from the Hong Kong subsidiaries. Linkage Holding will rely on payments made from Linkage Electronic, HQT NETWORK, and Linkage Network. Linkage Network relies on payments made from Chuancheng Digital and its subsidiary. If Chuancheng Digital and its subsidiary, Chuancheng Internet, incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “- Risks Relating to Doing Business in Mainland China - Under the PRC Enterprise Income Tax Law, we may be classified as a PRC ‘resident enterprise’ for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

The PRC government also imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of the PRC subsidiaries’ income is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into, and out of Hong Kong (including funds from Hong Kong to mainland China), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions or limitations in the future.

As a result of the above, to the extent cash or assets in the business are in the PRC or a PRC entity, such funds or assets may not be available to fund operations or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of our Company or our subsidiaries by the competent government to the transfer of cash or assets.

Increases in labor costs in the PRC may adversely affect the PRC subsidiaries’ business and profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for the PRC subsidiaries’ employees has also increased in recent years. We expect that their labor costs, including wages and employee benefits, will continue to increase. Unless the PRC subsidiaries are able to pass on these increased labor costs to their customers by increasing prices for their products or services, their profitability and results of operations may be materially and adversely affected.

In addition, the PRC subsidiaries have been subject to stricter regulatory requirements in terms of entering into labor contracts with their employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of their employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that the PRC subsidiaries decide to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit their ability to effect those changes in a desirable or cost-effective manner, which could adversely affect their business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that the PRC subsidiaries’ employment practices do not and will not violate labor-related laws and regulations in China, which may subject the PRC subsidiaries to labor disputes or government investigations. If the PRC subsidiaries are deemed to have violated relevant labor laws and regulations, they could be required to provide additional compensation to their employees and their business, and, in such case, our financial condition, and results of operations could be materially and adversely affected.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities, as well as foreign individuals that are deemed to be PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as a change of a PRC individual shareholder, SPV name, and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Circular on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Circular 13,” effective in June 2015. Under SAFE Circular 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Circular 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

As of the date of this prospectus, our current shareholders who are subject to SAFE Circular 37 or SAFE Circular 13 have completed the initial registrations with the qualified banks as required by the regulations. We may not be informed of the identities of all the PRC residents holding direct or indirect interests in our Company, however, and we have no control over any of our future beneficial owners. Thus, we cannot provide any assurance that our current or future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations. Such failure or inability of our PRC residents beneficial owners to comply with these SAFE regulations may subject us or our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit the PRC subsidiaries’ ability to distribute dividends to or obtain foreign-exchange-denominated loans from us, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of offshore offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially and adversely affect their liquidity and their ability to fund and expand their business.

We are an offshore holding company conducting our operations in China through the PRC subsidiaries, to which we can make loans and make additional capital contributions. Most of these loans or contributions are subject to PRC regulations and approvals or registration. For example, any loans to the PRC subsidiaries, which are treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. Furthermore, loans made by us to the PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE, or filed with SAFE in its information system. Pursuant to relevant PRC regulations, we may provide loans to the PRC subsidiaries up to the larger amount of (i) the balance between the registered total investment amount and registered capital of these entities, or (ii) twice the amount of the net assets of these entities calculated in accordance with the Circular on Full-Coverage Macro-Prudent Management of Cross-Border Financing, or the “PBOC Circular 9.” Moreover, any medium or long-term loan to be provided by us to the PRC subsidiaries, or other domestic PRC entities must also be filed and registered with the National Development and Reform Commission (the “NDRC”). We may also decide to finance the PRC subsidiaries by means of capital contributions. These capital contributions are subject to registration with the SAMR or its local branch, reporting of foreign investment information with the Ministry of Commerce of the PRC (the “MOFCOM”), or registration with other governmental authorities in China.

On March 30, 2015, SAFE issued the Notice of the State Administration of Foreign Exchange on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capital of Foreign-invested Enterprises, or “SAFE Circular 19,” which took effect and replaced previous regulations effective on June 1, 2015, and was amended on December 30, 2019. Pursuant to SAFE Circular 19, up to 100% of foreign currency capital of a foreign-invested enterprise may be converted into RMB capital according to the actual operation, and within the business scope, of the enterprise at its will. Although SAFE Circular 19 allows for the use of RMB converted from the foreign currency-denominated capital for equity investments in the PRC, the restrictions continue to apply as to foreign-invested enterprises’ use of the converted RMB for purposes beyond their business scope, for entrusted loans or for inter-company RMB loans. On June 9, 2016, SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or “SAFE Circular 16,” effective on June 9, 2016, which reiterates some rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-affiliated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our offshore offerings, to the PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in China. On October 23, 2019, SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, or “SAFE Circular 28,” which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise without violation to prevailing Special Administrative Measures for Access of Foreign Investments (Edition 2021), or the “Negative List,” and the authenticity and compliance with the regulations of domestic investment projects. However, since SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry it out in practice.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 19, SAFE Circular 16, and other relevant rules and regulations, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or capital contributions to the PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to the PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect the PRC subsidiaries’ business, including their liquidity and their ability to fund and expand their business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future.

Some of our business is conducted in the PRC through Chuancheng Digital and Chuancheng Internet, and their books and records are maintained in RMB. The financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between the RMB and U.S. dollar affect the value of their assets and results of operations, when presented in U.S. dollars. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue, and financial condition.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In April 2009, the State Administration of Taxation (the “SAT”) issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, or “SAT Circular 82,” which was amended in December 2017. SAT Circular 82 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition to SAT Circular 82, the SAT issued the Measures for the Administration of Enterprise Income Tax of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises (for Trial Implementation), or “SAT Bulletin 45,” which took effect in September 2011 and was amended in April 2015, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management organ of Linkage Cayman is within the territory of China, Linkage Cayman may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, Linkage Cayman has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for purposes of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: (i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; (ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; and (iii) the percentages in bullet points (i) and (ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, the PRC subsidiaries may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may have a material adverse effect on our ability to conduct our business.

We are a holding company incorporated in the Cayman Islands. We may need dividends and other distributions on equity from the PRC subsidiaries to satisfy our liquidity requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If the PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Current PRC regulations permit the PRC subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, the PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. The PRC subsidiaries may also allocate a portion of their respective after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. These limitation on the ability of the PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments, or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Governmental control of currency conversion may affect the value of your investment and our payment of dividends.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive a small portion of our revenues in RMB. Under our current corporate structure, Linkage Cayman may rely on dividend payments from the PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, the PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where the RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of the PRC subsidiaries, and dividends payable by the PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside the PRC, will be subject to a withholding tax rate of 10%. Pursuant to the Double Tax Avoidance Arrangement, a withholding tax rate of 10% may be lowered to 5% if the enterprise in mainland China is at least 25% held by a Hong Kong enterprise for at least 12 consecutive months prior to distribution of the dividends and is determined by the relevant PRC tax authority to have satisfied other conditions and requirements under the Double Tax Avoidance Arrangement and other applicable PRC laws.

However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties, or the “SAT Circular 81,” which became effective on February 20, 2009, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. According to Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which became effective as of April 1, 2018, when determining an applicant’s status as the “beneficial owner” regarding tax treatments in connection with dividends, interests, or royalties in the tax treaties, several factors will be taken into account. Such factors include whether the business operated by the applicant constitutes actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax, grant tax exemption on relevant incomes, or levy tax at an extremely low rate. This circular further requires any applicant who intends to be proved of being the “beneficial owner” to file relevant documents with the relevant tax authorities. Linkage Network is wholly owned by Linkage Holding. However, we cannot assure you that our determination regarding our qualification to enjoy the preferential tax treatment will not be challenged by the relevant PRC tax authority or we will be able to complete the necessary filings with the relevant PRC tax authority and enjoy the preferential withholding tax rate of 5% under the Double Tax Avoidance Arrangement with respect to dividends to be paid by Linkage Network to our Hong Kong subsidiary, Linkage Holding, in which case, we would be subject to the higher withdrawing tax rate of 10% on dividends received.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter, which could harm our business operations, share price, and reputation.

U.S. public companies that have substantially most of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Class A Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time-consuming and could distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Class A Ordinary Shares.

The disclosures in our reports and other filings with the SEC and our other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

We are regulated by the SEC, and our reports and other filings with the SEC are subject to SEC review in accordance with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review by the CSRC, a PRC regulator that is responsible for oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings, and our other public pronouncements with the understanding that no local regulator has done any review of us, our SEC reports, other filings, or any of our other public pronouncements.

The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offerings, and, if required, we cannot assure you that we will be able to obtain such approval, in which case we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for our future offerings.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas SPV formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by an SPV seeking the CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

On February 17, 2023, the CSRC issued the Overseas Listing Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Overseas Listing Trial Measures, the CSRC circulated No. 1 to No. 5 Supporting Guidance Rules, the Notes on the Overseas Listing Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Overseas Listing Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the draft rules by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the draft rules: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Under the Overseas Listing Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Overseas Listing Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Overseas Listing Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing. Under the Overseas Listing Trial Measures and the Guidance Rules and Notice, where a domestic company seeks to directly or indirectly offer and list securities in overseas markets, the issuer shall file with the CSRC. Direct overseas offering and listing by domestic companies refers to such overseas offering and listing by a joint-stock company incorporated domestically. Indirect overseas offering and listing by domestic companies refers to such overseas offering and listing by a company in the name of an overseas incorporated entity, whereas the company’s major business operations are located domestically and such offering and listing is based on the underlying equity, assets, earnings or other similar rights of a domestic company. Any overseas offering and listing made by an issuer that meets both the following conditions will be determined as indirect (i) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China. If a PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

Our PRC legal counsel, AllBright, has advised us, based on its understanding of the current PRC law, rules, and regulations, that the CSRC’s approval is not required under the M&A Rules for the continued listing and trading of our Class A Ordinary Shares on the Nasdaq Stock Market, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether our offerings are subject to the M&A Rule; and (ii) we did not acquire any equity interests or assets of a “PRC domestic company” as such terms are defined under the M&A Rules. Our PRC legal counsel, however, has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we have. If it is determined that the CSRC approval is required for our offerings in the U.S., we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for our offerings in the U.S. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from our offerings in the U.S. into the PRC, restrictions on or prohibition of the payments or remittance of dividends by the PRC subsidiaries, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation, and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt our offerings in the U.S. before the settlement and delivery of the Class A Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

The M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules and recently adopted PRC regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the Provisions of the Ministry of Commerce on the Implementation of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Security Review Rules”) issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the Security Review Rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is clear that the PRC subsidiaries’ business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns. MOFCOM or other government agencies, however, may publish explanations in the future determining that the PRC subsidiaries’ business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. The PRC subsidiaries’ ability to expand their business or maintain or expand their market share through future acquisitions would as such be materially and adversely affected.

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

We indirectly hold the equity of the PRC subsidiaries through Linkage Holding, and thus the PRC subsidiaries are directly or indirectly foreign-invested enterprises. Although the PRC government has increasingly open attitude towards absorbing foreign investment in general, it still implements the Negative List, which restricts or prohibits overseas enterprises from holding the equity of Chinese companies whose operations are included in the Negative List. As the boundaries stipulated in the Negative List are relatively vague, they are subject to further determination and clarification by the Chinese government. As of the date of this prospectus, the business operated by the PRC subsidiaries has not been included in the Negative List, but we cannot fully guarantee that the Chinese government will not make a different interpretation, so as to disallow our holding corporate structure. Moreover, the Chinese government revises the Negative List from time to time; although the scope of the Negative List is narrowing as a whole, it remains uncertain whether our existing business or future business will be included in future revisions. If the business of the PRC subsidiaries is deemed as a restricted or prohibited business based on the Negative List, our existing corporate structure may be considered illegal and required to be restructured by the Chinese government, which may adversely affect our operations and the value of the securities we are registering for sale.

On July 4, 2014, SAFE issued the SAFE Circular 37, which requires PRC residents, including PRC individuals and institutions, to register with SAFE or its local branches in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents must update their foreign exchange registrations with SAFE or its local branches when the offshore special purpose vehicles in which such residents directly hold equity interests undergo material events relating to any changes of basic information (including changes of such PRC individual shareholders, names, and operation terms), increases or decreases in investment amount, share transfers or exchanges, or mergers or divisions. As of the date of this prospectus, our current shareholders who are subject to the SAFE Circular 37 have completed the initial registrations with the qualified banks as required by the regulations. However, we may not be fully informed of the identities of all our shareholders or beneficial owners who are PRC residents, and therefore, we may not be able to identify all our shareholders or beneficial owners who are PRC residents to ensure their compliance with the SAFE Circular 37 or other related rules. In addition, we cannot provide any assurance that all of our shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain, or update any applicable registrations or comply with other requirements required by the SAFE Circular 37 or other related rules in a timely manner. Even if our shareholders and beneficial owners who are PRC residents comply with such request, we cannot provide any assurance that they will successfully obtain or update any registration required by the SAFE Circular 37 or other related rules in a timely manner. If any of our shareholders who is a PRC resident as determined by SAFE Circular 37 fails to fulfill the required foreign exchange registration, it will be deemed to be illegal for such shareholders to directly or indirectly hold our equity under the PRC laws. Furthermore, if PRC authorities disallow such shareholders to own our equity, the PRC subsidiaries may be prohibited from distributing dividends to us or from carrying out other subsequent cross-border foreign exchange activities, and we may be restricted in our ability to contribute additional capital to the PRC subsidiaries, which may adversely affect our operations and our values of the securities we are registering for sale.

Furthermore, if future laws, administrative regulations, or provisions mandate further actions to be taken by us or the PRC subsidiaries with respect to our existing corporate structure, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, resulting in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, including that it could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the cross-border e-commerce industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

LISTING DETAILS

Our Class A Ordinary Shares currently trade on Nasdaq under the symbol “LGCB.” As of the date of this prospectus, our only listed class of securities are our Class A Ordinary Shares. All of our Class A Ordinary Shares, including those to be offered by the Selling Shareholders pursuant to this prospectus, have the same rights and privileges. For more information, see “Description of Share Capital - Ordinary Shares.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares will go to the Selling Shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividend on our Class A Ordinary Shares as of the date of this prospectus. We currently intend to retain any future earnings and do not expect to pay any dividends in the near future. Any further determination to pay dividends on our Class A Ordinary Shares would be at the discretion of our Board of Directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

BUSINESS

Our Mission

To make cross-border transactions easier.

Overview

We are a holding company incorporated in the Cayman Islands with no material operations of our own. Linkage Cayman conducts its operations through the Operating Entities in Japan, Hong Kong, and mainland China. As a cross-border e-commerce integrated services provider headquartered in Japan, through the Operating Entities, we have developed a comprehensive service system comprised of two lines of business complementary to each other, including (i) cross-border sales and (ii) integrated e-commerce services.

Cross-border Sales

Cross-border sales operations were initially launched in 2011 in Japan through our subsidiary, EXTEND. Products are sourced from Japanese and Chinese manufacturers and brands, together with our private label smart products, and are included as the Operating Entities’ internal “recommended” or “strictly selected” product collections for Customers to select and purchase. Since our inception, the Operating Entities have selected approximately 10,000 suppliers and 100,000 featured products. Customers are mainly comprised of sellers on various e-commerce platforms, such as Amazon, Lazada, Shopee, Wish, Coupang, Yahoo, WOWMA, Rakuten, Tmall, Taobao, JD, and TikTok, and independent website operators. The Operating Entities use a multi-channel marketing strategy. Online, the Operating Entities approach Customers through (i) advertising promotion on their own official websites (www.jp-extend.com and www.whale.xin), major e-commerce platforms, social media, search engines and independent websites, (ii) sending email marketing to potential customers, (iii) and referrals from existing Customers. Offline, the Operating Entities approach Customers mainly through attending exhibitions. See “- Business Model - Marketing.” The Customers place orders directly with the Operating Entities through email. Following receipt of orders, the Operating Entities either place orders with suppliers who ship the products directly to the Customers, or deliver the orders from their own warehouses in Japan to the Customers via third-party delivery companies. For the six months ended March 31, 2025 and 2024, revenue derived from cross-border sales was $800,751 and $4,536,131, accounting for approximately 22.87 % and 94.53% of our total revenue for the respective periods. For the fiscal years ended September 30, 2024, 2023 and 2022, revenue derived from cross-border sales was $6.48 million, $10.59 million, and $17.91 million, accounting for approximately 62.95%, 83.14% and 81.29% of our total revenue for the respective periods.

A majority of the Operating Entities’ cross-border sales operations have historically been conducted in Japan, and since 2011, the Operating Entities have been expanding their operations to Hong Kong and mainland China markets. Cross-border sales operation is the foundation of the comprehensive service system the Operating Entities are building. Over the years of experience the Operating Entities have encountered with e-commerce sellers in cross-border sales operation, they identified a large gap between the demands for placing advertisements, the limited resources and channels to advertise, especially on social media platforms, and have identified the significant growth potential in China’s rapidly developing e-commerce market. Therefore, in 2016, HQT NETWORK was established in Hong Kong, for the provision of digital marketing services; and in 2021, we established Chuancheng Digital and Chuancheng Internet in China, offering cross-border sales and integrated e-commerce training services, respectively.

For the six months ended March 31, 2025, among our revenues derived from cross-border sales operations, 76.19%, 12.31%, and 11.48% were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2022, among our revenues derived from cross-border sales operations, 92.23%, 5.46%, and 2.31% were derived from Japan, mainland China and Hong Kong, respectively. For fiscal year ended September 30, 2023, among our revenues derived from cross-border sales operations, 84.88%, 11.06%, and 4.06% were derived from Japan, mainland China and Hong Kong, respectively. For the fiscal year ended September 30, 2024, among our revenues derived from cross-border sales operations, 63.33%, 36.67%, and nil were derived from Japan, mainland China and Hong Kong, respectively.

Integrated E-commerce Services

Fully managed e-commerce operation services

We have been providing fully managed e-commerce operation services to sellers on Japanese cross-border e-commerce platforms since April 2024. Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to us for handling throughout full operational cycle. The services mainly include:

●	Online shop setup: 1) store page design and decoration, 2) payment settings, and 3) products listing;

●	Online shop promotion: design marketing plans and product combinations to attract customers; and

●	Customer service: post-sales customer service.

Clients are only responsible for the delivery of goods. We charges a service commission based on GMV (Gross Merchandise Volume) of the online shop. Therefore, such revenues are reported on a net basis. For the six months ended March 31, 2025, our revenue from fully managed e-commerce operation services was $2.59 million. For the fiscal year ended September 30, 2024, our revenue from fully managed e-commerce operation services was $3.28 million.

Digital Marketing

Through the subsidiary, HQT NETWORK, in Hong Kong, the Operating Entities connect the Merchants with social media platforms to provide digital marketing services to the Merchants. HQT NETWORK has cooperated with Google since 2017 and became an authorized agent of Google in 2018, through making use of the vast suppliers’ and Customers’ data that the Operating Entities have collected from their cross-border sales operation by conducting market research and analysis by digital marketing team to identify trends and preferences in different regions and consumer segments, HQT NETWORK helps the Merchants create multilingual websites, optimize product keyword rankings, and distribute advertisements on Google and its own channels, such as Google search engine, Google display, Gmail, and YouTube. HQT NETWORK aims to provide comprehensive digital marketing solutions equipped with technology and data that meet the digital marketing needs of the Merchants, and help the Merchants engage, cultivate, retain and expand regional customer base. Since the launch of this business line, HQT NETWORK has served more than 279 Merchants. For the six months ended March 31, 2025 and 2024, the revenue in digital marketing services that come from the commissions of Google was $0.08 million and 0.13 million, accounting for approximately 2.20% and 2.69% of our total revenue for the respective periods. For the fiscal years ended September 30, 2024, 2023 and 2022, the revenue in digital marketing services that come from the commissions of Google was $0.31 million, $1.53 million and $3.95 million, respectively, accounting for approximately 3.03%, 11.99% and 17.91% of our total revenue for the respective periods. See “Risk Factors - Risks Relating to Our Business and Industry - If HQT NETWORK fails to maintain the relationship with Google, its digital marketing services could be materially affected, which in turn could adversely affect our financial condition and results of operations.”

E-commerce Operation Training and Software Support Services

To diversify our revenue sources, in 2021, the Operating Entities started offering services including e-commerce operation training and software support services. The recorded e-commerce operation training courses teach Customers skills and information needed to successfully operate and grow their online shops. The Operating Entities also offer proprietary software tools that facilitate Customers with their day-to-day e-commerce operations, including product shelving, supply chain management, and operational management. In addition, the Operating Entities started running TikTok anchors agent services in 2024, which include streamer management and live-streaming event planning. For the six months ended March 31, 2025 and 2024, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $0.03 million and $0.13 million, accounting for approximately 0.86% and 2.71% of our total revenue for the respective periods. For the fiscal years ended September 30, 2024, 2023, and 2022, our revenue from e-commerce operation training, software support and TikTok anchors agent services was $220,560, $619,039 and $175,543, accounting for approximately 2.14%, 4.86% and 0.80% of our total revenue for the respective periods.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

Comprehensive Service System Comprising Cross-border Sales and Integrated E-commerce Services

As a cross-border e-commerce integrated services provider with a majority of our operations in Japan, since inception, we have developed a comprehensive service system in Japan, Hong Kong, and mainland China comprising two lines of business that are complementary to each other, including (i) cross-border sales and (ii) integrated e-commerce services.

 The Operating Entities’ business has maintained their growth owing to the dynamic and complementary relationships between two lines of business. Cross-border sales has played a critical and strategic role in our business system, by enabling the Operating Entities to collect a vast amount of data about Customers and suppliers and has enabled the Operating Entities to create a composite database of end-consumer spending. Making use of the vast suppliers’ and Customers’ data that the Operating Entities have collected from the cross-border sales operation, the Operating Entities help the Merchants construct multilingual websites, optimize product word ranking, distribute advertisements through overseas search engines and popular social media. The e-commerce operation training and software support services function as further supplementary pieces to the business system to attract more suppliers and Customers.

Diversified Internal “Recommended” or “Strictly Selected” Product Collections

The Operating Entities source products from Japanese and Chinese manufacturers and brands, together with their private label smart products, as the Operating Entities’ internal “recommended” or “strictly selected” product collections for Customers to select and purchase. As of March 31, 2025, the Operating Entities had developed a diverse merchandise portfolio. In particular, the Operating Entities have rigorously analyzed a large quantity of food, beauty, health products, and their own private label smart electronics available for sale in Japan, Hong Kong, and mainland China and developed certain knowledge and understanding of end consumers’ needs and preferences by analyzing historical sales data, seasonality impact, consumer feedback, and beauty and fashion trends. We believe the Operating Entities’ strong product collections and recommendation expertise deliver value, quality, and convenience for Customers and enhance their brand image.

Capability of Providing Targeted Digital Marketing Services by Leveraging Business Data Analysis Technology

The ability to understand market traffic and pair potential consumers with suitable advertisements is key to converting a viewer’s interest into a purchase, thus enhancing the return of investment of marketing expenditures in the digital marketing services. The Operating Entities are devoted to offering targeted digital marketing services for the Merchants to help them improve the return of investment of their marketing expenditures by leveraging business data analysis technology and creating and refining marketing campaigns that could reach the target audience and achieve better results.

Our large repository of Customers’ and suppliers’ data and solid technological capabilities have enabled us to innovate and optimize our digital marketing services on an ongoing basis. Specifically, we collect and analyze vast Customers’ purchasing data and suppliers’ sale data from our global-selected commodity supply operation and our business data analysis capabilities. As of March 31, 2025, we had acquired information from 250 Customers and 554 suppliers and implemented a business data analysis system to study end-consumer spending behavior by a digital marketing team. After data collecting, these collected data will be tagged by the digital marketing department, then associated with each other, and intelligently matched with specific groups of consumers. Based on sales data of different product categories during different periods, such as the changes in sales amount of product categories during seasons or annual periods, analyze market consumption trends and target consumers for corresponding products are analyzed. Using the analyzed data, the Operating Entities optimize the advertising target audience, audience age and gender, shopping tendencies, advertising materials, and so on. At the same time, consumers are categorized by analyzing consumer profiles and preferences, and data analysis is conduct based on the changes in consumers’ “Awareness-Interest-Purchase-Loyalty” journey of suppliers’ products, based on which we can enhance the accuracy of consumer-demand forecasting, and optimize targeted marketing strategy for the Merchants. Popular advertisements published on major social media, such as YouTube, Facebook, Instagram, and TikTok, are also examined, including the number of clicks, the links of merchants shared, the types of best-selling products and the turnover. In addition, the Operating Entities help the Merchants optimize their marketing campaigns by identifying the objectives and audience, formulating customized digital media strategies, designing brand positioning and key messages, and improving the artistic value and attractiveness of the ads.

Experienced Management Team

Our management team is comprised of highly-skilled and dedicated professionals who have worked with the Operating Entities for many years or otherwise have wide ranging experience in retail, services, management, business development, and marketing.

The Operating Entities have cultivated an experienced and skilled work team, emphasizing collaboration, individual accountability, flexibility, and willingness to deliver high-quality customer service. Our senior management team is able to leverage the capabilities of this broader work force to facilitate our ongoing and long-term relationships that are key to our retail and wholesale businesses. Our combined team offers substantial industry experience and in-depth knowledge of the cross-border e-commerce markets in Japan and China.

Growth Strategies

We intend to grow our business using the following key strategies.

Grow and Diversify Customer and Merchant Bases, and Seek More Authorized Agency Qualifications of Other Media

We are dedicated to growing and diversifying our existing Customer and Merchant bases. As of the date of our most recent annual report, the Operating Entities had 100 Customers from Mainland China, 133 Customers from Japan, and 17 Customers from other districts and countries, which account for 40.00%, 53.20%, and 6.80% of their total number of Customers, respectively. As of the date of our most recent annual report, the Operating Entities have 84 Merchants from Mainland China, 219 Merchants from Hong Kong, and 8 Merchants from other countries, which account for 27.01%, 70.42%, and 2.57% of their total number of Merchants, respectively. We are looking to expand the Customer and Merchant bases into Southeast Asia, including Thailand, Malaysia, Indonesia, and the Philippines. To this end, we plan to partner with local distributors, retailers, or e-commerce platforms to expand the reach of the Company’s products or services, attend relevant trade shows and exhibitions in Southeast Asia, to raise brand awareness and make new business connections, offer promotions and discounts that are attractive to local customers, and provide customer support in the local language. We expanded to Malaysia and Thailand in December 2022. On December 13, 2022, HQT NETWORK secured the credentials to become a TikTok Shop partner, focusing on the Malaysia market. On December 19, Linkage Electronic achieved the status of a top-tier TikTok guild in Thailand. We intend to further expand to Indonesia and Philippines in 2024.

In addition, we believe a sizeable Customer and Merchant bases will help us secure additional authorized agency qualifications of media. The Merchants are in a constant search for media, which would most effectively reach their target customers at the lowest cost. As the online marketing industry evolves, the popularity of media may change quickly. Therefore, it is critical for us to identify new media resources which could offer advertising services sought after by the Merchants. We will monitor popular media, which have already acquired massive traffic, as well as those up-and-coming media with innovative advertising formats, which are expected to attract a significant amount of audience attention in the future, and seek more authorized agency qualifications of them. Then we will seek to enter into agency agreements with the relevant media. Such authorized agency qualifications would position us as the gateway to such media. It may also allow us to benefit from the commission policies which usually come with such authorized agency qualifications and generate additional revenue for us. If we can secure access to popular media with authorized agency qualifications, we expect that would, in turn, help us attract more Merchants to use our services. This could create a virtuous cycle to fuel the growth of our Merchant and media bases.

Actively Layout Social E-commerce Channels

Social commerce is the use of social media platforms like Facebook, Instagram, and TikTok to market and sell products and services. According to an industry report of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co. (“Frost & Sullivan”) commissioned by us in July 2023, entitled “Cross-border E-commerce Market Study in RCEP,” social media platforms provide sellers with more precise user targeting and burst content dissemination mechanisms, assisting sellers with high-quality content in lowering exposure costs. In 2021, social commerce contributed nearly $48 billion, or 44% of the total e-commerce market in Southeast Asia. We believe that TikTok has built a complete closed-loop e-commerce ecosystem based on short-form videos and live broadcasts. In December 2022, the Company officially became a TikTok shop partner, and cooperated with TikTok to expand social e-commerce business in Southeast Asia. In 2023, we started to boost our influence and enhance user interaction by collaborating with Southeast Asian influencers, inviting them to join the guild, and providing TikTok operational training for them.

 Our plan includes leveraging TikTok’s closed-loop e-commerce ecosystem, utilizing precise user targeting and burst content dissemination mechanisms to create high-quality content that resonates with potential customers, exploring opportunities to integrate our products and services directly into the TikTok app, and developing targeted advertising campaigns on TikTok to reach potential customers in Southeast Asia. We expect that these steps could help us tap into the growth potential of social e-commerce in Southeast Asia, creating new opportunities for the Company in the future.

Develop a Wider Selection of Products

We will broaden and deepen our cooperation with leading third-party suppliers and brands, discover more emerging brands with great potential at a global scale, and further expand the Operating Entities’ product collection to cater to Customers’ changing needs. We plan to extend our reach to local suppliers and well-known brands.

We will also continue to invest in developing private label smart products, including but not limited to Bluetooth headphone, digital watches and Bluetooth speaker. Drawing upon what the Operating Entities learned from cooperating with third-party suppliers and brands, and combining it with their extensive industry knowledge, we plan to broaden private label product offerings to optimize the Operating Entities’ product mix and drive profitability, such as developing and introducing more high-margin smart products. Additionally, we may explore collaborations with influencers or other brands to create co-branded products that appeal to our target customers. Through these efforts, we aim to enhance customer loyalty, increase sales, and drive long-term profitability for the Operating Entities.

Venture into Southeast Asian Market

Based on our management team’s observations, Southeast Asian cross-border e-commerce market has developed rapidly, with a rapid increase in penetration over the past five years. In the future, the Company will venture into the Southeast Asian market, and will seek to replicate its e-commerce service system, drawing upon its experience accumulated in China and Japan to the Southeast Asian e-commerce market. We have invested approximately US$0.2 million from the net proceeds of our initial public offering in venturing into Southeast Asian market. We intend to selectively launch our integrated e-commerce related services in Southeast Asia for the following two years, starting from markets such as the Thailand, Malaysia, and Indonesia.

We expanded to Thailand and Malaysia in 2022. On December 13, 2022, HQT NETWORK secured the credentials to become a TikTok Shop partner, focusing on the Malaysia market. On December 19, Linkage Electronic achieved the status of a top-tier TikTok guild in Thailand. These guilds, resembling talent agencies, specialize in the operational and management support for TikTok broadcasters. They foster collaborations between the platform and broadcasters, enhancing recruitment and management efforts. They achieve profitability by providing business services to broadcasters and earning a share of their live-streaming income. We intend to further expand to Indonesia and Philippines in 2024. We plan to launch our 3C products, including Bluetooth earphones, in October 2024 and aim to market these products in Southeast Asian countries, such as Indonesia and the Philippines. We believe that we can expand into these new markets by leveraging our existing business data analysis technology and expect to (i) establish representative offices or appoint local partners; (ii) hire key marketing and support employees who are familiar with local languages and cultures to manage our business in these countries; and (iii) promote our brands in these countries by investing in marketing activities. For details about the estimated total capital expenditures related to such expansion plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

We face financial and logistical challenges associated with our plans for accelerated and geographically expansive growth. See “Risk Factors - Risks Relating to Our Business and Industry - If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed” and “Risk Factors - Risks Relating to Our Business and Industry - We may be unsuccessful in expanding and operating our business internationally, which could adversely affect our results of operations.”

Expand our Manpower and Talent Pool to Support our Pursuit of Business Growth

To support our pursuit of business growth and fit for our multiple lines of business, we intend to expand the Operating Entities’ operational teams to serve the growing Customer and Merchant bases and maintain relationships with an increasing number of suppliers. These include senior managers, various talents of the sale team, customer service team, supplier relationship team, optimization team, creative team, and finance and administrative team. In addition, we intend to form a global business team that we anticipate will consist of approximately 30 members to support our expansion into the Southeast Asian market in the coming two years, and we expect to incur expenses ranging between approximately $2 million and $3 million for each year. We expect the funds for such expansion to come from shareholders’ investments and the proceeds from our initial public offering, as well as cash inflows from ongoing operations. We may face challenges and difficulties primarily driven by (i) whether our operating results will grow as anticipated; (ii) the stability of our business personnel system; and (iii) the impact of regulatory policies and market changes impacting our Company.

Further Strengthen our Supply Chain Integration

We expect to invest approximately 30% of the net proceeds of our initial public offering in strengthening our supply chain integration. First, we will attach labels for our products, which will provide Customers with detailed information about each product, including its origins, quality, and authenticity. This is intended to help Customers make more informed purchasing decisions to increase their confidence in our products. We also plan to expand our reach by offering a broader selection of products across a wider range of categories and markets. To achieve this, we will leverage our expertise in cross-border e-commerce to identify new product categories and markets with high growth potential. In addition, we plan to deepen our relationships with suppliers and work to establish partnerships with logistics companies, in order to ensure a reliable and efficient supply chain for our products offerings.

We are subject to material cybersecurity risks in our supply chain based on third-party products, software, or services used in our operations, and any cybersecurity incidents could materially disrupt our operations and/or negatively impact our financial position and results of operations. For instance, we rely on third-party manufacturers for the production of private label smart products, and any cybersecurity breaches associated with these products may damage our reputation, lead to a decrease or even loss of sales, and materially and negatively affect our cross-border sales operations. See “Risk Factors - Risks Relating to Our Business and Industry - Cybersecurity risks and cyber incidents may adversely affect the Operating Entities business by causing a disruption to their operations, a compromise or corruption of their confidential information, misappropriation of assets and/or damage to their business relationships, all of which could negatively impact their business and results of operations.” Our board of directors have adopted certain measures to address any cybersecurity threats and mitigate any cybersecurity risks. See “Management - Board Oversight of Cybersecurity Risks.”

Business Model

We currently generate revenue the following principal sources:

●	Cross-border sales. Products are sourced from Japanese and Chinese manufacturers and brands, together with private label smart products, and are included as the Operating Entities’ internal “recommended” or “strictly selected” product collection for Customers to select and purchase. The Operating Entities generate revenue through the difference between the purchase price from suppliers and the selling price to Customers. For the fiscal years ended September 30, 2024, 2023 and 2022, revenue derived from cross-border sales was $6.48 million, $10.59 million, and $17.91 million, accounting for approximately 62.95%, 83.14% and 81.29% of our total revenue for the respective periods.

●	Integrated e-commerce services.

We have been providing fully managed e-commerce operation services to sellers on Japanese cross-border e-commerce platforms since April 2024. Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to us for handling throughout full operational cycle. The services mainly include:

●	Online shop setup: 1) store page design and decoration, 2) payment settings, and 3) products listing;

●	Online shop promotion: design marketing plans and product combinations to attract customers; and

●	Customer service: post-sales customer service.

Clients are only responsible for the delivery of goods. We charges a service commission based on GMV (Gross Merchandise Volume) of the online shop. Therefore, such revenues are reported on a net basis. For the six months ended March 31, 2025, our revenue from fully managed e-commerce operation services was $0.17 million. For the fiscal years ended September 30, 2024, our revenue from fully managed e-commerce operation services was $3.28 million.

(i)

Digital Marketing. HQT NETWORK helps the Merchants design and optimize online advertisements, and distribute advertisements through social media platforms. HQT NETWORK has cooperated with Google since 2017 and became an authorized agent of Google in 2018. During the six months ended March 31, 2025 and the fiscal years 2024, 2023 and 2022, HQT NETWORK earned commissions from Google for procuring the Merchants to place ads with it. For the six months ended March 31, 2025 and 2024, revenue derived from digital marketing was $0.08 million and $0.13 million which accounted for approximately 2.28% and 2.71% of our total revenue for the respective periods. For the fiscal years ended September 30, 2024, 2023 and 2022, revenue derived from digital marketing was $0.31 million, $1.53 million and $3.95 million, which accounted for approximately 3.03%, 11.99% and 17.91% of our total revenue for the respective periods.

(ii)

E-commerce Operation Training and Software Support Services. The Operating Entities provide Customers with recorded e-commerce operation training and software support services. The Operating Entities generate revenue through service fees charged to Customers who purchase recorded e-commerce operation training and use software support services. The revenue from digital marketing services decreased from USD0.13 million for the six months ended March 31, 2024 to USD0.08 million for the six months ended March 31, 2025, because the company finished its business agreement with Google in January 2025, ceasing all related operations, and initiated the deregistration process in April 2025. For the fiscal years ended September 30, 2024, 2023, and 2022, our revenue from e-commerce operation training and software support services was $0.22 million, $0.62 million and $0.18 million, which accounted for approximately 2.14%, 4.86% and 0.80% of our total revenue for the respective periods.

The following tables presents our revenue   for six months ended March 31, 2025 and 20224. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations.”

	2025	2024
	USD	USD
Cross border Sales	800,751	4,536,131
Integrated E-commerce services	2,701,196	262,232
Fully managed e-commerce operation services	2,591,308	-
Digital marketing services	76,907	128,993
Others	32,981	133,239
Total revenues	3,501,947	4,798,363

The following tables presents our revenue for the fiscal years ended September 30, 2024, 2023 and 2022. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations.”

	For the Years Ended September 30,
	2024	2023	2022
	USD	USD	USD
Cross border Sales	6,476,939	10,587,053	17,907,407
Integrated E-commerce services	3,812,742	2,146,286	4,120,896
Fully managed e-commerce operation services	3,280,002	-	-
Digital marketing services	312,180	1,527,247	3,945,353
Others	220,560	619,039	175,543
Total revenues	10,289,681	12,733,339	22,028,303

Cross-border sales

The Operating Entities source products from Japanese and Chinese manufacturers and brands, together with private label smart products, and are included as the Operating Entities’ internal “recommended” or “strictly selected” product collection for Customers to select and purchase.

Product Selection

The Operating Entities execute a thorough product selection process by collecting market trend information from various countries and channels, such as press conferences, new media, magazines, e-commerce platform reports, professional research institution reports, Google Analytics, Google AD keyword, Google Trends, and others. Combining this information with their years of e-commerce experience, the Operating Entities predict consumer trends and preferences in different markets and establish a constantly evolving Top 50 product library for different categories. In addition, based on the market data analysis and demand trend changes, the Operating Entities continuously optimize the design of private label smart products category under their brand and select original-entrusted-manufactures with overall evaluation of quality, delivery capabilities, after-sales service, price, etc. for production. Ultimately, the products selected through this process, including private label smart products, are included within the Operating Entities’ internal “recommended” or “strictly selected” product collections.

 In addition, the Operating Entities will add labels for each category of these internal “recommended” or “strictly selected” products, providing additional information to Customers, such as product category, properties, specification, package, delivery time, keyword, origin, quality, authenticity, sales volume in different quarters and regions. This can help Customers select products with better precision and greater efficiency. The Operating Entities typically release these internal “recommended” or “strictly selected” products on their official websites (www.jp-extend.com and www.whale.xin) as well as send information about these products to Customers and potential customers via email.

The Customers place orders directly with the Operating Entities through email. Following receipt of orders, the Operating Entities either place orders with suppliers who ship the products directly to the Customers, or deliver the orders from their own warehouses in Japan to the Customers via third-party delivery companies.

Product Offerings

The Operating Entities offer food, beauty and personal care products, health products, private label smart electronics, household products, pet supplies, and alcoholic beverages. The following table illustrates the categories of products sold by the Operating Entities:

Product Category	Product Description
Food	Soft drinks, packaged snacks, tea and coffee, fruit juices, and mineral water
Beauty and personal care products	Cosmetics, skin care products, fragrances, cosmetic applicators
Health products	Nutritional supplements, medical supplies and devices
Private label smart electronics	Power banks, smartwatches, wireless Bluetooth headsets, neck fans, portable handheld fans, GaN charging heads, portable energy storage power supplies, wireless chargers, humidifiers, Bluetooth speakers, charging cables, heating vests, docking stations, wireless mouse, and hair removal apparatus
Household products	Bedding and bath products, home décor, dining and tabletop items, storage containers, car supplies, cleaning agents, and laundry supplies
Pet supplies	Pet food, toys, pet apparel, neck straps, and leashes
Alcoholic beverages	Whisky, beer, and sake

For the six months ended March 31, 2025, the top three product categories were food, beverage products, and stationery, accounting for 60.69%, 13.09% and 12.30% of total cross-border sales from EXTEND, respectively. For the year ended September 30, 2024, the top three product categories were food, beauty products, and 3C electronic products, accounting for 35.95%, 21.07% and 20.50% of total cross-border sales from EXTEND, respectively. For the fiscal year ended September 30, 2023, the top three product categories were food, beauty products and health products, accounting for 52.61%, 17.04% and 6.34% of total cross-border sales from EXTEND, respectively. For the year ended September 30, 2022, the top three product categories were food, health products and beauty products, accounting for 58.09%, 9.82%, and 5.14% of total cross-border sales from EXTEND, respectively.

Our Private Label Smart Electronics

As of March 31, 2025, the Operating Entities had cooperated with 554 suppliers. Together with them, the Operating Entities have developed a deep understanding of young consumers’ tastes and preferences, through which the Operating Entities believe they may predict consumer trends and quickly identify, incubate and promote fashionable brands that represent the future of smart electronic product consumption trends. The Operating Entities established our private label smart electronics in 2021. As of March 31, 2025, the Operating Entities had developed 211 cumulative SKUs, including a power bank for the mobile phones, smartwatches, wireless Bluetooth headsets, etc.

The Operating Entities adopt an “original-entrusted-manufacture” model in product private label smart electronics, meaning the Operating Entities do not directly produce such private label smart electronics, but are responsible for designing them and entrusting third-party manufacturers to produce them. As of March 31, 2025, the Operating Entities had collaborated with a diversified group of selected manufacturers for the manufacturing and supply of products under their private smart electronics. The Operating Entities enter into framework agreements with manufacturers which set out key terms, including the general terms, such as order of goods, delivery and acceptance, processing of returns, terms and conditions of payments, and handling of confidential information, among other things.

The Operating Entities adopt a manufacturer selection process for our private label products. The Operating Entities conduct an overall evaluation including quality, pricing, manufacturing facility, and supporting services. The Operating Entities have implemented strict quality control procedures throughout selection and ongoing evaluation process. Such quality control procedures begin with incoming material inspection, materials and warehouse management, preventive and corrective action system and end with outgoing inspection. For example, third-party manufacturers must have the required qualifications in order to produce our products. Upon our verification and The Operating Entities adopt a manufacturer selection process for our private label products. The Operating Entities conduct an overall evaluation including quality, pricing, manufacturing facility, and supporting services. The Operating Entities have implemented strict quality control procedures throughout selection and ongoing evaluation process. Such quality control procedures begin with incoming material inspection, materials and warehouse management, preventive and corrective action system and end with outgoing inspection. For example, third-party manufacturers must have the required qualifications in order to produce our products. Upon our verification and approval by inspecting their qualification materials, verifying their production capacity and safety, business reputation and conflict of interests, and conducting on-site visits and inspection, such third-party manufacturers are authorized to produce our products in accordance with our production standards and technologies.

During the six months ended March 31, 2025, and the fiscal years ended September 30, 2024, 2023 and 2022, the Operating Entities mainly relied upon four partner manufacturers based in China; namely, Shenzhen Luoxi Technology Co., Ltd. (“Shenzhen Luoxi”), Shenzhen Huajue Communication Co., Ltd. (“Shenzhen Huajue”), Shenzhen Weiermei Intelligent Technology Co., Ltd. (“Shenzhen Weiermei”), Dongguan Pinmi Electronic Technology Co., Ltd. (“Dongguan Pinmi”), and Shenzhen Ailikesi Telecom Co., Ltd. (“Shenzhen Ailikesi”) for the manufacturing of private label products.

For the six months ended March 31, 2025, we paid Shenzhen Huajue, Dongguan Pinmi, Shenzhen Luoxi, and Shenzhen Ailikesi manufacturing fees in the amount of US$0.11 million, US$0.26 million, nil and nil, respectively, representing 30.32%,    30.32%, nil and nil of the total amount of manufacturing fees paid during the period, respectively. For the fiscal year ended September 30, 2024, we paid Shenzhen Huajue, Dongguan Pinmi, Shenzhen Luoxi, and Shenzhen Ailikesi manufacturing fees in the amount of US$0.49 million, US$0.47 million, US$0.13 million, and US$0.04 million, respectively, representing  8.20%, 7.80%, 2.15% and 0.62% of the total amount of manufacturing fees paid during the period, respectively. For  the fiscal year ended September 30, 2023, we paid Shenzhen Luoxi, Shenzhen Huajue, Shenzhen Weiermei, and Shenzhen Ailikesi manufacturing fees in the amount of US$0.43 million, US$0.30 million, US$0.12 million, and US$0.01 million, respectively, representing 4.17%, 2.92%, 1.19% and 0.11% of the total amount of manufacturing fees paid during the period, respectively.

The Operating Entities typically enter into strategic cooperation agreements with partner manufacturers in a similar form. The material terms of the agreements include the following:

Responsibilities of the Partner Manufacturers. The partner manufacturers are responsible for manufacturing private label electronics products for the Operating Entities based on the Operating Entities’ instructions and specifications, which may include the design and use of any designated raw materials, software, integrated circuits, and others. The partner manufacturers provide a 12-month warranty free of charge for any product defects not attributable to users’ actions.

Consideration; payment terms. The Operating Entities place orders with the partner manufacturers from time to time for manufacturing requests, and the consideration and payment terms will be provided in such orders. Typically, a purchase order specifies the type of products purchased with specifications such as models and colors, number of units purchased, per unit purchase price, and total purchase price. A purchase order also provides the methods of delivery, the amount of deposit, and terms governing product inspection.

Terms of the agreement. The terms of the agreements typically range from five (5) years to ten (10) years.

Termination; renewal terms. The agreements will be automatically renewed for additional one-year terms, unless one party has provided a three-month advance written notice to the other party prior to the expiration of the term. No specific termination clauses are provided in the strategic cooperation agreements.

Pricing and Payment of Products

The Operating Entities offer competitive pricing to attract and retain Customers. Prices are decided by the Operating Entities with reference to major online and offline competitors, taking into account the overall pricing strategy for different categories. The Operating Entities constantly monitor the prices of products offered by their competitors. The Operating Entities typically evaluate the profitability of their products every six months and make continuous efforts to maintain and improve an efficient cost structure and create incentives for suppliers to provide the Operating Entities with competitive prices.

The Customers make payments to the Operating Entities through bank transfers, and the Operating Entities make payments to suppliers based on the purchase orders. The logistics costs are typically agreed upon and specified in the order, indicating which party is responsible for the cost.

Product Delivery Process

The Customers place orders directly with the Operating Entities through email. Following receipt of orders, the Operating Entities will adopt two different ways to fulfill the orders.

Generally, the Operating Entities do not keep a large stock of inventory on hand. Instead, they place an order with suppliers each time they receive orders from Customers. The supplier then ships products directly to Customers, eliminating the need for the Operating Entities to store and manage inventory.

For the more popular selling products (such as beverages and snacks) with fast turnover, the Operating Entities will purchase from the suppliers and arrange for the products to be delivered to the Operating Entities’ warehouse in Japan. Upon arrival, the products will undergo a thorough quality inspection to ensure them meet the Operating Entities’ standards. Any products that fail the inspection will be returned to the supplier. Once the products have passed the quality inspection, they will be sorted and organized in the warehouse based on factors such as product type, expiration date, and popularity. This allows the Operating Entities to quickly access and retrieve the products when needed. After the products have been inspected and organized in the warehouse, the Operating Entities will package the products according to the Customer’s order and arrange for shipment. The Operating Entities work with third-party logistics providers to ensure timely and efficient delivery to Customers, while also monitoring inventory levels in the warehouse to ensure they have adequate stock to fulfill orders.

Suppliers

The Operating Entities maintain an extensive network of suppliers. During six months ended March 31, 2025 and the fiscal years ended September 30, 2024, 2023 and 2022, we directly sourced from 38 suppliers, 110 suppliers, 182 suppliers, 215 suppliers, respectively. For the six months ended March 31, 2025, four suppliers accounted for approximately 19.43%, 17.61%, 14.81% and 10.74% of our purchases in terms of monetary value, respectively. For the fiscal year ended September 30, 2024, two suppliers accounted for approximately 15.39% and 10.74% of our purchases in terms of monetary value, respectively. For the fiscal year ended September 30, 2023, four suppliers accounted for approximately 28.50%, 26.44%, 16.72%, and 13.22% of our purchases in terms of monetary value, respectively. For the fiscal year ended September 30, 2022, two suppliers accounted for approximately 20.59% and 15.97% of our purchases in terms of monetary value, respectively. See “Risk Factors - Risks Relating to Our Business and Industry - If the Operating Entities fail to maintain and expand our relationships with suppliers, our revenues and results of operations will be harmed.”

Supplier Selection

When choosing suppliers, the Operating Entities take into consideration, among other things, whether their products complement the Operating Entities’ overall product offering, the quality and prices of their products, market reputation, production and/or distribution capacity, the market potential of their products, and the availability of supplier commissions. Before the Operating Entities engage with any new supplier, the Operating Entities also examine their qualifications and license to verify that they operate their businesses in compliance with applicable laws, rules, and regulations.

The Operating Entities work closely with their top suppliers, to strengthen our relationships with them. The Operating Entities constantly communicate with their suppliers to keep them informed of any changes to the inventory levels of their products in order for them to timely respond to the Operating Entities’ sales demands. The Operating Entities also seek to cooperate with other distributors who directly source from suppliers that we have not had an established relationship with them.

The Operating Entities generally enter into supply agreements with suppliers which lay out the general terms of the relationship, such as order of goods, delivery and acceptance, processing of returns, terms and conditions of payments, and handling of confidential information, among other things. These supply agreements typically have a term of one year and automatically renew for successive one-year terms unless either party sends written notice of non-renewal no later than two or three months prior to the expiration of the then current term of such agreement.

Geographic Areas

The following tables illustrate our revenue from cross-border sales for the six months ended March 31, 2025 and 2024 is summarized below:

	For the six months ended March 31,
	2025	2024
	USD	USD
Hong Kong	2,668,215	434,294
Japan	431,599	3,496,662
Mainland China	402,133	867,407
Total revenues	3,501,947	4,798,363

The following tables illustrate our revenue from cross-border sales for the fiscal years ended September 30, 2024, 2023 and 2022 by geographic areas.

	For the Years Ended September 30,
	2024		2023		2022
	Amount	%	Amount	%	Amount	%
Geographic Areas
Japan market	4,101,865	63.33%	9,625,989	84.88%	16,515,393	92.23%
China market	2,375,074	36.67%	1,254,845	11.06%	978,442	5.46%
HK market	-	-%	459,935	4.06%	413,572	2.31%
Total	6,476,939	100.00%	11,340,769	100.00%	17,907,407	100.00%

Quality Control

The Operating Entities place strong emphasis on quality control for both merchandise sourcing and services. The Operating Entities’ quality control starts with procurement. In particular, the Operating Entities have screened and selected a core set of companies as their suppliers after reviewing product selection and quality, manufacturing, packaging, transportation, storage capabilities, and cost competitiveness. The Operating Entities conduct random quality inspections of each batch of products they procure. The Operating Entities have implemented strict quality control procedures throughout selection and ongoing evaluation process. Our quality control procedures begin with incoming material inspection, materials and warehouse management, procedure control, preventive and corrective action system and end with outgoing inspection. Our quality control team conducts site visits at the manufacturers’ facilities and closely monitors the quality of the raw materials and finished products as well as the manufacturing process. We also examine product samples at the production testing stage to ensure they satisfy all requirements set forth in the agreements before mass production.

Customers

The Operating Entities have grown the Customers base through their cross-border sales. They acquire Customers through various means, including (i) exploiting our industry connections to identify potential customers; (ii) referrals by their existing Customers; and (iii) collaboration with other platforms (such as affiliate marketing platform) and their off-campus production and teaching integration training bases. For the six months ended March 31, 2025, Operating Entities had 28   customers. For the fiscal years ended September 30, 2024, 2023 and 2022, the Operating Entities had 56, 97 and 83 Customers, respectively. In terms of cross-border sales, for the six months ended March 31, 2025, one customer accounted for approximately 9.85%   of our revenues in terms of monetary value. For for the fiscal year ended September 30, 2024, one Customer accounted for approximately 23.08% of our revenues in terms of monetary value. For the fiscal year ended September 30, 2023, one Customer accounted for approximately 10.73% of our revenues in terms of monetary value. For the fiscal year ended September 30, 2022, two Customers accounted for approximately 17.53% and 10.53% of our revenues in terms of monetary value, respectively.

Digital Marketing

Merchants

HQT NETWORK has cooperated with Google since 2017 and became an authorized agent of Google in 2018. HQT NETWORK helps the Merchants create multilingual websites, optimize product keyword rankings, and distribute advertisements on Google and its channels, such as Google search engine, Google display, Gmail, and YouTube. HQT NETWORK aims to provide comprehensive digital marketing solutions equipped with technology and data that meet the digital marketing needs of the Merchants, and help the Merchants engage, cultivate, retain and expand regional customer base.

The Merchants of digital marketing mainly fall into three categories: Customers, the Operating Entities’ suppliers, and other cross-border e-commerce sellers. During the fiscal years 2024, 2023 and 2022, HQT NETWORK acted solely as an authorized agent of Google and earned commissions from Google for helping Google procuring Merchants to place ads on its channels. HQT NETWORK does not charge the Merchants service fees for providing this service. During the six months ended March 31, 2025, the Operating Entities served 56  Merchants. During the fiscal years ended September 30, 2024, 2023 and 2022, the Operating Entities served 98, 157 and 137 Merchants, respectively.

Ad Distribution Channels

The Operating Entities mainly distribute online advertisements through social media platforms and their own channels.

With the emergence of search engines and online social media attracting numerous users, Merchants, brand suppliers and customers are increasingly receptive of the idea of identifying search engines and online social media accounts that have influence over potential customers on these platforms, and orienting marketing activities around KOLs. The Operating Entities’ digital marketing services generally involve the design and implementation of creative advertising campaigns carried out on social media platforms through the use of influential search engines and online social media accounts with suitable target audiences.

Agency Agreement with Google

HQT NETWORK typically enters into agency agreement with Google with a term of one year, and its currently effective agency agreement with Google expires on January 1, 2025. Pursuant to the agency agreement currently in effect, HQT NETWORK is responsible for identifying and procuring Merchants who then purchase ad inventory from the Google platforms, facilitating the transaction process, and assisting with advertisement deployment in Mainland China and Hong Kong. As Google’s authorized agency, HQT NETWORK’s relationship with Google is mainly governed by the agency agreement which provides for, among other things, credit periods and the commission polices offered to HQT NETWORK. Either party to the agency agreement may terminate the agreement upon a 30-day advance written notice, and Google may unilaterally terminate the agreement if HQT NETWROK fails to perform certain obligations specified therein.

The following is a summary of the material terms of HQT NETWORK’s agency agreement with Google currently in effect, dated January 18, 2024:

Scope and Goal of Agreement. The agreement allows HQT NETWORK to participate in Google’s advertising program, which provides HQT NETWORK with certain incentives based on certain milestones within Google’s advertiser program.

Responsibilities of HQT NETWORK. HQT NETWORK identifies and secures Merchants who then purchase ad inventory from Google platforms, facilitate the transaction process, and assist with advertisement deployment in Mainland China and Hong Kong.

Commissions. Commissions are granted to HQT NETWORK based on the actual qualifying ad spend calculated by Google, excluding any reversals of ad spend, if applicable. Historically, the rates offered to HQ NETWORK by Google typically range from 3% to 12% of actual qualifying ad spend.

Termination. Either party to the agency agreement may terminate the agreement upon a 30-day advance written notice, and Google may unilaterally terminate the agreement if HQT NETWROK fails to perform certain obligations specified therein.

Term of the Agreement. The agreement is valid for one year, from January 1, 2024, to December 31, 2024.

Commissions offered by Google

In business transactions where HQT NETWORK receives commissions from Google, HQT NETWORK is rewarded for assuming the role as an agent of Google, and these commissions are recognized as revenue for HQT NETWORK’s provision of such sales agency services. The commissions HQT NETWORK earns from Google come with a variety of structures and rates, which are primarily determined based on the contract terms with Google and its applicable commission policies. Occasionally, Google may also offer additional discretionary incentives to encourage its authorized agencies to achieve certain benchmarks according to Google’s then sales and marketing goals.

Set forth below are some of the more typical structures of commissions that Google offered to HQT NETWORK during the six months ended March 31, 2025 and the fiscal years 2024, 2023 and 2022:

●	across-the-board standard-rate commissions based on the amount of ad currency units (note) acquired or actual advertising spend

●	differential standard-rate commissions based on the amount of ad currency units acquired or actual advertising spend and certain prescribed classifications (e.g., industry of the Merchants, new or existing Merchants, types of ad inventory);

●	commissions on a scale of progressive rates based on accumulated ad currency units acquired or accumulated advertising spend; and

●	commissions on progressive or differential rates based on certain prescribed measuring benchmarks (e.g., the number of new Merchants secured, the number of clicks or views of the advertisement, the frequency with which the advertisement is forwarded, accumulated ad currency units acquired or actual advertising spend from Merchants of a particular industry, growth in ad currency units acquired or actual advertising spend).

Note: “Ad currency units” are effectively a kind of virtual currency that needs to be purchased from relevant media to acquire their ad inventory. In other words, ad currency units are the fees that the Merchants pay to relevant media for showing their ads on such media’s different channels.

The rates offered to us by Google are based on the contractual terms and typically range from 3% to 12% of ad currency based upon the above methodologies.

These commissions may (i) take the form of cash which, when paid, are typically applied to set off HQT NETWORK’s accounts payable with the relevant Google; or (ii) in the form of ad currency units which will be deposited in the account HQT NETWORK maintained in the back-end platform of Google, and can then be utilized to fulfill the Merchants’ orders for purchases of ad currency units. These commissions are generally ascertained and settled on a quarterly or annual basis.

The revenue from digital marketing services decreased from USD0.13 million for the six months ended March 31, 2024 to USD0.08 million for the six months ended March 31, 2025, because the company finished its business agreement with Google in January 2025, ceasing all related operations, and initiated the deregistration process in April 2025. For the fiscal years ended September 30, 2024, 2023 and 2022, the revenue in digital marketing services come from the commissions was $0.31 million, $1.53 million and $3.95 million, accounting for approximately 3.03%, 11.99% and 17.91% of our total revenue for the respective periods. The Operating Entities’ digital marketing services depend upon Google. Although the Operating Entities continually seek more authorized agency qualifications of other media, there is no guarantee that they will be successful in the near future. See “Risk Factors - Risks Relating to Our Business and Industry - If HQT NETWORK fails to maintain the relationship with Google, its digital marketing services could be materially affected, which in turn could adversely affect our financial condition and results of operations.”

Partnerships with Other Advertising Agencies

As an industry practice, some ad inventory is only available through a media’s authorized agencies as a result of the media’s own policies or practices. Therefore, advertising agencies may tap into the marketing channels possessed by other advertising agencies to gain access to a wider array of online media.

On January 2, 2023, through HQT NETWORK and Chuancheng Digital, we entered into an advertisement publishing agreement with Huntmobi Holdings Limited, an online advertising agency based in China, for the deployment of ads on certain media or marketing platforms through Huntmobi Holdings Limited, including but not limited to Meta, Google, Tik Tok, Twitter, Eagllwin, and Kwai. Our payment to Huntmobi Holdings Limited will be calculated with reference to the actual qualifying ad spend placed through the agency, with an additional 15% of actual qualifying ad spend as service fees, if we receive certain elective services such as ad creation and ad campaign optimization. We generate profit under this agreement by receiving commissions from Huntmobi Holdings Limited, which may range from 0% to 7.5% of the actual qualifying ad spend the Merchants incur, which may vary by each media and the total amount of actual qualifying ad spend placed by the Merchants on such media platform in a given period of time. Under the agreement, we are billed on a monthly basis. The agreement will be automatically renewed for an additional year unless one party provides a 30-day advance notice to the other party prior to the expiration date. The current term of the agreement expires on December 31, 2024.

Acquiring Merchants

The Operating Entities acquire Merchants through various means, including (i) taking advantage of our industry connections to identify potential Merchants; and (ii) reaching out to the existing Merchants to explore further business opportunities. The Operating Entities mainly approach potential Merchants by attending seminars and through referrals from existing customers.

E-commerce Operation Training and Software Support Services

E-commerce Operation Training

The Operating Entities provide Customers with recorded e-commerce operation training courses. The following table illustrates the categories of training courses they offer:

Training Courses Category	Description
Full-level Class

- Introduction of e-commerce markets in Japan and China

- Introduction of basic setting of store set-up

- How to apply for opening a store

- Specific preparations before and after order processing

- How to operate a store in different stages of development

Advanced Class	- How to create links and modify pictures - Data analysis from advertisements - Store data analysis & product selection - Logistics focus (importance of overseas warehouses)/precautions for stocking

Training Courses Category	Description
Advertising Topics Class	- Product selection analysis & recommendation - How to advertise and create hot-selling products - Other advertising techniques
Data Analysis Class	- Provide users with first-hand advertising data analysis from social platform and recommendations.

The Operating Entities typically enter into a service agreement with a third-party company with a term of one year, pursuant to which, the Operating Entities launch their videos of e-commerce operation training courses on the third-party company’s website (https://apprw4pskgo8111.pc.xiaoe-tech.com). To access the courses, Customers need to register on this website, place orders for the courses, and pay the training fees through this website. The website deducts a 0.6% commission fee before the Operating Entities withdraw the training fees from the website to their own bank accounts on daily basis.

Software Support Services

The Operating Entities provide extensively software support services throughout our business system with Customers to help them operate their cross-border e-commerce business. The Operating Entities’ software includes:

●	Honeybee product shelving software. Honeybee product shelving software is able to make product shelving more effective, cut the number of orders that are out of the ordinary, reduce the amount of capital used by inventory, and lower the cost of labor.

●	Linkage ERP System. Our Linkage ERP System creates automated work environments - multi-store management, visual operation analysis, order management, financial management, delivery management and after-sales management, which helps businesses function in a more efficient and effective manner. This then enables Customers to focus on growth activities, such as adding new products, improving fulfillment times and marketing campaigns.

The Operating Entities generate revenue by offering these two software/system to Customers through various methods, such as charging a one-time licensing fee or a recurring subscription fee. Additionally, they may provide additional services, such as customization, training, and technical support for an additional fee. Customers can pay an upfront fee for a specific period of access to the software/system or pay a recurring fee to continue using it. The Operating Entities also offer additional services related to the software/systems for a fee, such as customization, training, and technical support.

For the six months ended March 31, 2025, our revenue from e-commerce operation training and software support services was $32,981, accounting for approximately 0.94% of our total revenue for the respective periods. For the fiscal years ended September 30, 2024, 2023, and 2022, our revenue from e-commerce operation training and software support services was $202,616, $619,039 and $175,543, accounting for approximately 3.13%, 4.86% and 0.80% of our total revenue for the respective periods.

Marketing

Our marketing and promotion strategy is to build brand recognition, attract new Customers and Merchants, increase Customer and Merchant traffic to our services, build strong Customer and Merchant loyalty, maximize repeat Customer and Merchant visits, and develop incremental revenue opportunities.

Online, the Operating Entities approach potential Customers and Merchants through (i) advertising promotion on their own official websites (www.jp-extend.com and www.whale.xin), search engines, major e-commerce platforms, social media, and independent websites, (ii) sending email marketing to potential Customers and Merchants, (iii) and referrals from existing Customers and Merchants. Offline, the Operating Entities participate in trade shows and events to showcase our products or services and network with potential Customers and Merchants.

During the next three years, we intend to expand existing marketing teams, deploy social platform advertisements for our products and services, and adopt new marketing methods, including livestreaming e-commerce and influencer marketing, to promote our brand, products and services. We estimate the cost associated with these marketing initiatives to be approximately $4 million. The funds for such initiatives are expected to come from shareholders’ investments and borrowings from banks, as well as cash inflows from ongoing operations.

Research & Development

The Company’s research and development activities primarily relate to the optimization and implementation of its private smart products, Linkage ERP System, and Honeybee product shelving software. The Company intends to continue to invest in upgrading the Linkage ERP System, in the way of introducing much more variety of products and integrating more supporting functions, in particular, developing functions that are localized to the Southeast Asia markets (such as language supports, access to local warehouse system, and etc.). As of the date of this prospectus, the Linkage ERP System is currently in its pilot testing phase and continue to upgrade until 2025. In addition to above mentioned systems, the Company also intends to invest in developing short-form video editing tools, enabling Customers to edit videos to showcase their products with e-commerce related labels such as price, origins and functions. As of the date of this prospectus, the short-form video editing tools are currently in the development stage. By using these tools, Customers could make their videos more informative and attractive, and post their videos on social media platforms such as TikTok, where they could interface with online buyers.

As of March 31, 2025, the Operating Entities’ research and development team was comprised of 6 members, representing approximately 10% of their total employees as of the same date. Research and development costs are expensed as incurred. During the six months ended March 31, 2025 and the fiscal years ended September 30, 2024, 2023 and 2022, the Operating Entities’ research and development expenses were $0.27 million, $0.30 million, $0.59 million and $0.63 million, respectively. We anticipate that our research and development expenses will continue to increase as we hire additional personnel and invest in software development in connection with the expansion of our business operations.

Competition

The cross-border e-commerce service provider industry in Japan and China is highly-competitive and rapidly evolving, with many new companies joining the competition in recent years and few leading companies. We primarily compete against offline and online supply chain providers, retailers, and wholesalers, but also increasingly face competition from advertising providers, software support service providers, and other cross-border e-commerce service providers. Our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases, more cost-effective fulfillment capabilities, or greater financial, technical, or marketing resources than we do. Competitors may leverage their brand recognition, experience, and resources to compete with us in a variety of ways, including investing more heavily in research and development and making acquisitions for the expansion of their products. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory policies, and devote substantially more resources to their website and platform development than us. In addition, new and enhanced technologies may increase the competition in the cross-border e-commerce service provider market. Increased competition may reduce our profitability, market share, customer base, and brand recognition. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures could have a material adverse effect on our business, financial condition, and results of operations, see “Risk Factors - Risks Relating to Our Business and Industry - the Operating Entities operate in a highly-competitive market and their failure to compete effectively could adversely affect their results of operations.”

Intellectual Property

We regard our domain names, software copyrights, trademarks, and trade secrets as critical to our success. We rely on a combination of patent, copyright, trademark, and trade secret laws to protect our intellectual property rights.

As of the date of this prospectus, we have registered:

●	fourteen trademarks in China, four trademarks in Japan and one trademark in the U.S.;

●	seventeen software copyrights in China; and

●	two domain names in China and one domain name in Japan.

Pursuant to the three different exclusive licensing agreements entered into between Ms. Xiaoyu Qi, the spouse of Mr. Zhihua Wu, our CEO and the Chairman of our Board of Directors, and Chuancheng Digital, dated June 15, 2021, April 6, 2022 and June 14, 2022, respectively, Ms. Qi granted Chuancheng Digital an exclusive and worldwide right to use her ten Japanese trademarks free of charge. Each of the agreements is valid for ten years, and neither party may terminate the agreements unilaterally, except that Chuancheng Digital has the right to unilaterally terminate each agreement in the event that any of Ms. Qi’s trademarks is invalid or infringed.

Employees

We had 86, 92, and 101 full-time employees as of as of September 30, 2024, 2023 and 2022, respectively.

The following tables provide a breakdown of our employees by functions and geographic locations as of September 30, 2024:

	Number of employees	Japan	Mainland China
Functions
Innovation Ecosystem Department	13	-	13
Finance	8	1	7
Cross-border Trade Department	20	8	12
Human Resources Administration	8	4	4
Research and Development	7	-	7
Digital Marketing	7	-	7
Supply Chain Development	19	7	12
Management	4	1	3
Total	86	21	65

As of September 30, 2024, there were no employees located in Hong Kong.

We enter into employment agreements with our full-time employees. As required under China’s regulations, the PRC subsidiaries participate in various employee social security plans that are organized by applicable local municipal and provincial governments, including housing, pension, medical, work-related injury, maternity, and unemployment benefit plans. However, the PRC subsidiaries did not contribute social security premium in full amount. See “Risk Factors - Risks Relating to Our Business and Industry - The PRC subsidiaries have not made adequate social insurance and housing provident fund contributions for all employees, as required by PRC regulations, which may subject them to penalties.”

We believe that we maintain a good working relationship with our employees, and we have not experienced material labor disputes in the past. None of our employees and contract workers are represented by labor unions.

Properties

We maintain our headquarters in 2-23-3 Minami-Ikebukuro, Toshima-ku, Tokyo, Japan. Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States.

The Operating Entities’ principal executive offices are located in Japan and mainland China. The Operating Entities do not own any real property. The following is a summary of the Operating Entities’ leased properties as of the date of this prospectus.

Lessor	Lessee	Location	Area (Square Meter)	Annual Rent	Term	Use
Daitokentaku Co., Ltd.	EXTEND	Nakamuneoka 2-19-36, Shiki-shi, Saitama-ken	468.53	JPY 5,425,855	04/01/2020 - 03/31/2025	warehouse
ShinwaShoji Co., Ltd.	EXTEND	23-3 Minami Ikebukuro 2-chome, Toshima-ku, Tokyo	53.98	JPY 2,939,389	02/15/2020 - 02/14/2026	Office
Fujian Haishi Industrial Park Management Co., Ltd. 福建海狮产业园管理有限公司	Chuancheng Digital	Unit 7, 6/F, Building A, Vtion Smart Center, 11 Keji East Road, Shangjie Town, Minhou County, Fuzhou City, Fujian Province, China	30	RMB16,514	06/01/2021 - 05/31/2024	office
Maiduo (Fuzhou) Network Technology Co., Ltd. 脉多（福州）网络科技有限公司	Chuancheng Digital	Units 22-25, 22/F, Building A, Vtion Smart Center, 11 Keji East Road, Shangjie Town, Minhou County, Fuzhou City, Fujian, China	1095	RMB735,358	09/01/2022 - 08/31/2032	office

We believe that the Operating Entities’ current facilities are adequate to meet our current needs.

Insurance

The Operating Entities maintain certain insurance policies to safeguard them against risks and unexpected events. For example, the PRC subsidiaries provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance, for employee benefits of at least the minimum wage level for all eligible employees. The Operating Entities do not maintain business interruption insurance or product liability insurance, which are not mandatory under PRC laws or Japanese law. EXTEND has purchased property insurance covering its Japanese inventory and to insure the authenticity and quality of products and maintains a few other insurances to manage unexpected risks during its operations. The Operating Entities do not maintain key person insurance, insurance policies covering damages to network infrastructures or information technology systems, nor any insurance policies for facility properties. For risk factors relating to our insurance policies, please see “Risk Factors - Risks Relating to Our Business and Industry - The Operating Entities’ insurance coverage may not be sufficient to cover all the risks which their operations are exposed to and therefore the Operating Entities are susceptible to significant liabilities.”

Seasonality

The Operating Entities have experienced, and expect to continuously experience, seasonal fluctuations in their results of operations, due to seasonal changes in sales volume, as well as seasonality in our advertising services. For example, the Operating Entities generally experience lower sales volume in the first quarter of each year primarily due to Chinese New Year holiday season and higher sales volume in the third quarter of each year primarily due to their special seasonable promotion events held in September and November each year. In addition, the business hours of the Operating Entities’ logistics and fulfillment service will be impacted by the holidays Moreover, the Operating Entities’ results of operations may fluctuate due to changes in production cycle and launch of new styles or events.

Legal Proceedings

As of the date of this prospectus, we are not involved in any legal or administrative proceedings that in the opinion of the management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results, or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our combined financial statements and consolidated financial statements and the related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. For purposes of this section only, the term “Customers” shall mean (i) cross-border e-commerce sellers (both enterprises and individuals) that purchase products, e-commerce operation training, and software support services, and (ii) media that pay the Operating Entities commissions.

OVERVIEW

We, together with the Operating Entities in Japan, Hong Kong and mainland China, are a cross-border e-commerce integrated services provider based in Japan. There are two lines of businesses complementary to each other, including (i) cross-border sales and (ii) integrated e-commerce services. Our mission is to make cross-border transactions easier.

Key Factors that Affect Operating Results

We believe the key factors affecting our financial condition and results of operations include the following:

Changes in global and local economic conditions

Factors that could affect consumers’ willingness to make discretionary purchases include general business conditions, levels of employment, interest rates and tax rates, the availability of consumer credit, and consumer confidence in future economic conditions. Events leading to uncertainty of global and local economic conditions, such as trade wars and occasional regional armed conflicts, could adversely impact consumer purchases of discretionary items such as beauty and health products. In the event of an economic downturn, consumer spending habits could be adversely affected and we could experience lower than expected net sales, which could force us to delay or slow down the implementation of our growth strategy and have a material adverse effect on our business, financial condition, profitability, and cash flows.

Our ability to maintain our major Customers

For the six months ended March 31, 2025, 4 customers accounted for approximately 25.37%, 24.09%, 12.43% and 12.10%, of which are greater than 10% of our revenues in terms of monetary value, respectively. For the fiscal year ended September 30, 2024, two Customers accounted for approximately 23.08%, and 10.11% of which are greater than 10% of our revenues in terms of monetary value, respectively. For the fiscal year ended September 30, 2023, three Customers accounted for approximately 11.99%, 10.76%, and 9.85% of which are greater than 10% of our revenues in terms of monetary value, respectively. For the fiscal year ended September 30, 2022, three Customers accounted for approximately 18.03%, 17.53%, and 10.53%, of which are greater than 10% of our total revenues in terms of monetary value, respectively. While certain sales contracts and service contracts contain options of renewal, there is no assurance that our major Customers will continue their business relationships with us, or the revenue generated from transactions with them will be maintained or increased in the future. If we are unable to enter into new sales contracts or service contracts with our Customers upon the expiry of the current contracts, or there is a reduction or cessation of demands from these Customers for whatever reasons and we are unable to enter into sales contracts or service contracts of comparable size and terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected.

Our ability to compete successfully

Over the years, we have been devoted to developing the integrated ERP system (“Linkage ERP System”) for e-commerce sellers, and exploiting our advantages in supply chain services and networks. Through continuously upgrading, Linkage ERP System enables us to meet the ever-changing needs of e-commerce markets for various functions across sectors. At the platform level, the Company is equipped with digital capabilities, and takes both horizontal integration across different industries and vertical integration for various functions from the very beginning of opening an online store to the very end of analyzing the best-selling products. On the sales side, we are building a matrix based on a cross-regional and cross-ecommerce platform sales network. On the supply side, we rely on a large and high-quality supplier ecosystem, global warehousing and logistics network, and empower production through the self-developed private label smart electronics supply-chain system, to build efficient supply capabilities.

Our current or future competitors may have longer operating histories, greater brand recognition, better supplier relationships, larger customer bases, more cost-effective fulfillment capabilities, or greater financial, technical, or marketing resources than we do. Competitors may leverage their brand recognition, experience, and resources to compete with us in a variety of ways, including investing more heavily in research and development and making acquisitions for the expansion of their products. Some of our competitors may be able to secure more favorable terms from suppliers, devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing or inventory policies. In addition, new and enhanced technologies may increase the competition in the online retail market. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures may have a material adverse effect on our business, financial condition, and results of operations.

Regulatory Environment

The Operating Entities’ business is subject to complex and evolving laws and regulations in Japan, Hong Kong and mainland China. Our ability to anticipate and respond to potential changes in government policies and regulations will have a significant impact on our business operations in such countries and our overall results of operations may likewise be impacted. Many of these laws and regulations are relatively new and subject to changes and uncertain interpretation, and could result in claims, changes to the Operating Entities’ business practices, monetary penalties, increased cost of operations, declines in user growth or engagement, or other harm to their businesses. Although we have not experienced significant losses from potential changes in government policies and regulations and the Operating Entities are in compliance with existing laws and regulations, such experience may not be indicative of future results.

Key Components of Our Results of Operations

Revenues

We generate revenues from cross-border product sales and integrated e-commerce services.

Our breakdown of revenues by revenue streams for the six months ended March 31, 2025 and 2024 is summarized below:

	For the six months ended March 31,
	2025	2024
	USD	USD
Cross-border Sales	800,751	4,536,131
Integrated E-commerce Services	2,701,196	262,232
Fully managed e-commerce operation services	2,591,308	—
Digital Marketing Services	76,907	128,993
Others	32,981	133,239
Total revenues	3,501,947	4,798,363

Our breakdown of revenues by revenue streams for the years ended September 30, 2024, 2023 and 2022 is summarized below:

	For the Years Ended September 30,
	2024	2023	2022
	USD	USD	USD
Cross border Sales	6,476,939	10,587,053	17,907,407
Integrated E-commerce services	3,812,742	2,146,286	4,120,896
Fully managed e-commerce operation services	3,280,002	-	-
Digital marketing services	312,180	1,527,247	3,945,353
Others	220,560	619,039	175,543
Total revenues	10,289,681	12,733,339	22,028,303

Our breakdown of revenues by geographic areas for the six months ended March 31, 2025 and 2024 is summarized below:

	For the six months ended March 31,
	2025	2024
	USD	USD
Hong Kong	2,668,215	434,294
Japan	431,599	3,496,662
Mainland China	402,133	867,407
Total revenues	3,501,947	4,798,363

Our breakdown of revenues by geographic areas for the years ended September 30, 2024, 2023 and 2022 is summarized below:

	For the Years Ended September 30,
	2024	2023	2022
	USD	USD	USD
Japan	4,101,865	8,749,200	16,515,393
Hong Kong	3,612,126	1,987,182	4,358,925
China	2,575,690	1,996,957	1,153,985
Total revenues	10,289,681	12,733,339	22,028,303

Cost of Revenues

Cost of revenues represents costs and expenses incurred in order to generate revenue. Our cost of revenues primarily consists of (i) cost of goods, (ii) commissions, and (iii) labor costs.

Our breakdown of cost of revenues for the six months ended March 31, 2025 and 2024 is summarized below:

	For the Six Months Ended March 31,
	2025	2024
	USD	USD
Cross-border Sales	630,079	3,960,119
Integrated E-commerce Services	174,063	129,367
Fully managed e-commerce operation services	126,479	—
Digital marketing services	40,620	116,657
Others	6,964	12,710
Total cost of revenues	804,142	4,089,486

Our breakdown of cost of revenues for the years ended September 30, 2024, 2023 and 2022 is summarized below:

	For the Years Ended September 30,
	2024	2023	2022
	USD	USD	USD
Cross border Sales	5,570,943	9,758,655	16,416,758
Integrated E-commerce services	552,082	1,113,829	1,907,044
Fully managed e-commerce operation services	340,521	-	-
Digital marketing services	195,584	1,088,272	1,892,318
Others	15,977	25,557	14,726
Total cost of revenues	6,123,025	10,872,484	18,323,802

Gross Profit

Our gross profit equals our revenue less our cost of revenues. Our gross profit is primarily affected by our ability to generate revenue and the fluctuation of our cost.

Our breakdown of gross profit by revenue stream for the six months ended March 31, 2025 and 2024 is set forth below:

	For the six months ended March 31,
	2025	2024
	USD	USD
Cross-border Sales
Gross profit	170,672	576,012
Gross margin	21.31%	12.70%
Integrated E-commerce Services
Gross profit	2,527,133	132,865
Gross margin	93.56%	50.67%
Total
Gross profit	2,697,805	708,877
Gross margin	77.04%	14.77%

Our breakdown of gross profit by revenue stream for the years ended September 30, 2024, 2023 and 2022 is set forth below:

	For the Years Ended September 30,
	2024	2023	2022
	USD	USD	USD
Cross border Sales
Gross profit	905,996	828,398	1,490,649
Gross margin	13.99%	7.82%	8.32%
Integrated E-commerce services
Gross profit	3,260,660	1,032,457	2,213,852
Gross margin	85.52%	48.10%	53.72%
Total
Gross profit	4,166,656	1,860,855	3,704,501
Gross margin	40.49%	14.61%	16.82%

Operating expenses

Operating expenses include general and administrative expenses, selling expenses, research and development expenses and disposal gain from property and equipment. General and administrative expenses mainly consist of (i) salary and social welfare expenses; (ii) rental cost for offices; and (iii) depreciation expenses; (iv) consulting fees; and (v) Allowance for credit loss. Selling expenses mainly consist of (i) salary and social welfare expenses; (ii) freight costs; and (iii) advertising costs and market promotion expenses. Research and development expenses mainly consist of (i) payroll and related expenses for research and development professionals; and (ii) technology services fees.

The following table sets forth our operating expenses, both in absolute amounts and as a percentage of the total operating expenses, for the six months ended March 31, 2025 and 2024:

	For the six months ended March 31,
	2025		2024
	USD	%	USD	%
General and administrative expenses	3,904,027	90.04%	1,743,309	76.8%
Selling and marketing expenses	157,637	3.64%	228,956	10.1%
Research and development expenses	274,371	6.32%	297,811	13.1%
Total operating expenses	4,336,035	100.00%	2,270,076	100.00%

The following table sets forth our operating expenses, both in absolute amounts and as a percentage of the total operating expenses, for the years ended September 30, 2024, 2023 and 2022:

	For the years ended September 30,
	2024		2023		2022
	USD	%	USD	%	USD	%
General and administrative expenses	3,506,075	82.63%	1,373,695	56.49%	1,047,552	45.65%
Selling expenses	434,856	10.25%	595,804	24.5%	812,062	35.39%
Research and development expenses	302,280	7.12%	588,108	24.18%	628,350	27.38%
Disposal gain from property and equipment	-	-%	(125,804)	(5.17)%	(193,191)	(8.42)%
Total operating expenses	4,243,211	100.00%	2,431,803	100.00%	2,294,773	100%

Other income/(expense), net

Other income/(expense), net mainly consists of (i) other non-operating income/(expenses) net; (ii) impairment loss from equity investment; (iii) Investment income; and (iv) Interest income/(expenses), net.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

Six months ended March 31, 2025 Compared to Six months ended March 31, 2024

	For the six months ended March 31,		Variance
	2025	2024	Amount	%
	USD	USD	USD
Revenues	3,501,947	4,798,363	(1,296,416)	(27.02)%
Cost of revenues	(804,142)	(4,089,486)	3,285,344	(80.34)%
Gross profit	2,697,805	708,877	1,988,928	280.57%
Operating expenses:
General and administrative expenses	(3,904,027)	(1,743,309)	(2,160,718)	123.94%
Selling and marketing expenses	(157,637)	(228,956)	71,319	(31.15)%
Research and development expenses	(274,371)	(297,811)	23,440	(7.87)%
Total operating expenses	(4,336,035)	(2,270,076)	(2,065,959)	91.01%
Operating loss	(1,638,230)	(1,561,199)	(77,031)	4.93%

Other expenses:
Interest expenses, net	(1,496,504)	(60,726)	(1,435,778)	2364.35%
Others non-operating income	387,816	998	386,818	38759.32%
Total other expenses, net	(1,108,688)	(59,728)	(1,048,960)	1756.23%
Loss before income taxes	(2,746,918)	(1,620,927)	(1,125,991)	69.47%
Income tax (provision)/ benefit	(340,441)	215,161	(555,602)	(258.23)%
Net loss	(3,087,359)	(1,405,766)	(1,681,593)	119.62%

Revenues

Total revenues decreased by approximately USD1.30 million, or 27.02%, from approximately USD4.80 million for the six months ended March 31, 2024 to approximately USD3.50 million for the six months ended March 31, 2025, primarily attributable to the decrease of cross-border sales.

Revenues from cross-border sales decreased by approximately USD3.74 million, or 82.35%, from approximately USD4.54 million for the six months ended March 31, 2024 to approximately USD0.80 million for the six months ended March 31, 2025. EXTEND, one of our subsidiaries in Japan, contributing approximately USD0.43 million, or 12.32% of total revenues, decreased 87.66% for the six months ended March 31, 2025 compared to the six months ended March 31, 2024. The decrease in cross-border sales was mainly due to the following reasons that, due to the poor performance of Japan’s own cross-border sales product portfolio strategy, the previously 3C electronic products were not favored by the market, leading to a significant decline in sales. The company has now changed its development strategy, shifting its focus to Fully managed e-commerce operation services business with higher profit margins, and employees have also been transferred from the original cross-border trade business to the store agency operation business. For the cross-border sales business, the company is also reselecting products and exploring the possibility of launching Japanese TikTok stores and live-streaming sales.

Revenues from integrated e-commerce services increased by approximately USD2.44 million, or 930.08%, from approximately USD0.26 million for the six months ended March 31, 2024 to approximately USD2.70 million for the six months ended March 31, 2025, which was mainly contributed by the new business fully managed e-commerce operation services that were initiated in fiscal year ended March 31, 2025. The new business contributed revenue of USD2.59 million and gross profit of USD2.46 million. In this new business model, the company takes on a wide range of responsibilities and operations on behalf of the merchants, from product listing, marketing, customer service, sales, and financial settlement for online shops. The company charged service fee based on GMV (Gross Merchandise Volume) of the online store. The revenue from digital marketing services decreased from USD0.13 million for the six months ended March 31, 2024 to USD0.08 million for the six months ended March 31, 2025, because the company finished its business agreement with Google in January 2025, ceasing all related operations, and initiated the deregistration process in April 2025. Revenues generated from training and consulting services, and TikTok anchors agent services decreased USD0.10 million, or 75.25%, from approximately USD0.13 million for the six months ended March 31, 2024 to approximately USD0.03 million for the six months ended March 31, 2025.

Cost of Revenues

Our cost of revenues decreased by 80.34% from approximately USD4.09 million for the six months ended March 31, 2024 to approximately USD0.80 million for the six months ended March 31, 2025.

Our cost of revenues for cross-border sales decreased by approximately USD3.33 million, or 84.09%, from approximately USD3.96 million for the six months ended March 31, 2024 to approximately USD0.63 million for the six months ended March 31, 2025. The decrease was primarily attributable to the decrease of procurement costs, which is in line with the decrease of sales.

Our cost of revenues for integrated e-commerce services increased by approximately USD0.04 million, or 34.55%, from approximately USD0.13 million for the six months ended March 31, 2024 to approximately USD0.17 million for the six months ended March 31, 2025. Cost of revenues for new business fully managed e-commerce operation services was USD0.13 million, which mainly consist of the salaries of online store operation personnels. Cost of revenues for integrated e-commerce services were essentially the commissions paid to third-party agents for introducing new Merchants. The decrease in cost of commission costs was caused by the termination of the business.

Gross Profit

Our gross profit increased by approximately USD1.99 million, or 280.57%, from USD0.71 million for the six months ended March 31, 2024 to USD2.70 million for the six months ended March 31, 2025. The increase was primarily attributable by the new business fully managed e-commerce operation services with gross profit of USD2.46 million and gross profit margin of 95.12%. The high gross profit margin is mainly due to the low cost, which was mainly composed of the salaries of the operation personnel. The ERP system used for e-commerce operations has been developed, and the related research and development expenses were all recognized as expenses in previous years. Therefore, the system development expenses were not reflected in the current period’s costs, resulting in a high gross profit margin for this business.

Gross profit margin of cross-border sales increased from 12.70% for the six months ended March 31, 2024 to 21.31% for the six months ended March 31, 2025. The increase was mainly due to that the product mix has changed, with an increase in high-margin products.

Gross profit margin of integrated e-commerce related services increased from 50.67% for the six months ended March 31, 2024 to 93.56% for the six months ended March 31, 2025. The increase was primarily attributable by the new business fully managed e-commerce operation services with gross profit of USD2.46 million and gross profit margin of 95.12%.

Operating Expenses

Our operating expenses, increased from USD2.27 million for the six months ended March 31, 2024 to USD4.34 million for the six months ended March 31, 2025, representing an increase of 91.01%. This increase was primarily attributable to the increases in our general and administrative expenses, offsetting the decrease in selling and marketing expenses and research and development expenses.

General and administrative expenses

General and administrative expenses mainly consist of (i) salary and social welfare expenses; (ii) rental costs for offices; (iii) depreciation expenses; (iv) consulting fees; and (v) Allowance for credit loss.

Our general and administrative expenses increased by 123.94% from USD1.74 million for the six months ended March 31, 2024 to USD3.90 million for the six months ended March 31, 2025, which was primarily attributable to the allowance for credit loss, the stock based compensation and the financial and legal related consulting services after the IPO proceeds. The allowance for credit loss increased from USD0.57 million for the six months ended March 31, 2024 to USD1.34 million for the six months ended March 31, 2025. For the stock based compensation of USD 1.21 million, on November 7, 2024, a resolution of the directors of the Company was adopted to issue 5,000,000 Class B ordinary shares of par value US$0.00025 each (the New Shares) to WU Zhihua. Due to the fact that Class B shares are not tradable and the voting rights are different from those of Class A shares, the price per share of $0.2418 is based on the valuation report issued by appraisers.

Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) salary and social welfare expenses; (ii) freight; and (iii) advertising costs and marketing and promotion expenses.

Our selling expenses decreased by 31.15% from USD0.23 million for the six months ended March 31, 2024 to USD0.16 million for the six months ended March 31, 2025, which was primarily attributable to a decrease of freight expenses and advertising costs and marketing and promotion expenses due to the decrease in sales.

Research and development expenses

Research and development expenses consist primarily of (i) payroll and related expenses for research and development professionals; and (ii) technology services fees. Research and development expenses are expensed as incurred.

Research and development expenses decreased by 7.87% from USD0.30 million for the six months ended March 31, 2024 to USD0.27 million for the six months ended March 31, 2025. The drop in research and development expenses was due to the personnel who participated in the development and testing of the ERP system in previous years are engaged in the fully managed e-commerce operation services in the current year, and their salaries were included in the costs of the business. Our research project was mainly related to the development of a one-stop e-commerce platform, and we continuously improve the functions and efficiency of the platform.

Other income/(expenses), net

Other expense, net mainly consists of (i) other non-operating income/(expenses) net; and (ii) Interest expenses, net.

Other non-operating income increased from USD998 for the six months ended March 31, 2024 to USD0.39 million for the six months ended March 31, 2025. The increase was mainly contributed by the deregistration of the subsidiary HQT. In April 2025, HQT began the deregistration process. The liquidation of current accounts generated a gain of USD0.35million.

Interest expenses, net increased from USD0.06 million for the six months ended March 31, 2024 to USD1.50 million for the six months ended March 31, 2025. The reason for the increase in interest expense was that the company issued USD10 million convertible notes with an actual interest rate of 42.52% in October 2024, generating interest expenses of USD1.56 million in the current period.

 Income taxes

Our income tax (provision) /benefit decreased by USD0.56 million, from USD0.02 million of tax benefit for the six months ended March 31, 2024 to USD0.34 million of tax expenses for the six months ended March 31, 2025. This decrease was primarily attributable to net profit for the Fully managed e-commerce operation services with a tax rate of 16.5%.

Net loss

As a result of the foregoing, our net loss increased by USD1.68 million, or 119.62%, from USD1.41 million for the six months ended March 31, 2024, to USD3.09 million for the six months ended March 31, 2025.

Year Ended September 30, 2024 Compared to Year Ended September 30, 2023

	For the years ended September 30,		Variance
	2024	2023	Amount	%
	USD	USD	USD
Revenues	10,289,681	12,733,339	(2,443,657)	(19.2)%
Cost of revenues	(6,123,025)	(10,872,484)	4,749,459	(43.7)%
Gross profit	4,166,656	1,860,855	2,305,801	123.9%
Operating expenses:
General and administrative expenses	(3,506,075)	(1,373,695)	(2,132,380)	155.2%
Selling and marketing expenses	(434,856)	(595,804)	160,948	(27.0)%
Research and development expenses	(302,280)	(588,108)	285,828	(48.6)%
Gain from disposal of property and equipment	-	125,804	(125,804)	(100)%
Total operating expenses	(4,243,211)	(2,431,803)	(1,811,408)	74.5%
Operating (loss)/profit	(76,555)	(570,948)	(1,980,676)	(140.5)%

Other income/(expenses):
Investment income	44,570	2,119	42,631	2003.3%
Impairment loss from equity investment	-	(60,046)	(60,046)	(100)%
Interest income/(expenses), net	160,685	(102,360)	263,018	%
Others non-operating income	21,644	14,557	7,087	)%
Total other income/(expenses), net	226,899	(145,730)	372,629	)%
Income/(loss) before income taxes	150,134	(716,678)	866,812	)%
Income tax (provision)/ benefit	(589,680)	63,950	(653,630)	)%
Net (loss)/income	(439,336)	(652,728)	(213,392)	(32.6)%

Revenues

Total revenues decreased by approximately USD2.44million, or 19.19%, from approximately USD12.73 million for the year ended September 30, 2023 to approximately USD10.29 million for the year ended September 30, 2024, primarily attributable to the decrease of cross-border sales.

Revenues from cross-border sales decreased by approximately USD4.11 million, or 38.82%, from approximately USD10.59 million for the year ended September 30, 2023 to approximately USD6.48 million for the year ended September 30, 2024. EXTEND, one of our subsidiaries in Japan, contributing approximately USD4.10 million, or 39.86% of total revenues, decreased 53.12% for the year ended September 30, 2024 compared to 2023. The decrease in cross-border sales was mainly due to the following reasons: (a) The depreciation of the Japanese yen has led to a rise in prices in Japan and a decline in consumers’ purchasing power. The company’s products mainly consist of 3C electronic products, which are not daily necessities. As a result, the overall business volume has decreased due to the impact of consumer austerity; (b) the decrease was also exacerbated by the depreciation of the Japanese yen against U.S. dollars. The average translation rate for the fiscal years ended September 30, 2024 and 2023 was at $1=¥150.3267 and $1=¥138.9277, respectively, resulting in a decrease of 8.20%.

Revenues from integrated e-commerce services increased by approximately USD1.67 million, or 77.64%, from approximately USD2.15 million for the year ended September 30, 2023 to approximately USD3.81 million for the year ended September 30, 2024, which was mainly contributed by the new business fully managed e-commerce operation services that were initiated in fiscal year ended September 30, 2024. The new business contributed revenue of USD3.28 million and gross profit of USD2.94 million. In this new business model, the company takes on a wide range of responsibilities and operations on behalf of the merchants, from product listing, marketing, customer service, sales, and financial settlement for online shops. The company charged service fee based on GMV (Gross Merchandise Volume) of the online store. The revenue from digital marketing services decreased from USD1.53 million for the year ended September 30, 2023 to USD0.31 million for the year ended September 30, 2024, because Google updated agreements with more stringent criteria for incentives. For instance, all incentives relating to existing Merchants for achieving certain amount of qualifying spends have been canceled since 2023, and only qualifying spends from new Merchants counts when calculating incentives. Therefore, with 40.76% decrease in the number of Merchants, revenues generated from digital marketing services dropped for the year ended September 30, 2024. In order to cope with the change of policies from Google, we actively engaged in direct and indirect cooperations with other social platforms, such as TikTok and Facebook, and we also focused on the growth of other e-commerce related services. Revenues generated from training and consulting services, and TikTok anchors agent services decreased USD0.40 million, or 64.37%, from approximately USD0.62 million for the year ended September 30, 2023 to approximately USD0.22 million for the year ended September 30, 2024.

Cost of Revenues

Our cost of revenues decreased by 43.68% from approximately USD10.87 million for the year ended September 30, 2023 to approximately USD6.12 million for the year ended September 30, 2024.

Our cost of revenues for cross-border sales decreased by approximately USD4.19 million, or 42.91%, from approximately USD9.76 million for the year ended September 30, 2023 to approximately USD5.57 million for the year ended September 30, 2024. The decrease was primarily attributable to the decrease of procurement costs, which is in line with the decrease of sales.

Our cost of revenues for integrated e-commerce services decreased by approximately USD0.56 million, or 50.43%, from approximately USD1.11 million for the year ended September 30, 2023 to approximately USD0.55 million for the year ended September 30, 2024. Cost of revenues for new business fully managed e-commerce operation services was USD0.34 million, which mainly consist of the salaries of online store operation personnels. Cost of revenues for integrated e-commerce services were essentially the commissions paid to third-party agents for introducing new Merchants. The decrease in commissions is not necessarily in proportion to the decrease in digital marketing services from 2023 to 2024. The decrease in revenues was affected by more stringent incentive policies, while the decrease in cost of commission costs was caused by decreasing rate of acquiring new Merchants.

Gross Profit

Our gross profit increased by approximately USD2.31 million, or 123.91%, from USD1.86 million for the year ended September 30, 2023 to USD4.17 million for the year ended September 30, 2024. The increase was primarily attributable by the new business fully managed e-commerce operation services with gross profit of USD2.94 million and gross profit margin of 89.62%. The high gross profit margin is mainly due to the low cost, which was mainly composed of the salaries of the operation personnel. The ERP system used for e-commerce operations has been developed, and the related research and development expenses were all recognized as expenses in previous years. Therefore, the system development expenses were not reflected in the current period’s costs, resulting in a high gross profit margin for this business.

Gross profit margin of cross-border sales increased from 7.82% for the year ended September 30, 2023 to 13.99% for the year ended September 30, 2024. The decrease was mainly due to that the depreciation of the Japanese yen has led to a rise in prices of goods in Japan.

Gross profit margin of integrated e-commerce related services increased from 48.10% for the year ended September 30, 2023 to 85.52% for the year ended September 30, 2024. The increase was primarily attributable by the new business fully managed e-commerce operation services with gross profit of USD2.94 million and gross profit margin of 89.62%.

Operating Expenses

Our operating expenses, increased from USD2.43 million for the year ended September 30, 2023 to USD4.24 million for the year ended September 30, 2024, representing a year-on-year increase of 74.49%. This increase was primarily attributable to the increases in our general and administrative expenses, offsetting the decrease in selling and marketing expenses and research and development expenses.

General and administrative expenses

General and administrative expenses mainly consist of (i) salary and social welfare expenses; (ii) rental costs for offices; (iii) depreciation expenses; (iv) consulting fees; and (v) Allowance for credit loss.

 Our general and administrative expenses increased by 155.23% from USD1.37 million for the year ended September 30, 2023 to USD3.51 million for the year ended September 30, 2024, which was primarily attributable to the allowance for credit loss method and the financial and legal related consulting services after the IPO proceeds

Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) salary and social welfare expenses; (ii) freight; and (iii) advertising costs and marketing and promotion expenses.

Our selling expenses decreased by 27.01% from USD0.60 million for the year ended September 30, 2023 to USD0.43 million for the year ended September 30, 2024, which was primarily attributable to a decrease of freight expenses and sales commission due to the decrease in sales.

Research and development expenses

Research and development expenses consist primarily of (i) payroll and related expenses for research and development professionals; and (ii) technology services fees. Research and development expenses are expensed as incurred.

Research and development expenses decreased by 48.60% from USD0.59 million for the year ended September 30, 2023 to USD0.30 million for the year ended September 30, 2024. The drop in research and development expenses was due to the personnel who participated in the development and testing of the ERP system in previous years are engaged in the fully managed e-commerce operation services in the current year, and their salaries were included in the costs of the business. Our research project was mainly related to the development of a one-stop e-commerce platform, and we continuously improve the functions and efficiency of the platform.

Other income/(expenses), net

Other income/(expense), net mainly consists of (i) other non-operating income/(expenses) net; (ii) impairment loss from equity investment; (iii) Investment income; and (iv) Interest income/(expenses), net.

Other non-operating income increased from USD0.01 million for the year ended September 30, 2023 to USD0.02 million for the year ended September 30, 2024. Investment income increased by 2003.35% from USD2,119 for the year ended September 30, 2023 to approximately USD44,570 for the year ended September 30, 2024. In June 2023, EXTEND and other shareholders of Ishiyama decided to cease the operation and retrieve each of their own initial investment in proportion. As of September 30, 2024, EXTEND has withdrew JPY19,700,000, or $137,522, among which JPY6,700,000, or $44,570 and JPY13,000,000, or $93,574 was received for the year ended September 30, 2024 and 2023 respectively. Since the remaining value of this investment had been written down for impairment in 2023, the $44,570 recovered by the company in 2024 was recorded as investment income for the year ended September 30, 2024. The impairment loss was nil and $55,826 for the years ended September 30, 2024 and 2023. Financial expenses was USD0.10 million for the year ended September 30, 2023, while financial income was USD0.16 million due to the exchange gain of account receivable of fully managed e-commerce operation services, which was settled in Japanese yen, but kept by Hong Kong entity in US dollars. The exchange rate of the Japanese yen against the US dollar increased in the second half of 2024, resulting in this part of the exchange gain.

Income taxes

Our income tax (expenses) /benefits decreased by USD0.65 million, from USD0.06 million of tax benefit for the year ended September 30, 2023 to USD0.59 million of tax expenses for the year ended September 30, 2024. This decrease was primarily attributable to net profit for the year ended September 30, 2024, and the valuation allowance for deferred tax assets.

Net loss

As a result of the foregoing, our net loss decreased by USD0.21 million, or 32.69%, from USD0.65 million for the year ended September 30, 2023 to USD0.44 million for the year ended September 30, 2024.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. As of the date of this report, we have financed our working capital requirements from cash flow from operations, debt and equity financings and capital contributions from our existing shareholders.

As of March 31, 2025, we had cash of USD0.33 million on hand. Our working capital was approximately USD7.44 million as of March 31, 2025.

In December 2023, we completed our initial public offering and our Ordinary Shares have been listed on the Nasdaq Capital Market under the symbol “LGCB”. 1,500,000 Ordinary Shares were issued at a price of $4.00 per share, resulting in net proceeds of approximately $5.4 million, after deducting underwriting discounts, commissions and other offering expenses totaling $0.6 million. See “Item 14 MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS-Use of Proceeds.”

Currently, we plan to use our own cash to support our short-term business growth goal. We believe our current working capital is sufficient to support our operations for the next twelve months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Current foreign exchange and other regulations in the PRC may restrict the PRC subsidiaries in their ability to transfer their net assets to us and the subsidiaries in Hong Kong. However, as of the date of this report, these restrictions have no impact on the ability of these PRC entities to transfer funds to us, as we do not anticipate declaring or paying any dividends in the foreseeable future, and plan to retain our retained earnings to continue to grow our business. In addition, these restrictions have no impact on the ability for us to meet our cash obligations.

There are no foreign exchange or other regulations in Japan or Hong Kong that restrict EXTEND and the Hong Kong subsidiaries in their ability to transfer their net assets to us

Cash Flows

Cash Flows for the six months ended March 31, 2025, compared to the six months ended March 31, 2024

The table below sets forth our cash flows for the six months ended March 31, 2025 and 2024.

	For the six months ended March 31,		Change
	2025	2024	Amount	%
	USD	USD	USD
Net cash used in operating activities	(1,738,971)	(3,811,127)	2,072,156	(54.37)%
Net cash used in investing activities	(8,739,876)	—	(8,739,876)	100.00%
Net cash provided by financing activities	8,736,562	4,246,336	4,490,226	105.74%
Effects of exchange rate changes on cash	69,634	(58,969)	128,603	(218.09)%
Net (decrease)/increase in cash	(1,672,651)	376,240	(2,048,891)	(544.57)%
Cash at the beginning of the periods presented	2,000,732	1,107,480	893,252	80.66%
Cash at the end of the periods presented	328,081	1,483,720	(1,155,639)	(77.89)%

Operating activities

For the six months ended March 31, 2025, our net cash used in operating activities was USD1.74 million, which was primarily attributable to net loss of USD1.88 million, adjusted for cash outflow of (i) an increase of accounts receivable, net of USD1.65 million due to the long credit terms of 7 to 9 months given to the clients of fully managed e-commerce operation services business; (ii)a decrease of account payable of USD0.3 million; (iii) Effect of exchange rate changes of USD0.2 million contributed by the fully managed e-commerce operation services business; (iv) a decrease of contract liabilities by USD0.33 million, offset by cash inflow of (i) Unpaid interests for convertible notes of USD1.56 million (ii) Allowance for credit loss of USD1.34 million, (iii) Amount due from related parties of USD 0.3 million.

For the six months ended March 31, 2024, our net cash used in operating activities was $3.8 million, primarily attributable to net loss of $1.4 million, as adjusted by non-cash and non-operating items, which primarily comprised effect of payment for prepaid expenses.

Investing activities

For the six months ended March 31, 2025, our net cash used in investing activities was approximately USD8.74 million, which was due to lending interest-bearing loan to third party of USD8.67 million and interest-bearing loan to related party of USD0.10 million.

For the six months ended March 31, 2024, our net cash provided by investing activities was nil.

Financing activities

For the six months ended March 31, 2025, our net cash provided by financing activities was approximately USD8.74 million, which was primarily due to proceeds from the issuance of convertible notes of USD9.00 million, offset by repayments for short- term and long-term borrowings of USD0.27 million.

For the six months ended March 31, 2024, our net cash provided by financing activities was approximately USD4.2 million, which was primarily due to proceeds from IPO.

As of March 31, 2025 and September 30, 2024, the short-term debts were for working capital purposes. Short-term debts consist of the following:

Bank	Annual Interest Rate	Maturity		As of March 31, 2025	As of September 30, 2024
				USD	USD
Higashi-Nippon Bank	1.55%	12/29/2023	12/25/2024	—	32,810
				—	32,810

As of March 31, 2025 and September 30, 2024, long-term debts consist of the following:

				As of March 31, 2025		As of September 30, 2024
Bank and other financial institution	Annual Interest Rate	Start	End	Long-term	Long-term (current portions)	Long-term	Long-term (current portions)	Pledge
				USD		USD
The Shoko Chukin Bank	1.11%	05/26/2020	04/25/2030	82,456	20,174	96,838	21,110
The Shoko Chukin Bank	1.50%	02/04/2022	01/27/2025	—	—	—	21,780
Mizuho Bank	0.83%	03/25/2020	03/25/2025	—	—	—	6,855
Mizuho Bank	2.00%	06/01/2021	06/01/2031	105,070	20,013	120,419	20,942
Japan Finance Corporation	1.11%	07/16/2020	06/30/2030	140,227	36,424	164,328	38,115
Musashino Bank	1.50%	05/31/2022	06/02/2025	—	10,967	—	46,408
Japan Finance Corporation	0.46%	06/09/2020	04/20/2030	85,390	20,494	98,290	21,445
Japan Finance Corporation	0.38%	04/23/2021	03/20/2031	34,022	7,372	38,569	7,714
Kiraboshi Bank	0.50%	06/27/2023	05/30/2032	286,858	43,362	321,116	45,376
Zhongli International Financial Leasing Co. LTD	14.56%	08/11/2022	08/15/2025	—	57,420	—	130,625
Zhongli International Financial Leasing Co. LTD	13.63%	07/26/2022	07/26/2025	—	27,331	—	68,332	Vehicle
				734,023	243,557	839,560	428,702

Cash Flows for the year ended September 30, 2024, compared to the year ended September 30, 2023

The table below sets forth our cash flows for the years ended September 30, 2024 and 2023.

	For the Years Ended September 30,		Change
	2024	2023	Amount	%
	USD	USD	USD
Net cash (used in)/provided by operating activities	(1,635,394)	(3,883,168)	2,247,774	(57.89)%
Net cash (used in)/provided by investing activities	(365,430)	1,826,531	(2,191,961)	(120.01)%
Net cash provided by/(used in) by financing activities	2,876,025	(398,387)	3,274,412	(821.92)%
Effects of exchange rate changes on cash	18,051	(123,887)	141,938	(114.57)%
Net increase/(decrease) in cash	893,252	(2,578,911)	(1,685,659)	(65.36)%
Cash at the beginning of the periods presented	1,107,480	3,686,391	(2,578,911)	(69.96)%
Cash at the end of the periods presented	2,000,732	1,107,480	893,252	80.66%

Operating activities

For the year ended September 30, 2024, our net cash used in operating activities was USD1.64 million, which was primarily attributable to net loss of USD0.44 million, adjusted for cash outflow of (i) an increase of accounts receivable, net of USD5.02 million due to the long credit terms of 7 to 9 months given to the clients of fully managed e-commerce operation services business; offset by cash inflow of (i) an decrease of prepaid expenses and other current assets of USD1.87 million due to receive the deposits paid to media platforms , and (ii) an decrease of Inventories, net of USD0.60 million; and (iii) an increase of amounts due to related parties of USD0.45 million, as shareholders paid for operating expenses on behalf of the subsidiaries which have not yet generated operating income on their own; and (iv) Allowance for credit loss of $0.96 million.

For the year ended September 30, 2023, our net cash used in operating activities was USD3.88 million, which was primarily attributable to net loss of USD0.65 million, adjusted for cash outflow of (i) an increase of prepaid expenses and other current assets of USD3.87 million due to the increase of prepaid advertising fees, and (ii) an increase of inventories of USD0.36 million due to the increase of procurement in the last quarter for the year ended September 30, 2023; offset by cash inflow of (i) an increase of account payable of USD0.62 million due to the increase of procurement in the last quarter for the year ended September 30, 2023, in line with the increase of inventories; and (ii) an increase of amounts due to related parties of USD0.14 million, as shareholders paid for operating expenses on behalf of the subsidiaries which have not yet generated operating income on their own.

Investing activities

For the year ended September 30, 2024, our net cash used in investing activities was approximately USD0.37 million, which was due to proceeds of the interest-bearing loan to third party of USD0.41 million, offset by proceed from withdrawal of long-term investment of USD0.04 million.

 For the year ended September 30, 2023, our net cash provided by investing activities was approximately USD1.83 million, which was primarily due to the proceeds from the disposal of properties of approximately USD1.75 million.

Financing activities

For the year ended September 30, 2024, our net cash used in financing activities was approximately USD2.88 million, which was primarily due to proceeds from issuance of shares upon the completion of IPO of USD5.36 million and proceeds from convertible bonds of USD0.65 million, and proceed of interest-free loan from related parties offset by (i) repayments of loans to a related party of the net amount of USD1.56 million, and (ii)repayments for short- term and long-term borrowings of USD1.43 million.

 For the year ended September 30, 2023, our net cash used in financing activities was approximately USD0.40 million, which was primarily due to proceeds from shareholders’ contribution of USD1.43 million and proceeds from long-term borrowings of USD1.24 million, offsetting payments for listing expenses of USD1.04 million and repayments for long-term borrowings of USD1.92 million.

As of September 30, 2024, the short-term debts were for working capital purposes. Short-term debts consist of the following:

Bank	Annual Interest Rate	Maturity		As of September 30, 2024
Higashi-Nippon Bank	1.55%	12/19/2023	12/25/2024	$32,810
				$32,810

As of September 30, 2024 and 2023, long-term debts consist of the following:

				As of September 30, 2024		As of September 30, 2023
Bank and other financial institution	Annual Interest Rate	Start	End	Long-term	Long- term (current portions)	Long-term	Long- term (current portions)	Pledge
				USD		USD
The Shoko Chuk in Bank	1.50%	05/09/2019	04/25/2024	-	-	-	26,768
The Shoko Chukin Bank	1.11%	05/26/2020	04/25/2030	96,838	21,110	113,070	20,237
The Shoko Chukin Bank	1.50%	02/04/2022	01/27/2025	-	21,780	20,879	67,456
Mizuho Bank	0.83%	03/25/2020	03/25/2025	-	6,855	6,572	13,411
Mizuho Bank	2.00%	06/01/2021	06/01/2031	120,419	20,942	135,515	20,076
Japan Finance Corporation	1.11%	07/16/2020	06/30/2030	164,328	38,115	194,071	36,539
Musashino Bank	1.50%	05/31/2022	06/02/2025	-	46,408	44,489	72,556
Japan Finance Corporation	0.46%	06/09/2020	04/20/2030	98,290	21,445	114,783	20,558
Japan Finance Corporation	0.38%	04/23/2021	03/20/2031	38,569	7,714	44,369	7,395
Kiraboshi Bank	0.50%	06/27/2023	05/30/2032	321,116	45,376	351,335	43,499
Caizhi Linghang (Xiamen) Investment Management Co., Ltd	3.75%	11/01/2022	10/31/2027	-	-	779,879	-
Zhongli International Financial Leasing Co. LTD	14.56%	08/11/2022	08/15/2025	-	130,625	125,640	137,061
Zhongli International Financial Leasing Co. LTD	13.63%	07/26/2022	07/26/2025	-	68,332	65,724	69,670	Vehicle
				839,560	428,702	1,996,326	535,226

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Off-balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Contractual Obligations

The total future minimum lease payments under the non-cancellable short-term operating lease which are not included in operating lease right-of-use assets and lease liabilities, with respect to the office and the warehouse as of March 31, 2025 are payable as follows:

Lease Commitment
Within 1 year	$-

See “Business - Properties” in this prospectus for commitments under long-term operating lease for more information. Other than that, we did not have any significant capital and other commitments, long-term obligations, or guarantees as of September 30, 2024.

Inflation

Inflation in Japan and the PRC does not materially affect our results of operations.

Seasonality

The Operating Entities have experienced, and expect to continuously experience, seasonal fluctuations in their results of operations, due to seasonal changes in sales volume, as well as seasonality in our advertising services. For example, the Operating Entities generally experience lower sales volume in the first quarter of each year primarily due to Chinese New Year holiday season and higher sales volume in the third quarter of each year primarily due to their special seasonable promotion events held in September and November each year. In addition, the business hours of the Operating Entities’ logistics and fulfillment service will be impacted by the holidays Moreover, the Operating Entities’ results of operations may fluctuate due to changes in production cycle and launch of new styles or events.

Taxation

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for qualified corporations, and assessable profits above HK$2,000,000 will be taxed at 16.5%. The assessable profits of corporations which is not qualifying for the two-tiered profits tax rates regime, will continue to be taxed at a flat rate of 16.5%.

PRC

Under the Enterprise Income Tax Laws of the PRC, or the EIT Laws, domestic enterprises and Foreign Investment Enterprises, or the FIEs, are usually subject to a unified 25% enterprise income tax rate, while preferential tax rates, tax holidays and tax exemption may be granted on case-by-case basis.

Japan

Japan has a progressive tax system, of which its corporate income tax is calculated on the estimated assessable profits for the six months ended March 31, 2025 and 2024 times applicable tax rates. EXTEND is subject to national corporate income tax, inhabitant tax, and enterprise tax in Japan, which in the aggregate, resulted in the statutory income tax rate of approximately 36.8% and 36.8% for the six months ended March 31, 2025 and 2024, respectively.

Japan corporate income tax is calculated on the estimated assessable profits for the years ended September 30, 2024, 2023 and 2022 times applicable tax rates. EXTEND is subject to national corporate income tax, inhabitant tax, and enterprise tax in Japan, which in the aggregate, resulted in the statutory income tax rate of approximately 36.8%, 36.8% and 37.1% for the years ended September 30, 2024, 2023 and 2022, respectively.

The effective income tax rate was approximately -12.39% and 13.27% for the six months ended March 31, 2025 and 2024, respectively. The effective income tax rate was approximately 392.22%, 8.92% and 26.58% for the years ended September 30, 2024, 2023 and 2022, respectively.

Critical Accounting Policies and Estimates

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. For a detailed discussion of critical accounting estimate of (i) revenue recognition; (ii) allowance for doubtful accounts; and (iii) accounting for deferred income taxes and valuation allowance for deferred tax assets.

Accounts receivable, net

Accounts receivable represents the Company’s right to consideration in exchange for goods and services that the Company has transferred to the customers before payment is due. Accounts receivable is stated at the historical carrying amount, net of an estimated allowance for uncollectible accounts. The group has adopted ASU 2016-13 on a modified retrospective basis since October 1, 2023, and the impact on opening balance is $863,328. The allowance for credit losses for accounts receivable is based upon the current expected credit losses (“CECL”) model. The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition, and accounts receivable with similar risk characteristics are grouped together when estimating CECL. In assessing the CECL, the Company applies a roll rate-based method that considers historical collectability based on past due status, the age of the balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and updates it if necessary. Additionally, the Company evaluates individual customer’s financial condition, credit history, and the current economic conditions to make specific provision of credit loss when it is considered necessary, based on (i)the Company’s specific assessment of the collectability of all significant accounts, and (ii) any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The fact and circumstance of each account may require the Company to use substantial judgment in assessing its collectability, The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and updates it if necessary.

Revenue Recognition

Our revenues are mainly generated from 1) cross-border sales, 2) integrated e-commerce services.

We recognize revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with customers are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services, reduced by estimates for return allowances, promotional discounts, commissions and business tax and Value Added Tax (“VAT”). To achieve the core principle of this standard, we applied the following five steps:

1.	Identification of the contract, or contracts, with the Customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Each of our significant performance obligations and our application of ASC 606 to our revenue arrangements are discussed in further detail below.

Cross-border sales

We engage in the sale of food, beauty and personal care products, health products, private label smart electronics and other consumer products in Asia, by exploiting our advantages in global supply chain services and networks. We fulfil our performance obligations by transferring products to the designated location. In accordance with the customary business practices, for international sales, the delivery term is “Cost and Freight” (“CFR”, formerly known as “C&F”, which the seller bears the freight costs) and “Free on Board” (“FOB”, which the buyer bears the freight costs) shipping point. The majority of transactions were based on FOB. Under both delivery terms, once the products are loaded on board, control of products has transferred. Since shipping activities are performed after customers obtain control of the products, we elect to account for shipping as activities to fulfill the promise to transfer the good, in accordance with ASC 606-10-25-18B. Therefore, freight costs are accrued when products are delivered to the designated location, before shipping activities occur. For the remaining domestic sales, the control of products has transferred upon the time when the products are delivered to the place designated by customers. Shipping activities are performed before customers obtain control of the good, and hence, should not be considered a separate performance obligation. As a result, both cost of goods and freight costs are recognized at the same time when products are delivered to the designated location, after shipping activities are completed. Revenue generated from cross-border sales is recognized based on the product value specified in the contract at a point in time when the control of products has transferred for both international sales and domestic sales.

The Company has two logistics methods. For the products exported from mainland China, the suppliers will directly deliver them to customers. For the products purchased directly from suppliers in Japan, the Company has its own warehouse in Japan. The products will be first sent to the company’s warehouse and then delivered to the customers.

For products shipped directly from suppliers to customers, pursuant to ASC 606-10-55-37A(a), we obtain control the of the products as we are primarily responsible for the contract and have pricing discretion. We are primarily responsible for the contract, as we have the supplier discretion when executing orders and we are the only party that has a contractual relationship with customers. We establish and obtain substantially all of the benefits from transactions, i.e. consideration paid by customers. Therefore, we consider ourselves to be the principal in the transactions on the basis that we are primarily responsible to fulfill the promise and have the price discretion, pursuant to ASC 606-10-55-39.

For products shipped from us to customers, we consider ourselves the principal because we are in control of establishing the transaction price, arranging the whole process of transactions and bearing inventory risk. Therefore, such revenues are reported on a gross basis.

Integrated e-commerce services

We partner with premium social media platforms and provides digital marketing services to meet the needs of the Merchants.

For digital marketing services, we act as an authorized agent persuading Merchants to display ads on social media platforms. In return, we receive commissions from social media platforms. We receive commissions from social media platforms when Merchants place ads on such platforms over the periods when we maintain contractual relationship with them. Revenue from digital marketing services is recognized over the contractual period for actual qualifying ads placed calculated by social media platforms. We have adopted “right to invoice” practical expedient and recognize revenues based on quarterly billing reports received from social media platforms. We consider ourselves the agent because we are not primarily responsible for fulfilling the promise to render digital marketing services. Therefore, such revenues are reported on a net basis. During the reporting periods, all revenue of the digital marketing services was generated from us acting as an authorized agent on behalf of the social media platforms.

Fully managed e-commerce operation services

We have been providing fully managed e-commerce operation services to sellers on Japanese cross-border e-commerce platforms since April 2024. Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to us for handling throughout full operational cycle. The services mainly include:

●	Online shop setup: 1) store page design and decoration, 2) payment settings, and 3) products listing;

●	Online shop promotion: design marketing plans and product combinations to attract customers; and

●	Customer service: post-sales customer service.

Clients are only responsible for the delivery of goods. We charge a service commission based on GMV (Gross Merchandise Volume) of the online shop. We consider ourselves an agent because clients own the online shops and inventories. We only provide services and has no control right over the stores or inventories, nor does it bear the inventory risks. Therefore, such revenues are reported on a net basis.

For other integrated e-commerce services, revenue is generated from e-commerce related training/consulting services. We fulfil our performance obligation by providing e-commerce related training/consulting services, and revenue is recognized over the service period.

Income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

We account for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary differences are expected to be recovered or settled. Deferred tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely- than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating our uncertain tax positions and determining provision for income taxes. We did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended September 30, 2024, 2023 and 2022. As of March 31, 2025, and September 30, 2024, 2023 and 2022, we did not have any significant unrecognized uncertain tax positions. We do not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Internal Control Over Financial Reporting

Prior to this offering, we have been a private company with limited accounting personnel and other resources to address our internal controls and procedures. Our independent registered public accounting firm had not conducted an audit of our internal control over financial reporting. However, in connection with the reviews of our condensed consolidated financial statements for the six months ended March 31, 2024 and 2023, and the audits of our consolidated financial statements for the years ended September 30, 2023 and 2022, we and our independent registered public accounting firm identified the following “material weaknesses” in our internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The two material weaknesses that have been identified related to:

●	Our lack of formal internal control policies and internal independent supervision functions to establish formal risk assessment process and internal control framework; and

●	Our lack of accounting staff and resources with appropriate knowledge of generally accepted U.S. GAAP and SEC reporting and compliance requirements to design and implement formal period-end financial reporting policies and procedures to address complex U.S. GAAP technical accounting issue in accordance with U.S. GAAP and the SEC requirements.

In response to the material weaknesses identified prior to this offering, we are in the process of implementing a number of measures, which will include:

●	the hiring of additional qualified accounting and financial personnel with appropriate knowledge and experience in U.S. GAAP accounting and SEC reporting, and

●	the organization of regular training for our accounting staffs, especially training related to U.S. GAAP and SEC reporting requirements.

We plan to adopt additional measures to improve our internal control over financial reporting, including, among others, creating U.S. GAAP accounting policies and procedures manual, which will be maintained, reviewed and updated, on a regular basis, to the latest US GAAP accounting standards, and establishing an audit committee and strengthening corporate governance.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors - Risks Relating to Our Business and Industry - If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act (“JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Quantitative and Qualitative Disclosure of Market Risk

Foreign Exchange Risk

Our business is mainly conducted in Japan, and our books and records are maintained in JPY. The PRC subsidiaries apply RMB as their functional currency. The reporting currency of consolidated financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between the JPY and the U.S. dollar, and RMB and the U.S. dollar, affect the value of our assets and results of operations, when presented in U.S. dollars.

The value of the JPY against the U.S. dollar, the RMB against the U.S. and other currencies may fluctuate and is affected by, among other things, changes in the Japanese political and economic conditions and perceived changes in the economy of Japan, the PRC and the United States. Any significant revaluation of the JPY and RMB may materially and adversely affect our cash flows, revenue, and financial condition.

We do not believe that it currently has any significant direct foreign exchange risk and has not used derivative financial instruments to hedge exposure to such risk. While we may decide to enter into more hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of accounts receivable. We conduct credit evaluations of our customers, and generally do not require collateral or other security from them. We evaluate our collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. We conduct periodic reviews of the financial condition and payment practices of our customers to minimize collection risk on accounts receivable.

Inflation Risk

In recent years, inflation has not had a material impact on our results of operations. According to the Statistics Bureau of Japan, the inflation rate in Japan is expected to be/was approximately 2.0% and 2.3% in 2023 and 2022, respectively. According to the Statistics Bureau of the PRC, the inflation rate in the PRC is expected to be/was approximately 3% and 2% in 2023 and 2022, respectively. Although we have not in the past been materially affected by inflation since our inception, we can provide no assurance that we will not be affected in the future by higher rates of inflation in Japan. If inflation rises, it may materially and adversely affect our business.

Change in Registrant’s Certifying Accountant

On June 25, 2024, the audit committee of the board of directors of Linkage Global Inc (the “Company”) approved the dismissal of TPS, an independent registered public accounting firm, and approved and ratified the engagement of HTL International, LLC (“HTL”) on June 14, 2024 to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2024.

TPS’s report on the Company’s financial statements for the fiscal years ended September 30, 2023 and 2022 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the Company’s two most recent fiscal years and through June 14, 2024, there were no disagreements with TPS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to TPS’s satisfaction, would have caused TPS to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements for such periods. During the Company’s two most recent fiscal years and through June 14, 2024, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of Form 20-F, other than the material weaknesses reported by management under Item 15 of the Company’s annual report on Form 20-F for the fiscal year ended September 30, 2023, as filed with the SEC on April 12, 2024.

The Company has provided TPS with a copy of the above disclosure and requested that TPS furnish a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of TPS’s letter dated June 25, 2024 is attached as Exhibit 16.1 to the Form 6-K filed with the SEC on June 25, 2024.

During the two most recent fiscal years and any subsequent interim periods prior to the engagement of HTL, neither the Company, nor someone on behalf of the Company, has consulted HTL regarding either the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements. Neither a written report was provided to the Company nor was any oral advice provided that HTL concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue. Additionally, neither the Company, nor anyone on behalf of it, has consulted HTL regarding any matter that was the subject of a disagreement as defined in Item 16F(a)(1)(iv) of Form 20-F and related instructions to Item 16F of Form 20-F, or any reportable events as described in Item 16F(a)(1)(v) of Form 20-F.

MANAGEMENT

Set forth below is information concerning our directors, director appointees, and executive officers.

The following individuals are our executive management and members of the board of directors.

Name	Age	Position(s)
Mr. Zhihua Wu	41	Director and Chairman of the Board
Yang (Angela) Wang	37	Chief Executive Officer and Director
Mr. Hanson Ji	35	Chief Financial Officer
Mr. Ryo Fuyunishiki	51	Director and Chief Operating Officer
Ms. Tay Sheve Li	53	Independent Director
Mr. Zhiyong Wu	50	Independent Director
Ms. Hong Chen	57	Independent Director

The following is a brief biography of each of our executive officers and directors:

Mr. Zhihua Wu has been our Director and Chairman of the Board since March 2022. He was our Chief Executive Officer since March 2023 until April 2025. He has served as the Chief Executive Officer of Chuancheng Digital, HQT NETWORK, and EXTEND since June 2021, March 2016, and July 2011, respectively, and is responsible for the management of day-to-day operations and high-level strategizing and business planning. Prior to joining our Company, Mr. Wu was the CEO of Tsuukanmuri Co., Ltd., a Japanese company focusing on import and export trade, from June 2010 to June 2011. Mr. Wu received his Bachelor’s degree in Information Electronic System Engineering from Daiichi Institute of Technology in 2010. As of the date of this prospectus, Mr. Wu also holds the following prominent positions outside of the Company: (i) vice president of the first council of Fuzhou Cross-border E-commerce Association and (ii) vice president of Minhou County Youth Entrepreneurship Promotion Association.

Ms. Yang (Angela) Wang has been our Chief Executive Officer and a Director since April 2025. Since March 2025, she has been serving as a vice president at Vessel Global Capital, where she was responsible for evaluating prospective IPO readiness consulting cases and managing IPO and de-SPAC transactions. Since March 2024, she has been serving as a board secretary at Hudson Acquisition I Corp, where she was responsible for SEC compliance issues and board communications. Since January 2021, she has been serving as an adjunct lecturer at Baruch College. From May 2023 to March 2024, she served as an executive assistant at New York Standard Capital, where she was responsible for assisting the chief executive officer in developing Fintech financing models and account management. From October 2018 to January 2021, she served as a chief operation officer at DC Power Share, where she was responsible for administration and business development in the Tri-State area. From January 2020 to May 2021, she was a licensed agent at New York Life, where she was responsible for marketing life and health insurance to small business owners. From September 2012 to September 2018, she was a founder and chief executive officer at LYCW.INC, where she was responsible for establishing partnership with realtors, property management offices, and group renters. Ms. Wang obtained her bachelor’s degree in Chinese literature and linguistics from Peking University in June 2011 and master’s degree in social work from Columbia University in May 2015.

Mr. Hanson Ji has been our Chief Financial Officer since October 2024. From 2019 to 2022, he worked at Zhongrui Capital (Hong Kong) Ltd., serving as a senior project manager, responsible for financial consulting for IPO projects, and led and participated in the successful listing of several companies on the Hong Kong Stock Exchange. In 2018, Mr. Ji served as an internal control manager of Xingyin Information Technology (Shanghai) (also known as “Xiaohongshu App”), responsible for internal control audits. Prior to joining Zhongrui Capital and Xiaohongshu App, Mr. Ji worked at Ernst & Young Hua Ming LLP Shanghai Branch, serving as a senior auditor of TCE/ECU assurance department, where he participated and led audits for Hong Kong-listed companies and foreign-invested enterprises in China. Mr. Ji is a Chinese Certified Public Accountant. He obtained his Bachelor of Commerce in Accounting and Finance from Monash University in Australia in 2013.

Mr. Ryo Fuyunishiki has been our Director and Chief Operating Officer since March 2023. He has served as the Chief Operating Officer of the Company’s subsidiary, EXTEND, since 2011. He obtained his Bachelor’s degree in Economics from Takushoku University in 2006.

Ms. Tay Sheve Li has been our independent director since September 2024. She has over ten years of management experience. Since November 2022, Ms. Li has served as an executive officer and director at TT GO HK Limited, a property management company based in Hong Kong, where she oversees the company’s day-to-day operations. From August 2014 to November 2022, Ms. Li was a director at Silver Castle Limited, a company engaged in the trading of electronics products. Ms. Li earned her Master’s degree in Applied Finance from the University of Western Sydney in Australia in March 2024 and her Bachelor’s degree in Accounting and Finance from the University of Strathclyde in the United Kingdom in July 1994.

Mr. Zhiyong Wu has been our independent director since September 2024. He has over 20 years of experience in investment management. Since August 2012, Mr. Wu has been a co-founder and chairman of the board of directors at FH Capital, where he has focused on start-up investments, equity investments, and post-investment management. Previously, Mr. Wu was an investment director at Actis Capital, LLP, from November 2009 to June 2012, where he specialized in investment and mergers and acquisitions in the education sector. From March 2009 to November 2009, he worked as a vice president at Cybernaut Investment Group, handling investment in the education sector and post-investment management. Prior to that, Mr. Wu was a vice president at The Balloch Group from March 2007 to March 2009, managing underwriting for U.S. listed companies. From February 2005 to March 2007, Mr. Wu worked as an investment manager in the Investment Department of Deutsche Bank, where he was responsible for the investment and acquisition of non-performing asset portfolios. Mr. Wu received his EMBA degree from Tsinghua University in China in June 2023 and obtained his Master’s degree in Finance from the University of International Business and Economics in China in July 2005. Mr. Wu received his Bachelor’s degree in Engineering Management from Beijing Jiaotong University in China in September 1995.

Ms. Hong Chen has been our independent director since April 2025. He has been the Chief Executive Officer and Chairman of Wave Sync Corp. (OTC “WAYS”) since 2024 and worked as the Chairman of the board of directors for Grand Cartel Securities Co., Ltd. (“Grand Cartel Securities”) from 2014 to 2020. Before Grand Cartel Securities, Mr. Chen served as the Chairman at China Internet Education Group (a Hong Kong listed company with the code 8055) from 2006 to 2014, as the CEO for Peking University Business Network from 2000 to 2006, and the CEO of Shenzhen Chenrun Investment Company from 1998 to 2002. Mr. Chen’s chairman experience qualifies him to serve on our board of directors. Mr. Chen received a Bachelor of Science degree from Beijing Union University and an MBA from the Guanghua School of Management, Peking University..

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of six directors, three of whom are “independent” within the meaning of the corporate governance standards of the Nasdaq listing rules and meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The management of the operation and the business affairs of a Cayman Islands company lies within the power of its board of directors. Directors of companies incorporated under the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) are subject to both statutory obligations under the Companies Act as well as fiduciary duties under the common law to the extent applicable to Cayman Islands companies. In addition to the statutory duties, which include duties such as reporting obligations, the maintenance of internal company registers, accounting requirements, etc., directors of Cayman Islands companies owe fiduciary duties, including the duty to act in good faith and in the best interests of the company, as well as a duty to act with care, skill and diligence under English common law principles.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (As Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated articles of association. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the company.

Terms of Directors and Executive Officers

Each of our directors are appointed for a term expiring at the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer has agreed to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We have also entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended September 30, 2024, we paid an aggregate of $149,162 as compensation to our executive officers and directors. We have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. The Operating Entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee consists of Tay Sheve Li, Zhiyong Wu, and Hong Chen. Tay Sheve Li is the chairperson of our audit committee. We have determined that Tay Sheve Li, Zhiyong Wu, and Hong Chen satisfy the “independence” requirements of the Nasdaq listing rules under and Rule 10A-3 under the Securities Exchange Act. Our board also has determined that Tay Sheve Li qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee is responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Tay Sheve Li, Zhiyong Wu, and Hong Chen. Hong Chen is the chairperson of our compensation committee. We have determined that Tay Sheve Li, Zhiyong Wu, and Hong Chen satisfy the “independence” requirements of the Nasdaq listing rules and Rule 10C-1 under the Securities Exchange Act. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

●	reviewing and approving the total compensation package for our most senior executive officers;

●	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

●	reviewing and recommending to the board with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans;

●	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

●	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee consists of Tay Sheve Li, Zhiyong Wu, and Hong Chen. Zhiyong Wu is the chairperson of our nominating and corporate governance committee. We have determined that Tay Sheve Li, Zhiyong Wu, and Hong Chen satisfy the “independence” requirements of the Nasdaq listing rules. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Board Oversight of Cybersecurity Risks

The independent directors are responsible for overseeing cybersecurity. Our board of directors plays an active role in monitoring cybersecurity risks and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on our operations. The board receives regular reports from each of the board’s committees and our management on material cybersecurity risks and the degree of our exposure to those risks, including in connection with the Company’s data protection and supply chain, and works with the management on a regular basis to identify sensitive data and critical infrastructure involved in our business operations and has adopted measures to address any cybersecurity threats and mitigate any cybersecurity risks. Our board of directors is also responsible for, among other things, (i) setting up internal cybersecurity risks control protocols, (ii) monitoring industry-wide cybersecurity incidents and, as needed, making amendments to control protocols, (iii) evaluating the qualifications of third-party business partners and any cybersecurity risks we bear that may result directly or indirectly from such third-party partners, and (iv) holding internal training sessions on a regular basis to increase cybersecurity awareness among our employees. While the board oversees our cybersecurity risk management, management is responsible for day-to-day risk management processes. Furthermore, the Company procures servers, office software, and ERP software from reputable vendors offering mature products. For instance, the Company utilizes Alibaba Cloud servers, Microsoft office software, and Kingdee ERP. These products are acquired in their “cloud” versions, and our network security heavily relies on the network security response strategies provided by these vendors. Throughout our usage of these service providers’ services, we have never experienced any network security incidents. Additionally, our research and development department regularly performs offline backups (typically on a weekly basis) of critical business and financial data, involving the downloading of data from the cloud drive to a local backup hard drive. We believe this division of responsibilities is the most effective approach for addressing our cybersecurity risks and that our board leadership structure supports this approach.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 of this registration statement and applicable to all of our directors, officers and employees. We have made our code of business conduct and ethics publicly available on our website.

Compensation Recovery Policy

We have adopted a compensation recovery policy to provide for the recovery of erroneously-awarded incentive compensation, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, final SEC rules and applicable listing standards.

Foreign Private Issuer Status

As a foreign private issuer, Linkage is exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Linkage is not required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and are not required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose. Linkage is permitted to follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, Linkage’ corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange.

RELATED PARTY TRANSACTIONS

The following is a list of related parties which the Group has transactions with:

No.	Name of Related Parties	Relationship
1	Mrs. Qi Xiaoyu	Shareholder of the Company
2	Mr. Fuyunishiki Ryo	Director and shareholder of the Company
3	Mr. Wu Zhihua	Director and shareholder of the Company
4	Ms. Wu Shunyu	Department head of Digital Marketing Sales
5	Ishiyama	An equity method investee of the Group
6	Hermann Limited	Shareholder of the Company

For the Six Months Ended March 31, 2025 and 2024

Amounts due to related parties

Amounts due to related parties consisted of the following for the periods indicated:

		As of March 31, 2025	As of September 30, 2024
Mr. Fuyunishiki Ryo	Expenses paid on behalf of the Group	$—	$208,943
Ms. Wu Shunyu	Expenses paid on behalf of the Group	—	105,601
Total		$—	$314,544

Related party transactions

	For the six months ended March 31,
Nature	2025	2024
Expenses paid on behalf of the Group by related parties
Mr. Fuyunishiki Ryo	$—	$65,538
Mrs. Qi Xiaoyu	—	241,147
Ms. Wu Shunyu	—	6,130
Total	$—	$312,815

	For the six months ended March 31,
Nature	2025	2024
Repayment to related parties
Ms. Wu Shunyu	$105,601	$—
Mr. Fuyunishiki Ryo	208,637	75,849
Mrs. Qi Xiaoyu	—	253,155
Total	$314,238	$329,004

	For the six months ended March 31,
Nature	2025	2024
Interest bearing loan to related parties with an annual interest rate of 4%
Mrs. Qi Xiaoyu	$99,876	$—
Total	$99,876	$—

	For the six months ended March 31,
Nature	2025	2024
Service provided by related parties
Hermann Limited(1)	$342,988	$—
Total	$342,988	$—

(1)	The company signed service agreement with Hermann Limited in December 2023, providing corporate management and investment and financing consulting services for the company for three years, with contract amount of $2,060,000. Since Hermann Limited obtained a portion of the company's mortgaged shares through the issuance of convertible notes, and became a shareholder of the company with a 7.1% shareholding ratio. Therefore, it was reclassified into amount due from related parties on March 31, 2025. For the six months ended March 31, 2025, the amortized expense amount is $342,988, and the remaining amount is $1,142,885.

	For the six months ended March 31,
Nature	2025	2024
Stock-based compensation(1)
Wu Zhihua	$1,209,000	$—
Total	$1,209,000	$—

(1)	On November 7, 2024, a resolution of the directors of the Company was adopted to issue 5,000,000 Class B ordinary shares of par value US$0.00025 each (the New Shares) to WU Zhihua. Due to the fact that Class B shares are not tradable and the voting rights are different from those of Class A shares, the price per share of $0.2418 is based on the valuation report issued by appraisers.

	For the six months ended March 31,
Nature	2025	2024
Repurchase of Class A Shares by issuing Class B Shares
Smart Bloom Global Limited (Wu Zhihua)	$500	$—
Total	$500	$—

For the Fiscal Years Ended September 30, 2024, 2023 and 2022

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

		As of September 30,
		2024	2023	2022
Mrs. Qi Xiaoyu	Expenses paid on behalf of the Group	$-	$1,206,121	$935,581
Mr. Fuyunishiki Ryo	Expenses paid on behalf of the Group	208,943	108,002	148,704
Mr. Wu Zhihua	Expenses paid on behalf of the Group	-	-	70,289
Ms. Wu Shunyu	Expenses paid on behalf of the Group	105,601	99,481	119,258
Total		$314,544	$1,413,604	$1,273,832

Related party transactions

	For the years ended September 30,
Nature	2024	2023	2022
Expenses paid on behalf of the Group by related parties
Mrs. Qi Xiaoyu	$6,669	$1,480,137	$1,165,096
Ms. Wu Shunyu	6,120	30,222	104,225
Mr. Fuyunishiki Ryo	433,680	218,038	78,240
Mr. Wu Zhihua	-	-	76,299
Total	$446,469	$1,728,398	$1,424,460

Proceed of Interest-free loan from related parties
Mrs. Qi Xiaoyu	$2,815,899	$-	$-
Mr. Fuyunishiki Ryo	86,478	-	-
Mr. Wu Zhihua	129,090	-	-
Total	$3,031,467	$-	$-

Repayment (receivable from) to related parties
Mrs. Qi Xiaoyu	$4,035,593	$-	$-
Mr. Fuyunishiki Ryo	428,409	-	-
Mr. Wu Zhihua	129,090	-	-
Ishiyama	-	(35,990)	34,552
Total	$4,593,092	$(35,990)	$34,552

Concerted Actor Agreement

On February 17, 2023, Zhihua Wu, as the concerted actor, entered into the Concerted Actor Agreement with Smart Bloom Global Limited, Xiaoyu Qi, Rosy Gold Investments Limited, Ryo Fuyunishiki, Talent Best Global Limited, Zheng Jin, Glorious Global Investments Limited, Liang Chen, Horizon Century International Limited, Liangyi Li, Sharp Creation Developments Limited, and Fengjuan Su for the purpose of regulating certain matters relating to the exercise of their rights as indirect and direct shareholders of the Company and the proposed exercise of the concerted actor’s powers pursuant to this agreement. The Concerted Actor Agreement was terminated on August 5, 2024.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares;

●	our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 6,580,022 Class A Ordinary Shares and 1,000,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes Class A Ordinary Shares and Class B Ordinary Shares issued and outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them.

Name	Class A Ordinary Shares Beneficially Owned	Percentage Ownership	Class B Ordinary Shares Beneficially Owned	Percentage Ownership	Voting Power
Directors and Executive Officers(1)
Mr. Zhihua Wu(2)	494,9221	7.52 *	1,000,000	100%	94.29%
Yang (Angela) Wang
Mr. Hanson Ji	-	-	-	-	-
Mr. Ryo Fuyunishiki(3)	400,000	6.08	-	-	-
Ms. Tay Sheve Li	-	-	-	-	-
Mr. Zhiyong Wu	-	-	-	-	-
Ms. Hong Chen	-	-	-	-	-
Directors and Executive Officers as a Group (seven Persons)	894,921	13.6 *	1,000,000	100%	94.29%
5% or Greater Shareholders
Mr. Zhihua Wu(2)	494,9211	*	1,000,000	100%	94.29%
		7.52

Guo Jian Chen	1,800,000	27.35%	-	-	1.68%
Zhiqiang Li	800,000	12.15%	-	-	*
Shubiao Shi	1,000,000	15.19%	-	-	*
Suide Zheng	400,000	6.07%	-	-	*

*	Less than 1%
(1)	Unless otherwise indicated, the business address of each of the individuals is 2-23-3 Minami-Ikebukuro, Toshima-ku, Tokyo, Japan 171-0022.

(2)	Representing (i) 494,921 Class A Ordinary Shares indirectly held by Mr. Zhihua Wu and 1 Class A ordinary Share held directly by Mr. Zhihua Wu, and (ii) 1,000,000 Class B Ordinary Shares held by Mr. Zhihua Wu.
(3)	Representing 399,999 Class A Ordinary Shares indirectly held by Mr. Ryo Fuyunishiki and 1 Class A Ordinary Share held directly by Mr. Ryo Fuyunishiki.

SELLING SHAREHOLDERS

The 4,000,000 Class A Ordinary Shares being offered by the Selling Shareholders are the Class A Ordinary Shares previously issued to the Selling Shareholders. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholders to offer the Class A Ordinary Shares for resale from time to time.

Other than the relationships described herein, to our knowledge, the Selling Shareholders have not had any material relationship with us within the past three years.

Any Selling Shareholders that are affiliates of broker-dealers and any participating broker-dealers would be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such Selling Shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, none of the Selling Shareholders listed below are broker-dealers or affiliates of broker-dealers.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A Ordinary Shares by each of the Selling Shareholders.

The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

As explained below under “Plan of Distribution,” we have agreed with the Selling Shareholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

The following table sets forth details regarding the offering of certain Selling Shareholders’ Class A Ordinary Shares pursuant to this registration statement.

Name of Selling Shareholders	Ordinary Shares Beneficially Owned Prior to Offering(1)	Percentage of Class A Ordinary Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)	Percentage of Class A Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)
Guo Jian Chen	1,800,000	27.35%	1,800,000	0	0%
Shubiao Shi.	1,000,000	15.19%	1,000,000	0	0%
Zhiqiang Li	800,000	12.15%	800,000	0	0%
Suide Zheng	400,000	6.07%	400,000	0	0%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. The total number of Class A Ordinary Shares issued and outstanding as of June 9, 2025 is 6,580,022. Class A Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of June 9, 2025, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder.

PLAN OF DISTRIBUTION

We are registering the Class A Ordinary Shares to permit the resale of these Class A Ordinary Shares by the holders of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Class A Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Selling Shareholders’ Class A Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Class A Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class A Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Class A Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Class A Ordinary Shares by other means not described in this prospectus. If the Selling Shareholders affect such transactions by selling Class A Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Class A Ordinary Shares for whom they may act as an agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Class A Ordinary Shares short and deliver Class A Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Class A Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Class A Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the Class A Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Ordinary Shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the Class A Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Ordinary Shares.

We will pay all expenses of the registration of the Class A Ordinary Shares, estimated to be $67,120 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement, or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Class A Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Ordinary Shares will not receive a certificate in respect of such Ordinary Shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. We may not issue shares or warrants to bearer.

Our authorized share capital is $2,500,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 200,000 Class B Ordinary Shares of par value US$0.0025 each. Subject to the provisions of the Cayman Companies Act and the Articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

On October 11, 2024, at the annual general meeting, to implement a dual class structure, our shareholders approved (i) an ordinary resolution that the Company’s authorized share capital be amended from US$50,000 divided into 200,000,000 Shares of a par value of US$0.00025 each to US$50,000 divided into 195,000,000 Class A ordinary shares of par value US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each, and (ii) a special resolution to amend and restate the Company’s then-effective Amended and Restated Memorandum and Articles of Association to reflect the revised authorized share capital of the Company and the terms of the Class A ordinary shares and Class B ordinary shares.

On January 27, 2025, at an extraordinary general meeting of holders of Class A ordinary shares, the holders of Class A ordinary shares of the Company approved, as a special resolution, that the variation of the rights attaching to Class A ordinary shares of par value US$0.00025 each resulting from the number of votes holders of Class B ordinary shares of par value US$0.00025 each are entitled to cast on a poll being increased from 20 votes to 100 votes for each Class B Ordinary Share they hold is approved. On the same date, at an extraordinary general meeting of shareholders, our shareholders approved, among other things, as an ordinary resolution, that the authorized share capital of the Company be immediately increased from US$50,000 divided into 195,000,000 Class A ordinary shares with a par value of US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each to US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.00025 each and 20,000,000 Class B ordinary shares with a par value of US$0.00025 each.

On March 10, 2025, at an annual general meeting of the Company, our shareholders, among other things, passed an ordinary resolution (conditional upon the approval of our board in its sole discretion, with effect as of the date the board may determine) approving that the authorized, issued, and outstanding shares of the Company be consolidated by consolidating each 100 Shares of the Company, or such lesser whole share amount as the board may determine in its sole discretion, such amount not to be less than 2, into 1 Share of the Company, with such consolidated shares having the same rights and being subject to the same restrictions (save as to nominal value) as the existing shares of such class as set out in the Company’s memorandum and articles of association. On March 21, 2025, our board pass a resolution to affect share consolidation on April 1, 2025. According to board resolution, the Company has affected share consolidation on a 10 for 1 ration, resulting in an authorized share capital of $2,500,000 divided into 998,000,000 Class A Ordinary Shares of par value US$0.0025 each and 200,000 Class B Ordinary Shares of par value US$0.0025 each.

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights and privileges except for voting and conversion rights. In respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder. Each one (1) Class B Ordinary Share is convertible into one (1) Class A Ordinary Share. Class A Ordinary Shares are not convertible into shares of any other class.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions attached to any Class A Ordinary Shares and Class B Ordinary Shares, except as may otherwise be required by law, in respect of all matters subject to vote by way of poll at general meetings of the Company, each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to 100 votes per one Class B Ordinary Share. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce the share capital of the Company in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the Articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the Articles) and, within 14 days of the date on which the notice is deemed to be given under the Articles, such notice has not been complied with.

Unclaimed Dividends

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any capital call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is our director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of Class A Ordinary Shares complies with applicable rules of the Nasdaq Stock Market, a shareholder may transfer Class A Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share until the name of the transferee is entered into our register of members.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may, but are not required to, also decline to register any transfer of such Ordinary Share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the Ordinary Share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our Class A Ordinary Shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold at least ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least 14 days’ notice of an extraordinary general meeting and 14 days’ notice of an annual general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution or by the directors.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the Articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and the Articles, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors has established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Conversion Rights

Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time after issuance at the option of the holder. Each one (1) Class B Ordinary Share is convertible into one (1) Class A Ordinary Share.

Class A Ordinary Shares are not convertible into shares of any other class.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, and, a statement of the shares held by each member, which:

●	distinguishes each share by its number (so long as the share has a number);

●	confirms the amount paid, or agreed to be considered as paid, on the shares of each member;

●	confirms the number and category of shares held by each member; and

●	confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of an offering by us, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

LEGAL MATTERS

Certain legal matters as to U.S. federal securities law compliance will be passed upon for us by Sichenzia Ross Ference Carmel LLP. Certain legal matters as to Cayman Islands law will be passed upon for us by Ogier (Cayman) LLP. Certain legal matters as to Hong Kong law will be passed upon for us by Bird & Bird. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices (Fuzhou). Certain legal matters as to Japanese law will be passed upon for us by City-Yuwa Partners. Sichenzia Ross Ference Carmel LLP may rely upon Ogier (Cayman) LLP with respect to matters governed Cayman Islands law, Bird & Bird with respect to matters governed by Hong Kong law, AllBright Law Offices (Fuzhou) with respect to matters governed by PRC law and City-Yuma Partners with respect to matters governed by Japanese law.

EXPERTS

The financial statements of Linkage Global Inc as of September 30, 2024 and for the year then ended included in this prospectus have been so included in reliance on the report of HTL International, LLC, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting. The financial statements of Linkage Global Inc as of September 30, 2023 and 2022 and for the years then ended included in this prospectus have been so included in reliance on the report of TPS Thayer, LLC, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,420.76
Printer fees and expenses	$5,000.00	*
Legal fees and expenses	$60,000.00	*
Miscellaneous	$700.00	*
Total	$67,120.76	*

*	This is an estimate.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue in the Federal courts of the United States.

Substantially all of our assets are located in Japan, Hong Kong, and mainland China. In addition, except for one director and executive officer, Mr. Ryo Fuyunishiki, who is a resident of Japan, the rest of directors and executive officers are residents of China and a substantial majority of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Cayman Islands

Ogier (Cayman) LLP (“Ogier”), our counsel with respect to the laws of the Cayman Islands, and AllBright, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands or the PRC, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

Ogier has further advised us that, while there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Japan

City-Yuwa Partners (“City-Yuwa”), our Japanese counsel with respect to the laws of Japan, has advised us that there is uncertainty as to whether the courts of Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Japan against us or our directors or officers predicated upon the securities laws of the United States. The Civil Execution Act of Japan and the Code of Civil Procedure require Japanese courts to deny requests for the enforcement of judgments of foreign courts if foreign judgments fail to satisfy the requirements prescribed by the Civil Execution Act and the Code of Civil Procedure, including that: (a) the jurisdiction of the foreign court be recognized under laws, regulations, treaties, or conventions; (b) proper service of process be made on relevant defendants, or relevant defendants be given appropriate protection if such service is not received; (c) the judgment and proceedings of the foreign court must not be repugnant to public policy as applied in Japan; and (d) there exists reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinoi, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.

Hong Kong

As advised by our Hong Kong counsel, Bird & Bird, judgments of U.S. courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

Mainland China

AllBright has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments. AllBright has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this registration of the Class A Ordinary Shares to be sold by the Selling Shareholders, or the Registration Statement. This prospectus, which is part of the Registration Statement, does not contain all of the information contained in the Registration Statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the Registration Statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the Registration Statement, you may read the document itself for a complete description of its terms.

The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act. Accordingly, we are required to file or furnish reports and other information with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly, and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and intend to submit to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.linkagecc.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended September 30, 2024, and our current reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since September 30, 2024.

INCORPORATION OF CERTAIN INFORMATIOM BY REFERENCE

This prospectus is part of a registration statement on Form F-1. That registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than providing such information in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

●	Our annual report on Form 20-F for the year fiscal year ended September 30, 2024 filed with the SEC on January 27, 2025;

●	Our Current Reports on Form 6-K furnished to the SEC on July 18, 2025, July 3, 2025, June 12, 2025, May 16, 2025, May 1, 2025, April 24, 2025, April 15, 2025, March 12, 2025, February 13, 2025, and January 29, 2025

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference herein but has not been previously delivered upon written or oral request to:

Yang (Angela) Wang

Chief Executive Officer

2-23-3 Minami-Ikebukuro, Toshima-ku

Tokyo, Japan 171-0022

Phone: +03-5927-9261

You also may access the incorporated reports and documents on our website at www.linkagecc.com.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Linkage Global Inc
UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2025 AND SEPTEMBER 30, 2024
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of March 31, 2025	As of September 30, 2024
	USD
ASSETS
Current assets
Cash and cash equivalents	328,081	2,000,732
Accounts receivable, net	6,405,486	6,302,696
Inventories, net	35,675	66,331
Deposits paid to media platforms	-	482,650
Prepaid expenses and other current assets, net	1,625,517	2,689,581
Amount due from related parties	1,243,450	-
Short-term loan to third party	8,993,306	410,000
Interest receivable from loan to third party	386,261	-
Total current assets	19,017,776	11,951,990

Non-current assets
Property and equipment, net	50,594	85,807
Right-of-use assets, net	516,167	653,730
Total non-current assets	566,761	739,537
TOTAL ASSETS	19,584,537	12,691,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	324,069	624,723
Accrued expenses and other current liabilities	303,413	236,813
Short-term debts	-	32,810
Current portion of long-term debts	243,557	428,702
Contract liabilities	208,483	533,625
Amounts due to related parties	-	314,544
Lease liabilities - current	203,600	231,978
Convertible notes	7,884,325	964,865
Interest payable of convertible notes	1,555,689	-
Income tax payable	850,866	1,017,619
Total current liabilities	11,574,002	4,385,679

Non-current liabilities
Long-term debts	734,023	839,560
Lease liabilities - non-current	334,973	441,504
Total non-current liabilities	1,068,996	1,281,064
Total liabilities	12,642,998	5,666,743

Commitments and contingencies (Note 21)

Shareholders’ equity
Class A ordinary shares (par value of US$0.0025 per share; 998,000,000 ordinary shares authorized, 3,080,000 and 2,150,000 ordinary shares issued and outstanding as of March 31, 2025 and September 30, 2024, respectively) *	7,700	5,375
Class B ordinary shares (par value of US$0.0025 per share; 2,000,000 ordinary shares authorized, 700,000 and nil ordinary shares issued and outstanding as of March 31, 2025 and September 30, 2024, respectively) *	1,750	-
Additional paid in capital	8,564,021	5,591,596
Treasury Shares	(500)	-
Statutory reserve	11,348	11,348
Retained earnings	(1,474,142)	1,613,217
Accumulated other comprehensive loss	(168,638)	(196,752)
Total shareholders’ equity	6,941,539	7,024,784
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	19,584,537	12,691,527

*	The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on February 17, 2023, share split occurred on March 20, 2023, and share consolidation occurred on April 7, 2025 (Note 16).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Linkage Global Inc
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED MARCH 31, 2025 AND 2024
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended March 31,
	2025	2024
	USD
Revenues	3,501,947	4,798,363
Cost of revenues	(804,142)	(4,089,486)
Gross profit	2,697,805	708,877

Operating expenses
General and administrative expenses	(3,904,027)	(1,743,309)
Selling and marketing expenses	(157,637)	(228,956)
Research and development expenses	(274,371)	(297,811)
Total operating expenses	(4,336,035)	(2,270,076)
Operating loss	(1,638,230)	(1,561,199)

Other expenses
Interest expenses, net	(1,496,504)	(60,726)
Other non-operating income	387,816	998
Total other expenses	(1,108,688)	(59,728)

Loss before income taxes	(2,746,918)	(1,620,927)
Income tax (provision)/ benefit	(340,441)	215,161
Net loss	(3,087,359)	(1,405,766)
Net loss attributable to the Company’s ordinary shareholders	(3,087,359)	-
Other comprehensive income/(loss)
Foreign currency translation adjustment	28,114	(10,107)
Total comprehensive loss attributable to the Company’s ordinary shareholders	(3,059,245)	(1,415,873)

Loss per ordinary share attributable to ordinary shareholders
Basic and Diluted*	(0.90)	(0.67)
Weighted average number of ordinary shares outstanding
Basic and Diluted*	3,415,533	2,084,890

*	The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on February 17, 2023, share split occurred on March 20, 2023, and share consolidation occurred on April 7, 2025 (Note 16).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Linkage Global Inc

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED MARCH 31, 2025 AND 2024

(In U.S. dollars, except for share and per share data, or otherwise noted)

For the six months ended March 31, 2025

	Ordinary shares*					Additional			Accumulated other	Total
	Class A		Class B		Treasury	paid-in	Retained	Statutory	comprehensive	Shareholders’
	Shares*	Amount	Shares*	Amount	Shares	capital	earnings	reserve	income(loss)	Equity
Balance as of September 30, 2024	2,150,000	5,375	-	-	-	5,591,596	1,613,217	11,348	(196,752)	7,024,784
Net loss	-	-	-	-	-	-	(3,087,359)	-	-	(3,087,359)
Pre-delivery shares related to the issuance of convertible notes	930,000	2,325	-	-	-	1,764,675	-	-	-	1,767,000
Stock-based compensation (Class B)	-	-	500,000	1,250	-	1,207,750	-	-	-	1,209,000
Repurchase of Class A Shares by issuing Class B Shares	-	-	200,000	500	(500)	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	28,114	28,114
Balance as of March 31, 2025	3,080,000	7,700	700,000	1,750	(500)	8,564,021	(1,474,142)	11,348	(168,638)	6,941,539

For the six months ended March 31, 2024

	Ordinary shares*		Additional paid-in	Retained	Statutory	Accumulated other comprehensive	Total Shareholders’
	Share	Amount	capital	earnings	reserve	income(loss)	Equity
Balance as of September 30, 2023	2,000,000	5,000	1,549,913	2,052,553	11,348	(121,901)	3,496,913
Net loss	-	-	-	(1,405,766)	-	-	(1,405,766)
Net Proceeds from the initial public offering	150,000	375	4,164,364	-	-	-	4,164,739
Foreign currency translation adjustment	-	-	-	-	-	(10,107)	(10,107)
Balance as of March 31, 2024	2,150,000	5,375	5,714,277	646,787	11,348	(132,008)	6,245,779

*	The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on February 17, 2023, share split occurred on March 20, 2023, and share consolidation occurred on April 7, 2025 (Note 16).

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Linkage Global Inc
UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED MARCH 31, 2025 AND 2024
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the six months ended March 31,
	2025	2024
	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(3,087,359)	(1,405,766)

Adjustments to reconcile net loss to net cash used in operating activities:
Effect of exchange rate changes	202,551	1,184
Allowance for credit loss	1,344,218	568,229
Interest payable of convertible notes	1,555,689	-
Interest receivable from loan to third party	(386,261)	-
Stock-Based Compensation	1,209,000	-
Depreciation	22,205	40,959
Amortization of lease right-of-use assets	114,791	110,229
Inventory provision	4,328	2,203
Deferred tax benefits	-	(216,713)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,649,559)	(725,166)
Prepaid expenses and other current assets, net	(261,232)	(3,233,957)
Inventories, net	26,328	539,517
Accounts payable	(300,654)	(320,628)
Contract liabilities	(325,142)	25,350
Accrued expenses and other current liabilities	66,600	(5,188)
Amounts due from related parties	341,426	-
Amounts due to related parties	(314,238)	(16,189)
Tax payable	(166,753)	928,135
Operating lease liabilities	(134,909)	(103,326)
Net cash used in operating activities	(1,738,971)	(3,811,127)

Cash flow from investing activities
Repayments of loan to a related party	(99,876)	-
Loan to third party	(8,640,000)	-
Net cash used in investing activities	(8,739,876)	-

Cash flow from financing activities
Proceeds from issuance of Class A ordinary shares upon the completion of IPO	-	5,356,792
Proceeds from Issuance of convertible notes	9,002,368	-
Proceeds from short-term debts	-	132,258
Repayments of short-term debts	(32,810)	(33,726)
Repayments of long-term debts	(124,959)	(179,420)
Repayments of other long-term debts	(108,037)	(878,962)
Payments of listing expenses	-	(150,606)
Net cash provided by financing activities	8,736,562	4,246,336
Effect of exchange rate changes	69,634	(58,969)
Net change in cash and cash equivalents	(1,672,651)	376,240
Cash and cash equivalents, beginning of the period	2,000,732	1,107,480
Cash and cash equivalents, end of the period	328,081	1,483,720

Supplemental disclosures of cash flow information:
Income tax paid	-	150,124
Interest expense paid	33,056	65,901

Supplemental disclosures of non-cash activities:
Obtaining right-of-use assets in exchange for operating lease liabilities	155,160	147,083

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

Linkage Global Inc

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars, except for the number of shares)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Linkage Global Inc (“Linkage Cayman”, or the “Company”) was incorporated as an exempted limited liability company under the laws of the Cayman Islands on March 24, 2022. The Company, through its wholly-owned subsidiaries (collectively, the “Group”), primarily engages in cross-border product sales and integrated e-commerce services (including digital marketing services, training and consulting services) for e-commerce sellers in Japan, Hong Kong and the People’s Republic of China (the “PRC” or “China”).

As of the date of the financial statement, the Company’s major subsidiaries are as follows:

Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
Wholly owned subsidiaries
Linkage Holding (Hong Kong) Limited (“Linkage Holding”)*	April 13, 2022	100%	Investing holding company
Extend Co., Limited (“EXTEND”)	June 23, 2011	100%	Cross-border sales
Linkage Electronic Commerce Limited (“Linkage Electronic”)	March 11, 2022	100%	Cross-border sales
HQT Network Co., Limited (“HQT NETWORK”)	December 8, 2016	100%	Integrated E-commerce training services
Linkage (Fujian) Network Technology Limited (“Linkage Tech” or “WFOE”)	November 24, 2022	100%	Investing holding company
Fujian Chuancheng Internet Technology Limited (formerly known as “Fujian Haishi Cross border Education Technology Limited”)	March 2, 2021	100%	Integrated E-commerce training services
Fujian Chuancheng Digital Technology Limited	June 1, 2021	100%	Cross-border sales

*	Linkage Holding began operations since 2023 as an investing holding company.

History of the Group and Reorganization

The Group carried out cross-border sales and integrated e-commerce services since June 2011 and December 2016, respectively. In anticipation of an initial public offering (“IPO”) of the Company’s equity securities in the United States capital market, Linkage Holding was incorporated by the Company in Hong Kong and Linkage Network was incorporated by Linkage Holding in Fujian, the PRC, as the Company’s direct and indirect wholly owned subsidiaries, on April 13, 2022 and November 24, 2022, respectively.

In connection with the IPO, the Group undertook a reorganization of its corporate structure (the “Reorganization”) in the following steps:

●	On April 30, 2022, Linkage Cayman acquired 100% of the equity interests in EXTEND from its original shareholder;

●	On October 31, 2022, Linkage Holding acquired 100% of the equity interests in HQT NETWORK from its original shareholder;

●	On September 28, 2022, Linkage Holding acquired 100% of the equity interests in Linkage Electronic from its original shareholder; and

●	On February 17, 2023, Linkage Network acquired 100% of the equity interests in Chuancheng Digital from its original shareholders.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. Dollars, except for the number of shares)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Consequently, the Company, through a restructuring which is accounted for as a reorganization of entities under common control, became the ultimate holding company of all other entities mentioned above. The Company and its wholly-owned subsidiaries were effectively controlled by the same controlling shareholder immediately before and after the reorganization, and therefore the reorganization was accounted for as a recapitalization.

As a result, the Group’s unaudited interim condensed consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position, its results of operations and its cash flows, as applicable, have been made. Interim results are not necessarily indicative of results to be expected for the full year. Accordingly, these statements should be read in conjunction with the Company’s audited financial statements and note thereto as of and for the years ended September 30, 2024 and 2023.

Principles of consolidation

The unaudited interim condensed consolidated financial statements include the financial statements of the Company and its subsidiaries.

All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of the unaudited interim condensed consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the unaudited interim condensed consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for credit losses, inventory provision, depreciable lives and recoverability of property and equipment, and the realization of deferred income tax assets, and valuation of stock-based compensation expense. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited interim condensed consolidated financial statements.

Foreign currency transactions and translations

The Group’s reporting currency is the United States dollars (“US$”). The functional currency of the Company and one of its subsidiaries incorporated in HK is Hong Kong dollars (“HKD”). The functional currency of the other two subsidiaries incorporated in HK is United States dollars (“US$”). The functional currency of the subsidiary which operates mainly in Japan uses Japanese Yen (“JPY”). The functional currency of the other subsidiaries which operate in China is Renminbi (“RMB”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the results of operations.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The value of RMB, HKD and JPY against US$ may fluctuate and is affected by, among other things, changes in the political and economic conditions. Any significant revaluation of RMB, HKD or JPY may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the unaudited interim condensed consolidated financial statements:

Balance sheet items, except for equity accounts:

	As of March 31, 2025	As of September 30, 2024
RMB to US	US$1=RMB7.2567	US$1=RMB7.0176
JPY to US	US$1=JPY149.9000	US$1=JPY143.2500
HKD to US	US$1=HKD7.7799	US$1=HKD7.7693

Items in the statements of operations and comprehensive income, and statements of cash flows:

	For the six months ended March 31, 2025	For the six months ended March 31, 2024
RMB to US	US$1=RMB7.2308	US$1=RMB7.2064
JPY to US	US$1=JPY152.3937	US$1=JPY148.1735
HKD to US	US$1=HKD7.7771	US$1=HKD7.8172

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, the Group’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

Accounts Receivable, net

Accounts receivable represents the Company’s right to consideration in exchange for goods and services that the Company has transferred to the customers before payment is due. Accounts receivable is stated at the historical carrying amount, net of an estimated allowance for uncollectible accounts. The group has adopted ASU 2016-13 on a modified retrospective basis since October 1, 2023, and the impact on opening balance is $863,328. The allowance for credit losses for accounts receivable is based upon the current expected credit losses (“CECL”) model. The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition, and accounts receivable with similar risk characteristics are grouped together when estimating CECL. In assessing the CECL, the Company applies a roll rate-based method that considers historical collectability based on past due status, the age of the balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and updates it if necessary. Additionally, the Company evaluates individual customer’s financial condition, credit history, and the current economic conditions to make specific provision of credit loss when it is considered necessary, based on (i)the Company’s specific assessment of the collectability of all significant accounts, and (ii) any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The fact and circumstance of each account may require the Company to use substantial judgment in assessing its collectability, The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and updates it if necessary. The allowance for credit losses, as of March 31, 2025 and September 30, 2024 were $1,679,731 and $1,112,315, respectively.

Specific allowance for credit losses

The Group identify specific allowance for clients of fully managed e-commerce operation services business based on the credit term. There are 4 clients with account receivables of $5,802,785 as of March 31, 2025. The group provided credit terms from seven to nine months based on the company's experience. Online stores usually invest a relatively large portion of their profits in advertising and promotions in the early stage. Generally, it will take seven to nine months before there is a certain amount of surplus funds. The accounts receivable of $1,670,361 that had reached the credit period on March 31, 2025 had been collected in June 2025. The company conducted due diligence on clients in the early stage and it is expected that there is no risk of credit loss, so no credit loss had been accrued for amounts that have not yet reached the credit period.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For purposes of this section only, the term “Customers” shall mean (i) cross-border e-commerce sellers (both enterprises and individuals) that purchase products, e-commerce operation training, and software support services, (ii) media that pay the Company’s subsidiaries commissions. (iii) the owners of online store in fully managed e-commerce operation services business.

Inventories, net

Inventories, primarily consisting of finished goods, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. The Group records inventory valuation allowance for obsolete inventories based upon assumptions on current and future demand forecast. The Group reviews inventory to determine whether the carrying value exceeds the estimated net realizable value. If the inventory on hand is in excess of the estimated net realizable value, inventory valuation allowance is estimated and recorded by lowering the cost of inventory to the estimated net realizable value for slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. Once inventory valuation allowance is recorded, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. Inventory valuation allowance balance as of March 31, 2025 and September 30,2024 were $80,618 and $93,037, respectively.

Property and equipment, net

Property and equipment, other than freehold land, are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Vehicle	4 - 6 years
Office equipment	3 - 5 years
Leasehold improvements	Shorter of the lease term or the estimated useful life of the assets

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.

Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of March 31,2025 and September 30, 2024, respectively.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Short-term loans to third parties

The Company provides short-term loans to third parties with maturities of less than one year, which are classified as current assets on the balance sheet. These short-term loans are initially recognized at the principal amount lent to the borrower.

Interest Recognition: For loans to third parties with maturities of less than one year, the Company has elected not to apply the effective interest method as permitted under US GAAP for short-term receivables. Instead, interest income is recognized on a straight-line basis over the loan term, which approximates the effective interest method given the short-term nature of these loans.

Impairment: The Company assesses these short-term loans for impairment at each reporting date. If there is objective evidence of impairment, a loss allowance is recognized immediately in the income statement. The allowance is measured as the difference between the loan’s carrying amount and the present value of estimated future cash flows, discounted at the loan’s original effective interest rate.

Stock-Based Compensation

The Company accounts for stock-based compensation under ASC 718 “Compensation - Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the shorter of the service period or the vesting period of the stock-based compensation. This guidance establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model. Determining the fair value of stock-based compensation at the grant date under this model requires judgment, including estimating volatility, employee stock option exercise behaviors and forfeiture rates. The assumptions used in calculating the fair value of stock-based compensation represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

When determining fair value of stock options, the Company considers the following assumptions in the Black-Scholes model:

●	Exercise price,

●	Expected dividends,

●	Expected volatility,

●	Risk-free interest rate; and

●	Expected life of option

Convertible notes

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging -Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. For share-settled convertible debt and convertible preferred stock, the if-converted method is typically used to account for diluted earnings per share. For public companies, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The company adopted this standard beginning October 1, 2023. Following the adoption of ASU 2020-06 Convertible notes are recorded and disclosed as convertible notes payable, net of unamortized discount.

On September 18, 2024, the Company entered into a securities purchase agreement (“SPA”) with certain institutional investors, pursuant to which, the Company issued to the investors (the “Holders”), (i) convertible promissory notes in the aggregate principal amount of US$10,830,000 (the “Par value”), bearing interest at a rate of 8% per annum and having a term of one year from issuance date, issued with an aggregate original issue discount of US$800,000, and (ii) 9,300,000 Class A Ordinary Shares (“Pre-delivery Shares”) of the Company in aggregate at the purchase price equal to par value of US$0.00025 per share, which is for pre-delivery and subject to the Company’s repurchase right upon repayment of the notes. The Holders have the right at any time upon issuance until the Outstanding Balance (the principal amount plus accrued but unpaid interest of being repaid, collection and enforcements costs incurred by lender, transfer, stamp, issuance and similar taxes and fees related to conversions, and any other fees or charges incurred under this convertible note as of any date of determination) has been paid in full, at their election, to convert all or any portion of the Outstanding Balance into shares at the price of the lower of (i) $1.20, or (ii) 70% of the lowest closing price of the Company’s ordinary shares during the 60-trading day period immediately preceding the date on which a conversion notice is provided to the Company.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In addition, pursuant to the securities purchase agreement, the Company has the option to prepay the notes with payment of an amount equal to 120% of the Outstanding Balance. In the event that the Company receives a delisting notice from the Nasdaq Stock Market LLC, the Holders have rights to request redemption of the notes by the Company. In the event that the Company has redeemed an amount equal to half of original principal amount in cash, any subsequent redemption in cash is subject to a twenty-five percent (25%) premium. The securities purchase agreement and the notes contain certain other representations and warranties, covenants and events of default customary for similar transactions.

On October 16, 2024 (the “Closing Date”), the Company completed its issuance and sale of the note and issuance of Class A Ordinary Shares pursuant to the securities purchase agreement. The gross proceeds from the sale of the notes were $10,000,000, prior to deducting transaction fees and estimated expenses. The Company intended to use the proceeds for working capital and general corporate purposes.

On December 18, 2024, the Company and the Holders entered into an amendment to SPA, pursuant to which, (i) the parties mutually agreed to add a conversion floor price of $0.24 per share to the convertible promissory notes, and (ii) the parties mutually agreed to add the maximum number of the conversion shares that each Note Investor may receive and the Company shall issue under the securities purchase agreement and applicable the convertible notes.

The Company has identified and evaluated the embedded features of the convertible notes, and concluded that (i) the Company call option, contingent interest features for event of default, and event of delisting put option are clearly and closely related to the debt host instrument and, therefore, are not required to be bifurcated under ASC 815, (ii) the conversion right is eligible for a scope exception from derivative accounting and is not required to be bifurcated under ASC 815. Consequently, the Company accounts for the convertible notes as a liability following the respective guidance of ASC 815 and ASC 470.

As Pre-delivery shares can be separately exercised, i.e. each can continue to exist unchanged when the other is exercised, the Company concluded that they were freestanding. The Pre-delivery Shares are considered a form of stock borrowing facility and are accounted for as own-share lending arrangement. The Company did not receive any proceeds or pay any consideration related to the Pre-delivery Shares, except that the Company received a one-time nominal fee of US$2,325 upon the issuance of the Pre-delivery Shares and will pay the same amount to the investors upon the return of Pre-delivery Shares, respectively. The Pre-delivery Shares were issued on October 16, 2024. The Company accounted for the share lending arrangement as an issuance cost and recorded at fair value upon issuance date against additional paid-in capital. Although legally issued, the Pre-delivery Shares were not considered outstanding and therefore excluded from basic and diluted earnings (loss) per share unless default of the share lending arrangement occurs, at which time the Pre-delivery Shares would be included in the basic and diluted earnings (loss) per share calculation.

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

●	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

●	Level 3 - Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, accounts receivable, amounts due from related parties, loan to third party, other receivables included in prepayments and other current assets, short-term debts, long-term debts, accounts payable, amounts due to related parties, and other payables included in accrued expenses and other current liabilities. The carrying amounts of these short-term financial instruments approximates their fair value due to their short-term nature. The long-term debts approximate their fair values, because the bearing interest rate approximates market interest rate, and market interest rates have not fluctuated significantly since the commencement of loan contracts signed.

The Group’s non-financial assets, such as property and equipment, would be measured at fair value only if they were determined to be impaired.

Treasury shares

The Company accounts for treasury shares using the cost method. Under this method, the cost incurred to purchase the shares is recorded in the treasury shares account on the consolidated balance sheets. At retirement of the treasury shares, the ordinary shares account is charged only for the aggregate par value of the shares. The excess of the acquisition cost of treasury shares over the aggregate par value is allocated between additional paid-in capital and retained earnings.

Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

Revenue recognition

The Group’s revenues are mainly generated from (i) cross-border sales, (ii) integrated e-commerce services, (iii) fully managed e-commerce operation services.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with Customers are recognized when control of the promised goods or services is transferred to the Group’s Customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by estimates for return allowances, promotional discounts, rebates and business tax and Value Added Tax (“VAT”). To achieve the core principle of this standard, the Group applied the following five steps:

1.	Identification of the contract, or contracts, with the Customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Each of our significant performance obligations and our application of ASC 606 to our revenue arrangements are discussed in further detail below.

Cross-border sales

The Group engages in the sale of food, beauty products, health products and other consumer products in Asia, by exploiting its advantages in global supply chain services and networks. The Group fulfils its performance obligation by transferring products to the designated location. In accordance with the Group’s customary business practices, for international sales, the delivery term is “Cost and Freight” (“CFR”, formerly known as “C&F”, which the seller bears the freight costs) and “Free on Board” (“FOB”, which the buyer bears the freight costs) shipping point. The majority of transactions were based on FOB. Under both delivery terms, once the products are loaded on board, control of products has transferred. Since shipping activities are performed after customers obtain control of the products, the Group elects to account for shipping as activities to fulfill the promise to transfer the goods, in accordance with ASC 606-10-25-18B. Therefore, freight costs are accrued when products are delivered to the designated location, before shipping activities occur. For the remaining domestic sales, the control of products has transferred upon the time when the products are delivered to the place designated by customers. Shipping activities are performed before customers obtain control of the goods, and hence, should not be considered a separate performance obligation. As a result, both cost of goods and freight costs are recognized at the same time when products are delivered to the designated location, after shipping activities are completed. Revenue generated from cross-border sales is recognized based on the product value specified in the contract at a point in time when the control of products has transferred for both international sales and domestic sales.

The Company has two logistics methods. For the products exported from mainland China, the suppliers will directly deliver them to customers. For the products purchased directly from suppliers in Japan, the Company has its own warehouse in Japan. The products will be first sent to the company’s warehouse and then delivered to the customers.

For products shipped directly from suppliers to customers, pursuant to ASC 606-10-55-37A(a), the Group concludes that it obtains control of the products as the Group is primarily responsible for the contract and has pricing discretion. The Group is primarily responsible for the contract as it has the supplier discretion when executing orders and it is the only party that has a contractual relationship with customers. The Group establishes and obtains substantially all of the benefits from transactions, i.e. considerations paid by customers. Therefore, the Group considers itself to be the principal in the transactions on the basis that it is primary responsible to fulfill the promise and has the price discretion, pursuant to ASC 606-10-55-39.

For products shipped from the Group to customers, the Group considers itself the principal because it is in control of establishing the transaction price, arranging the whole process of transactions and bearing inventory risk. Therefore, such revenues are reported on a gross basis.

Integrated e-commerce services

The Group partners with premium social media platforms and provides digital marketing solutions to meet the needs of Customers and other cross-border e-commerce sellers and suppliers (the “Merchants”).

For digital marketing services, the Group acts as an authorized agent advocating Merchants to display ads on social media platforms. In return, the Group receives commission from social media platforms. Over the contract period, the Group continues to receive commissions from social media platforms over the contractual period when Merchants placed ads on the social media platforms. Revenue from digital marketing services is recognized over the contractual period for actual qualifying ads placed calculated by social media platforms. The Group has adopted “right to invoice” practical expedient and recognizes revenues based on quarterly billing reports received from social media platforms. The Group considers itself the agent because it is not primarily responsible for fulfilling the promise to render digital marketing services. Therefore, such revenues are reported on a net basis. During the reporting period, all the revenue of the digital marketing services was generated from the Group acting as an authorized agent on behalf of social media platforms.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fully managed e-commerce operation services

The Group provides fully managed e-commerce operation services for sellers on Japanese cross-border e-commerce platforms.

Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to the group for full handling. The services mainly included:

1.	Online shop setup: 1) store page design and decoration, 2) payment Settings, 3) products listing.

2.	Online shop promotion: design marketing plans and product combinations to attract customers.

3.	Customer service: post-sales customer service.

The clients only need to be responsible for the delivery of goods. The Group charges 10% of the GMV(Gross Merchandise Volume) of the online shop as a service commission. The Group considers itself the agent because the online shops and inventories are owned by clients, the group only provides services and does not have the control right over the stores and inventories, neither bears the inventory risks. Therefore, such revenues are reported on a net basis.

For other integrated e-commerce services revenue is generated from e-commerce related training/consulting services and running TikTok anchors agent. For training/consulting services, the Group fulfils its performance obligation by providing e-commerce related training/consulting services, and revenue is recognized over the service period. For running TikTok anchors agent, the group charges management fee and commission monthly based on the live stream income from TikTok platform.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to Customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets as of March 31, 2025 and September 30, 2024.

The contract liabilities consist of deferred revenue, which represent the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group’s deferred revenue which primarily arises from cross-border sales amounted to $208,483 and $533,625 as of March 31, 2025 and September 30, 2024, respectively. Revenue recognized in the current reporting period that was included in the contract liabilities at the beginning of the reporting period was $181,337 and $210,930 for the six months ended March 31, 2025 and 2024. The Group expects to recognize this balance as revenue over the next 12 months.

Cost of revenues

Cost of revenues consists primarily of (i) cost of goods sold for cross-border sales; (ii) commission costs for digital marketing services; and (iii) the salaries of the staff in the e-commerce operation department for fully managed e-commerce operation services.

Research and development expenses

Research and development expenses consist primarily of (i) payroll and related expenses for research and development professionals; and (ii) technology services fee. Research and development expenses are expensed as incurred.

Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) salary and social welfare expenses; (ii) freight; and (iii) the advertising costs and market promotion expenses. The advertising costs were $758 and $25,183 for the six months ended March 31, 2025 and 2024, respectively. The advertising costs and market promotion expenses are expensed as incurred. The freight for sales of goods was included in selling and marketing expenses. The freight costs are expenses when incurred. The freight costs were $7,453 and $25,637 for the six months ended March 31, 2025 and 2024, respectively.

General and administrative expenses

General and administrative expenses mainly consist of (i) salary and social welfare expenses; (ii) rental cost for offices; (iii) depreciation expenses; (iv) consulting fees; and (v) allowance for credit loss.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Employee benefits

The Company’s subsidiaries participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included in research and development expenses, selling and marketing expenses and general and administrative expenses in the accompanying consolidated statements of comprehensive income amounted to $31,048 and $26,557 for the six months ended March 31, 2025 and 2024, respectively.

Leases

On October 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842), using the non-comparative transition option pursuant to ASU 2018-11. Therefore, the Company has not restated comparative period financial information for the effects of ASC 842, and will not make the new required lease disclosures for comparative periods beginning before October 1, 2022. The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease; (2) lease classification for any expired or existing leases as of the adoption date; and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Company elected the short-term lease exemption for all contracts with lease terms of 12 months or less. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives. Some of the Company’s lease agreements contained renewal options; however, the Company did not recognize right-of-use assets or lease liabilities for renewal periods unless it was determined that the Company was reasonably certain of renewing the lease at inception or when a triggering event occurred. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease agreements did not contain any material residual value guarantees or material restrictive covenants.

Income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

The Group accounts for income taxes under ASC 740, Income taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary Differences are expected to be recovered or settled. Deferred tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating uncertain tax positions and determining provision for income taxes. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the six months ended March 31, 2025 and 2024, respectively. As of March 31, 2025 and September 30, 2024, the Group did not have any significant unrecognized uncertain tax positions. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

VAT

The Company’s PRC subsidiaries are subject to VAT and related surcharges on revenue generated from sales of products, facilitation services and platform services. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.

The VAT rate is 13% for taxpayers selling consumer products, and 16% prior to April 1, 2019. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

Consumption tax

The Japanese subsidiary is subject to consumption tax. The Consumption Tax Act (Act No. 108 of December 30, 1988, as amended) provides for a multi-step, broad-based tax imposed on most transactions in goods and services in Japan. Consumption tax is assessed at each stage of the manufacturing, importing, wholesale, and retail process. The current consumption tax rate is generally 10%, with an 8% rate applying to a limited number of exceptions.

Government subsidies

Government subsidies consist of cash subsidies received by the Group from the PRC local governments. Grants received as incentives for conducting business in certain local districts with no performance obligation or other restriction as to the use are recognized when cash is received. Grants received with government specified performance obligations are recognized when all the obligations have been fulfilled. Government grants received related to the purchases of long-term assets are used to net the cost of the respective assets.

The Group recorded government subsidies of $13,830 and $30 for the six months ended March 31, 2025 and 2024, respectively.

Statutory reserves

In accordance with the Companies Law of the People’s Republic of China, the Company’s PRC subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

For the six months ended March 31, 2025 and 2024, nil and nil appropriation were made to the statutory surplus fund and discretionary surplus fund by one of the Company’s PRC subsidiaries.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings per Share (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS.

Two-class method

Based on the ASC 260, a reporting entity may have two classes of common stock that have identical rights and privileges, except for voting rights. Generally, the two classes can be combined and presented as one class for EPS purposes when the only difference is related to voting rights, but the classes otherwise share equally in dividends and residual net assets on a per share basis. In this situation, a reporting entity should clearly indicate that the earnings per share amounts reflect both classes of common stock and should appropriately disclose the facts and circumstances in the footnotes.

Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of March 31, 2025 and September 30, 2024, there was no dilution impact.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Discontinued operation

A discontinued operation may include a component of an entity or a group of components of an entity, or a business or nonprofit activity. A disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when any of the following occurs:

(1)	the component of an entity or group of components of an entity meets the criteria to be classified as held for sale;

(2)	the component of an entity or group of components of an entity is disposed of by sale;

(3)	the component of an entity or group of components of an entity is disposed of other than by sale (for example, by abandonment or in a distribution to owners in a spinoff).

The Company assesses whether a deregistered subsidiary is required to be presented as discontinued operation in its consolidated financial statements on the deconsolidation date. This assessment is based on whether or not the deconsolidation represents a strategic shift that has or will have a major effect on the Company’s operations or financial results.

The revenue contributed by HQT was USD 76,907 and USD 312,180 for the six months ended March 31, 2025 and for the year ended September 30, 2024, accounting for only 2% and 3% of the group's total revenue for the six months ended March 31, 2025 and for the year ended September 30, 2024, respectively. The total asset of HQT was Nil as of March 31, 2025. Besides, the deregistration of HQT did not represent a strategic shift as the Digital Marketing Services provided by HQT was no longer a material part of the Company’s business since 2024. Hence, the deregistration of HQT did not meet the criteria for presentation as a discontinued operation.

Segment reporting

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The new FASB guidance requires incremental disclosures in annual and interim periods related to a public entity’s reportable segments (particularly on segment expenses) but does not change the definition of a segment, the method for determining segments, or the criteria for aggregating operating segments into reportable segments. The new guidance is effective for annual financial statements of public entities for fiscal years beginning after December 15, 2023 and in interim periods within fiscal years beginning after December 15 2024 and should be adopted retrospectively unless impracticable.

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker, CEO, reviews segment results when making decisions about allocating resources and assessing performance of the Group.

As a result of the assessment made by CODM, the Group has two operating segments: EXTEND, and other subsidiaries. The Group considers a “management approach” concept as the basis for identifying reportable segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Group’s reportable segments are business units operate in different countries. EXTEND operates in Japan, which is subject to different regulatory environment than other subsidiaries which operate in the PRC and Hong Kong.

Recent accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Group has adopted ASU 2016-13 on a modified retrospective basis since October 1, 2023. The Group evaluated that the impact of the adoption of this ASU on the Group’s unaudited interim condensed consolidated financial statements was immaterial.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the unaudited interim condensed consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

3. SEGMENT INFORMATION

The CODMs review financial information of operating segments based on internal management report when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODMs, the Group has two reportable segments, including EXTEND from Japan, and other subsidiaries from Hong Kong and PRC. The Group’s CODMs evaluate performance based on the operating segment’s revenue and their operating results. The revenue and operating results by segments were as follows:

	For the six months ended March 31, 2025
	EXTEND	Other subsidiaries	Consolidated
Revenues from external Customers	$431,599	$3,070,348	$3,501,947
Segment losses before tax	$(111,181)	$(2,976,178)	$(3,087,359)

	For the six months ended March 31, 2024
	EXTEND	Other subsidiaries	Consolidated
Revenues from external Customers	$3,496,662	$1,301,701	$4,798,363
Segment losses before tax	$(501,337)	$(1,119,590)	$(1,620,927)

The total assets from continuing operations by segments as of March 31, 2025 and September 30, 2024 were as follows:

	As of March 31, 2025	As of September 30, 2024
Segment assets
EXTEND	$893,397	$1,381,124
Other subsidiaries	18,691,140	11,310,403
Total segment assets	$19,584,537	$12,691,527

The property and equipment, net from continuing operations by segments as of March 31, 2025 and September 30, 2024 were as follows:

	As of March 31, 2025	As of September 30, 2024
Property and equipment, net
EXTEND	$-	$577
Other subsidiaries	50,594	85,230
Total property and equipment, net	$50,594	$85,807

The right-of-use assets, net from continuing operations by segments as of March 31, 2025 and September 30, 2024 were as follows:

	As of March 31, 2025	As of September 30, 2024
Right-of-use assets, net
EXTEND	$57,315	$91,458
Other subsidiaries	458,852	562,272
Total right-of-use assets, net	$516,167	$653,730

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

4. REVENUE

The following table disaggregates the Group’s revenue for the six months ended March 31, 2025 and 2024:

	For the Six Months Ended March 31,
	2025	2024
By revenue streams
Cross-border sales	$800,751	$4,536,131
Integrated e-commerce services
Fully managed e-commerce operation services	2,591,308	-
Digital marketing services	76,907	128,993
Others	32,981	133,239
Total	$3,501,947	$4,798,363

5. INVENTORIES, NET

Inventories consisted of the following:

	As of March 31, 2025	As of September 30, 2024
Finished goods	$116,293	$131,408
Goods in transit	-	27,960
Inventory valuation allowance	(80,618)	(93,037)
Inventories, net	$35,675	$66,331

Movement of inventory valuation allowance is as follows:

	As of March 31, 2025	As of September 30, 2024
Balance at the beginning of the year	$93,037	$83,889
Addition	4,328	11,858
Write-offs	(12,483)	(6,589)
Foreign currency translation adjustment	(4,264)	3,879
Balance at the end of the year	$80,618	$93,037

6. ACCOUNT RECEIVABLE, NET

Accounts receivable, net consists of the following:

	As of March 31, 2025	As of September 30, 2024
Accounts receivable	$8,085,217	$7,415,011
Allowance for credit loss	(1,679,731)	(1,112,315)
Total accounts receivable, net	$6,405,486	$6,302,696

Movements of allowance for credit loss are as follows:

	As of March 31, 2025	As of September 30, 2024
Beginning balance	$1,112,315	$109,214
Adoption ASU 2016-13	1,353,029	985,102
Recovery of provision	(8,811)	(26,518)
Write off	(716,097)	-
Exchange rate effect	(60,705)	44,517
Ending balance	$1,679,731	$1,112,315

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net consist of the following:

	As of March 31, 2025	As of September 30, 2024
Tax refunds(1)	$364,087	$402,048
Deposits	188,971	436,450
Advance to suppliers(2)	1,063,963	35,128
Prepaid expenses(3)	3,859	1,808,887
Others	4,637	7,068
Prepayments and other current assets, net	$1,625,517	2,689,581

(1)	Tax refunds consist of consumption tax and VAT refund for export business. The Group is eligible for consumption tax and VAT refund for cross-border products sales in Japan and China.

(2)	Due to the company’s plan to launch a TikTok business in Japan in the second half year of 2025, it signed a procurement agreement with a Hong Kong trading company and made an advance payment of $1 million for the purchase of 3C electronic products such as headphones.

(3)	The prepaid expenses on September 30, 2024 mainly represent the prepaid consulting fee to Hermann Limited. The company signed a service agreement with consulting management company Hermann Limited in December 2023, providing corporate management and investment and financing consulting services for the company for three years, with contract amount of $2,060,000. For the year ended September 30, 2024, the amortized expense amount is $572,222, and the remaining amount is $1,487,778. Since Hermann Limited obtained a portion of the company’s mortgaged shares through the issuance of convertible notes, and became a shareholder of the company with a 7.1% shareholding ratio. Therefore, it was reclassified into amount due from related parties on March 31, 2025 (note 19).

8. SHORT TERM LOAN TO THIRD PARTY

The Company signed a loan agreement with a third party Short Selling Capital Group Limited to provide short term loans on September 26, 2024. As of March 31, 2025 and September 30, 2024, the short-term loan to third party consists of the following:

Borrower	Annual Interest Rate	Maturity		As of March 31, 2025,
Short Selling Capital Group Limited	9.00%	09/26/2024	09/25/2025	$8,993,306
Interest receivable from loan to third party				386,261
Total				$9,379,567

Borrower	Annual Interest Rate	Maturity		As of September 30, 2024,
Short Selling Capital Group Limited	9.00%	09/26/2024	09/25/2025	$410,000
				$410,000

The interest receivable from loan to third party was $386,261 and nil for the six months ended March 31,2025 and 2024.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

9. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	As of March 31, 2025	As of September 30, 2024
Cost
Office equipment	$29,646	$30,672
Vehicle	308,053	319,574
Leasehold improvement	9,924	10,385
	347,623	360,631

Less: accumulated depreciation and amortization	(297,029)	(274,824)
Property and equipment, net	$50,594	$85,807

(1)	Depreciation expense was $22,205 and $40,959 for the six months ended March 31, 2025 and 2024, respectively.

(2)	No impairment loss was recognized for the six months ended March 31, 2025 and 2024, respectively.

(3)	As of March 31, 2025 and September 30, 2024, a vehicle, owned by Chuancheng Digital, for which the carrying value was $24,988 and $77,550, was pledged to secure a long-term loan from a financial institution.

10. LEASING

The Group has operating leases for offices and warehouses. The balances for the operating leases where the Group is the lessee are presented as follows within the consolidated balance sheets:

	As of March 31, 2025	As of September 30, 2024
Operating lease right-of-use assets, net	$516,167	$653,730
Operating lease liabilities-current	203,600	231,978
Operating lease liabilities-non-current	334,973	441,504
Total operating lease liabilities	$538,573	$673,482

The components of lease expenses were as follows:

	For the six months ended March 31, 2025	For the six months ended March 31, 2024
Lease cost
Amortization of right-of-use assets	$114,791	$110,229
Interest of operating lease liabilities	11,730	12,921
Total lease cost	$126,521	$123,150

The weighted average remaining lease term was approximately 2.85 years as of March 31, 2025, and the weighted average discount rate was 3.94% for the six months ended March 31, 2025.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

10. LEASING (cont.)

The maturities of lease liabilities in accordance with Leases (ASC 842) in each of the next five years as of March 31, 2025 were as follows:

USD
2025	121,734
2026	175,038
2027	155,336
2028	109,180
2029	12,577
Total minimum lease payments	573,865

Less: Interest	(35,292)
Present value of lease obligations	538,573
Less: Current portion	203,600
Non - current portion of lease obligations	334,973

11. SHORT-TERM DEBTS

As of March 31, 2025 and September 30, 2024, the short-term debts were for working capital purposes. Short-term debts consist of the following:

Bank	Annual Interest Rate	Maturity		As of March 31, 2025	As of September 30, 2024
Higashi-Nippon Bank	1.55%	12/29/2023	12/25/2024	$-	$32,810
				$-	$32,810

12. LONG-TERM DEBTS

As of March 31, 2025 and September 30, 2024, long-term debts consist of the following:

				As of March 31, 2025		As of September 30, 2024
Bank and other financial institution	Annual Interest Rate	Start	End	Long- term	Long- term (current portions)	Long- term	Long- term (current portions)	Pledge
				USD		USD
The Shoko Chukin Bank	1.11%	05/26/2020	04/25/2030	82,456	20,174	96,838	21,110
The Shoko Chukin Bank	1.50%	02/04/2022	01/27/2025	-	-	-	21,780
Mizuho Bank	0.83%	03/25/2020	03/25/2025	-	-	-	6,855
Mizuho Bank	2.00%	06/01/2021	06/01/2031	105,070	20,013	120,419	20,942
Japan Finance Corporation	1.11%	07/16/2020	06/30/2030	140,227	36,424	164,328	38,115
Musashino Bank	1.50%	05/31/2022	06/02/2025	-	10,967	-	46,408
Japan Finance Corporation	0.46%	06/09/2020	04/20/2030	85,390	20,494	98,290	21,445
Japan Finance Corporation	0.38%	04/23/2021	03/20/2031	34,022	7,372	38,569	7,714
Kiraboshi Bank	0.50%	06/27/2023	05/30/2032	286,858	43,362	321,116	45,376
Zhongli International Financial Leasing Co. LTD	14.56%	08/11/2022	08/15/2025	-	57,420	-	130,625
Zhongli International Financial Leasing Co. LTD	13.63%	07/26/2022	07/26/2025	-	27,331	-	68,332	Vehicle
				734,023	243,557	839,560	428,702

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

12. LONG-TERM DEBTS (cont.)

The long-term debts as of March 31, 2025 were primarily obtained from five banks and one financial institution, with interest rates ranging from 0.38% to 14.56% per annum. The long-term debts as of September 30, 2024 were primarily obtained from five banks and one financial institution, with interest rates ranging from 0.38% to 14.56% per annum. The interest expenses were $33,020 and $47,115 for the six months ended March 31, 2025 and 2024, respectively.

The weighted average interest rates of long-term debts outstanding were 2.21% and 3.02% per annum as of March 31, 2025 and September 30, 2024, respectively.

As of March 31, 2025 and September 30, 2024, there was no event of default on long-term debts occurred. As of March 31, 2025 and September 30, 2024, no long-term debts were guaranteed by the Company or its subsidiaries. As of March 31, 2025 and September 30, 2024, a vehicle with carrying value of $24,988 and $77,550 was pledged against one long-term debt.

On January 17, 2022, the Group bought a vehicle and paid in full. On July 26, 2022, the Group entered into a loan agreement with Zhongli International Financial Leasing Co. LTD (the “Lessor”) to pledge the same vehicle and to receive RMB1,500,000 ($210,867) from the Lessor. The transaction is classified as “failed” sale and leaseback transactions, as the control of the vehicle does not transfer to the lessor. Consequently, the received consideration from the lessor is accounted for as a liability. As of March 31, 2025 and September 30, 2024, the current portion of the liability recorded in short-term debt were $27,331 and $68,332.

The Group was not subject to any financial covenants as of March 31, 2025 and September 30, 2024.

Debt Maturities

The contractual maturities of the Group’s long-term debts as of March 31, 2025 were as follows:

Principle amount
Within 1 year	$243,557
1 - 2 years	141,134
2 - 3 years	141,134
3 - 4 years	141,134
4 - 5 years	141,134
Over 5 years	169,487
Total	$977,580

13. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of March 31, 2025	As of September 30, 2024
Accrued payroll and welfare	$137,344	$171,479
Tax Payable	60,236	56,018
Accrued service fee	105,762	-
Others	71	9,316
	$303,413	$236,813

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

14. CONVERTIBLE NOTES

On September 18, 2024, the Company entered into a securities purchase agreement (“SPA”) with certain institutional investors, pursuant to which, the Company issued to the investors (the “Holders”), (i) convertible promissory notes in the aggregate principal amount of US$10,830,000 (the “Par value”), bearing interest at a rate of 8% per annum and having a term of one year from issuance date, issued with an aggregate original issue discount of US$800,000, and (ii) 9,300,000 Class A Ordinary Shares (“Pre-delivery Shares”) of the Company in aggregate at the purchase price equal to par value of US$0.00025 per share, which is for pre-delivery and subject to the Company’s repurchase right upon repayment of the notes. The Holders have the right at any time upon issuance until the Outstanding Balance (the principal amount plus accrued but unpaid interest of being repaid, collection and enforcements costs incurred by lender, transfer, stamp, issuance and similar taxes and fees related to conversions, and any other fees or charges incurred under this convertible note as of any date of determination) has been paid in full, at their election, to convert all or any portion of the Outstanding Balance into shares at the price of the lower of (i) $1.20, or (ii) 70% of the lowest closing price of the Company’s ordinary shares during the 60-trading day period immediately preceding the date on which a conversion notice is provided to the Company.

In addition, pursuant to the securities purchase agreement, the Company has the option to prepay the notes with payment of an amount equal to 120% of the Outstanding Balance. In the event that the Company receives a delisting notice from the Nasdaq Stock Market LLC, the Holders have rights to request redemption of the notes by the Company. In the event that the Company has redeemed an amount equal to half of original principal amount in cash, any subsequent redemption in cash is subject to a twenty-five percent (25%) premium. The securities purchase agreement and the notes contain certain other representations and warranties, covenants and events of default customary for similar transactions.

On October 16, 2024 (the “Closing Date”), the Company completed its issuance and sale of the note and issuance of Class A Ordinary Shares pursuant to the securities purchase agreement. The gross proceeds from the sale of the notes were $10,000,000, prior to deducting transaction fees and estimated expenses. The Company intended to use the proceeds for working capital and general corporate purposes.

On December 18, 2024, the Company and the Holders entered into an amendment to SPA, pursuant to which, (i) the parties mutually agreed to add a conversion floor price of $0.24 per share to the convertible promissory notes, and (ii) the parties mutually agreed to add the maximum number of the conversion shares that each Note Investor may receive and the Company shall issue under the securities purchase agreement and applicable the convertible notes.

The Company has identified and evaluated the embedded features of the convertible notes, and concluded that (i) the Company call option, contingent interest features for event of default, and event of delisting put option are clearly and closely related to the debt host instrument and, therefore, are not required to be bifurcated under ASC 815, (ii) the conversion right is eligible for a scope exception from derivative accounting and is not required to be bifurcated under ASC 815. Consequently, the Company accounts for the convertible notes as a liability following the respective guidance of ASC 815 and ASC 470.

As Pre-delivery shares can be separately exercised, i.e. each can continue to exist unchanged when the other is exercised, the Company concluded that they were freestanding. The Pre-delivery Shares are considered a form of stock borrowing facility and are accounted for as own-share lending arrangement. The Company did not receive any proceeds or pay any consideration related to the Pre-delivery Shares, except that the Company received a one-time nominal fee of US$2,325 upon the issuance of the Pre-delivery Shares and will pay the same amount to the investors upon the return of Pre-delivery Shares, respectively. The Pre-delivery Shares were issued on October 16, 2024. The Company accounted for the share lending arrangement as an issuance cost and recorded at fair value upon issuance date against additional paid-in capital. Although legally issued, the Pre-delivery Shares were not considered outstanding and therefore excluded from basic and diluted earnings (loss) per share unless default of the share lending arrangement occurs, at which time the Pre-delivery Shares would be included in the basic and diluted earnings (loss) per share calculation.

The amortized cost of the convertible notes as of March 31, 2025 consisted of the following:

As of March 31,
2025
Convertible notes- Issued in September, 2024	$10,000,000
Less debt discount and debt issuance cost	(351,000)
Fair value adjustment for Pre-Delivery Shares related to the issuance of convertible notes	(1,764,675)
Convertible Notes	7,884,325
Interest payable of convertible notes (including amortization of issuance cost)	1,555,689
Total convertible notes and interest payable of convertible notes	$9,440,014

Based on the calculation model, the internal rate of return of the convertible notes is 42.52%.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

15. INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for qualified corporations, and assessable profits above HK$2,000,000 will be taxed at 16.5%. The assessable profits of corporations which is not qualifying for the two-tiered profits tax rates regime, will continue to be taxed at a flat rate of 16.5%.

PRC

Under the Enterprise Income Tax Laws of the PRC, or the EIT Laws, domestic enterprises and Foreign Investment Enterprises, or the FIEs, are usually subject to a unified 25% enterprise income tax rate, while preferential tax rates, tax holidays and tax exemption may be granted on case-by-case basis.

Japan

Japan has a progressive tax system, of which its corporate income tax is calculated on the estimated assessable profits for the six months ended March 31, 2025 and 2024 times applicable tax rates. EXTEND is subject to national corporate income tax, inhabitant tax, and enterprise tax in Japan, which in the aggregate, resulted in the statutory income tax rate of approximately 36.8% and 36.8% for the six months ended March 31, 2025 and 2024, respectively.

The effective income tax rate was approximately -12.39% and 13.27% for the six months ended March 31, 2025 and 2024, respectively.

The income tax expenses consist of the following components:

	For the six months ended March 31,
	2025	2024
Current income tax expenses	$340,441	-
Deferred income tax benefit	-	(215,161)
Total income tax expenses/(benefit)	$340,441	$(215,161)

A reconciliation between the Group’s actual provision for income taxes and the provision at Japan statutory rate is as follows:

	For the six months ended March 31,
	2015	2024
Loss before income tax expenses	$(2,746,918)	$(1,620,927)
Computed income tax benefit with statutory tax rate	(1,011,597)	(596,937)
Effect of preferential tax rate	(21,205)	3,967
Impact of different tax rates in other jurisdictions	821,728	220,869
Non-deductible expenses	2,988	1,366
Utilized tax gain	-	2,059
Changes in valuation allowance	548,527	153,515
Income tax expenses /(benefit)	$340,441	$(215,161)

(1)	Since the company’s main place of business is in Japan, the Japanese tax rate has been chosen as the statutory tax rate.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

15. INCOME TAXES (cont.)

As of March 31, 2025 and September 30, 2024, the significant components of the deferred tax assets are summarized below:

	As of March 31, 2025	As of September 30, 2024
Deferred tax assets:
Allowance for credit loss	$1,297,689	$1,031,183
Net operating loss carried forward	620,662	233,840
Unrealized foreign exchange loss	(61,051)	45,440
Total deferred tax assets	1,857,300	1,310,463
Valuation allowance	(1,857,300)	(1,310,463)
Deferred tax assets, net of valuation allowance	$-	$-

The Group operates through subsidiaries and valuation allowance is considered for each of the entities on an individual basis. The Group recorded valuation allowance against deferred tax assets of those entities that are in a cumulative financial loss position and are not forecasting profits in the near future as of March 31, 2025 and September 30, 2024. In making such determination, the Group also evaluates a variety of factors including the Group’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. The Group has recognized a valuation allowance of $1,857,300 and $1,310,463 as of March 31, 2025 and September 30, 2024, respectively.

Changes in valuation allowance are as follows:

	As of March 31, 2025	As of September 30, 2024
Valuation allowance:
Balance at beginning of the year	$1,310,463	$468,938
Additions	526,157	790,396
Loss utilized	-	-
Exchange difference	20,680	51,129
Balance at end of the year	$1,857,300	$1,310,463

As of March 31, 2025 net operating loss carryforwards will expire, if unused, in the following amounts:

2025	$-
2026	141,738
2027	498,343
2028	1,592,302
2029	1,676,253
Total	$3,908,636

16. EQUITY

Ordinary Shares

The Company’s authorized 200,000,000 ordinary shares of par value US$0.00025. On March 24, 2022, the Company issued 20,000,000 ordinary shares. The shares and per share information are presented on a retroactive basis for the periods presented, to reflect the reorganization completed on February 17, 2023.

On March 20, 2023, a resolution of the shareholders of the Company was adopted to subdivide all of the Company’s ordinary shares on the basis of 1:4000. As a result of the share-split, the authorized share capital of the Company was $50,000 divided into 200,000,000 shares of a par value of $0.00025 each.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

16. EQUITY (cont.)

On December 17, 2023, the Company closed its initial public offering of 1,500,000 Class A ordinary shares at a public offering price of $4.00 per Class A ordinary share for a total of $6,000,000 in gross proceeds. The Company raised total net proceeds of $5,356,417 after deducting underwriting discounts and commissions and offering expenses.

On October 11, 2024, a resolution of the shareholders of the Company was adopted to authorize share capital be re-designated and re-classified as follows with immediate effect (the “Share Capital Reorganization”):

(a) each share in issue immediately following the Share Capital Reorganization, which is 21,500,000 shares of par value US$0.00025 each (the “Shares”), each be re-designated and re-classified into one Class A ordinary share of par value US$0.00025 each (the “Class A Shares”); (b) 5,000,000 of the remaining authorized but unissued Shares each be re-designated and re-classified into one Class B ordinary share of par value US$0.00025 each (the “Class B Shares”); and (c) each of the remaining authorized but unissued Shares, which is 173,500,000 Shares of par value US$0.00025 each, each be re-designated and re-classified into one Class A Share of par value US$0.00025 each, such that the Company’s authorized share capital be amended from US$50,000 divided into 200,000,000 Shares of a par value of US$0.00025 each to US$50,000 divided into 195,000,000 Class A ordinary shares of par value US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each.

On October 16, 2024, the Company completed transactions contemplated under that certain securities purchase agreement (the “SPA”) with certain institutional investors (the “Investors”), pursuant to which, the Company issued to the Investors, (i) convertible promissory notes in the aggregate principal amount of US$10,830,000, bearing interest at a rate of 8% per annum and having a term of one year from issuance date, issued with an aggregate original issue discount of US$800,000, and (ii) 9,300,000 class A ordinary shares of the Company in aggregate at the purchase price equal to par value US$0.00025 per share, which is for pre-delivery and subject to the Company’s repurchase right upon repayment of the notes.

On November 7, 2024, a resolution of the directors of the Company was adopted to issue 5,000,000 Class B ordinary shares of par value US$0.00025 each (the New Shares) to WU Zhihua, at a subscription price of US$0.00025 per share (the New Share Issuance), for the purpose of compensation.

On January 27, 2025, a resolution of the shareholders of the Company was adopted to approve that, the authorized share capital of the Company be immediately increased from US$50,000 divided into 195,000,000 Class A ordinary shares with a par value of US$0.00025 each and 5,000,000 Class B ordinary shares of par value US$0.00025 each to US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.00025 each and 20,000,000 Class B ordinary shares with a par value of US$0.00025 each (the “Share Capital Increase”).

On March 13, 2025, the Company repurchased 2,000,000 Class A ordinary shares of par value US$0.00025 each (the Class A Ordinary Shares) from Smart Bloom Global Limited at par value (the Class A Share Repurchase), and (ii) the Company issue 2,000,000 Class B ordinary shares of par value US$0.00025 each (Class B Ordinary Shares) to WU Zhihua, the controlling shareholder of Smart Bloom Global Limited (the Class B Share Issuance) in accordance with the terms of the share application letter from WU Zhihua (the Share Application Letter). The Company proposes to allocate the proceeds from the Class B Share Issuance to pay for the Class A Share Repurchase.

On April 7, 2025, the Company consolidated each 10 shares into 1 share. After the Share Consolidation, the authorized share capital of the Company be immediately decreased from US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.00025 each and 20,000,000 Class B ordinary shares with a par value of US$0.0025 each into US$2,500,000 divided into 998,000,000 Class A ordinary shares with a par value of US$0.0025 each and 2,000,000 Class B ordinary shares with a par value of US$0.0025 each.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

16. EQUITY (cont.)

Treasury Shares

Repurchasing of treasury shares resolved at the Board of Directors meeting held on January 19, 2025. The Company repurchase 2,000,000 Class A ordinary shares of par value US$0.00025 each (the Class A Ordinary Shares) from Smart Bloom Global Limited at par value (the Class A Share Repurchase), and (ii) the Company issue 2,000,000 Class B ordinary shares of par value US$0.00025 each (Class B Ordinary Shares) to WU Zhihua, the controlling shareholder of Smart Bloom Global Limited (the Class B Share Issuance) in accordance with the terms of the share application letter from WU Zhihua (the Share Application Letter). The Company proposes to allocate the proceeds from the Class B Share Issuance to pay for the Class A Share Repurchase.

Details of matters relating to repurchase

Number of Class A ordinary shares repurchased (Shares consolidated each 10 shares into 1 share)	200,000
Total purchase price for repurchase of shares	$500.00

Statutory Reserve

A portion of the Company’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, and the Company’s ability to pay dividends is primarily dependent on receiving distributions of funds from subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. The Company’s PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with the PRC GAAP. Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Company’s Board of Directors. Paid-in capital of subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of March 31, 2025 and September 30, 2024, net assets restricted in the aggregate, which include paid-in capital, additional paid-in capital and statutory reserve funds of the Company’s subsidiaries, that are included in the Company’s consolidated net assets were approximately $1,206,886 and $1,206,886, respectively.

17. OTHER NON-OPERATING INCOME

Others, non-operating income consisted of the following:

	For the six months ended March 31,
	2025	2024
Rental income(1)	$22,573	$-
Tax subsidies and deductions	2,119	73
Government subsidies	13,830	30
Others income(2)	349,294	895
Total	$387,816	$998

(1)	Rental income for the six months ended March 31, 2025 was generated from the operating lease of part of warehouse located in Saitama, Japan. Due to the decline in business, the company has leased out part of its warehouse to others.

(2)	Others income obtained the gain of $347,278 from cleaning up the current accounts due to the deregistration of HQT.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

18. EARNINGS PER SHARE

The following table sets forth the basic and diluted earnings per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	For the six months ended March 31,
	2025	2024
Numerator:
Net loss attributable to Linkage Global Inc	$(3,087,359)	$(1,405,766)

Denominator:
Weighted average number of ordinary shares*	3,415,533	2,084,890

Net loss per ordinary share
- Basic and diluted	$(0.90)	$(0.67)

*	The number of ordinary shares is the weighted average number based on both Class A ordinary shares and Class B ordinary shares, with each Class B ordinary share representing 100 voting rights.

19. RELATED PARTY TRANSACTIONS

Related parties

The following is a list of related parties which the Group has transactions with:

No.	Name of Related Parties	Relationship
1	Mrs. Qi Xiaoyu	Shareholder of the Company
2	Mr. Fuyunishiki Ryo	Director and shareholder of the Company
3	Mr. Wu Zhihua	Director, former CEO, chairman of the Board and shareholder of the Company
4	Ms. Wu Shunyu	Department head of Digital Marketing Sales
5	Hermann Limited	Shareholder of the Company
6	Smart Bloom Global Limited	Shareholder of the Company, owned by Wu Zhihua

Amount due from related parties

Amount due from related parties consisted of the following for the periods indicated:

		As of March 31, 2025	As of September 30, 2024
Hermman Limited(1)	Prepayment for service provided by related parties	$1,142,885	$-
Mrs. Qi Xiaoyu(2)	Interest bearing loan to related parties	100,565	-
Total		$1,243,450	$-

(1)	The Company signed service agreement with Hermann Limited in December 2023, providing corporate management and investment and financing consulting services for the Company for three years, with contract amount of $2,060,000. Since Hermann Limited obtained a portion of the Company’s mortgaged shares through the issuance of convertible notes, and became a shareholder of the Company with a 7.1% shareholding ratio. Therefore, it was reclassified into amount due from related parties on March 31, 2025. For the six months ended March 31, 2025, the amortized expense amount is $342,988, and the remaining amount is $1,142,885.

(2)	The loan had been returned in April 2025.

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

		As of March 31, 2025	As of September 30, 2024
Mr. Fuyunishiki Ryo	Expenses paid on behalf of the Group	$-	$208,943
Ms. Wu Shunyu	Expenses paid on behalf of the Group	-	105,601
Total		$-	$314,544

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

19. RELATED PARTY TRANSACTIONS (cont.)

Related party transactions

	For the six months ended March 31,
Nature	2025	2024
Expenses paid on behalf of the Group by related parties
Mr. Fuyunishiki Ryo	$-	$65,538
Mrs. Qi Xiaoyu	-	241,147
Ms. Wu Shunyu	-	6,130
Total	$-	$312,815

	For the six months ended March 31,
Nature	2025	2024
Repayment to related parties		$
Ms. Wu Shunyu	$105,601	-
Mr. Fuyunishiki Ryo	208,637	75,849
Mrs. Qi Xiaoyu	-	253,155
Total	$314,238	$329,004

	For the six months ended March 31,
Nature	2025	2024
Interest bearing loan to related parties with an annual interest rate of 4%
Mrs. Qi Xiaoyu	$99,876	$-
Total	$99,876	$-

	For the six months ended March 31,
Nature	2025	2024
Service provided by related parties
Hermann Limited(1)	$342,988	$-
Total	$342,988	$-

(1)	The company signed service agreement with Hermann Limited in December 2023, providing corporate management and investment and financing consulting services for the company for three years, with contract amount of $2,060,000. Since Hermann Limited obtained a portion of the company’s mortgaged shares through the issuance of convertible notes, and became a shareholder of the company with a 7.1% shareholding ratio. Therefore, it was reclassified into amount due from related parties on March 31, 2025. For the six months ended March 31, 2025, the amortized expense amount is $342,988, and the remaining amount is $1,142,885.

	For the six months ended March 31,
Nature	2025	2024
Stock-based compensation(1)
Wu Zhihua	$1,209,000	$-
Total	$1,209,000	$-

(1)	On November 7, 2024, a resolution of the directors of the Company was adopted to issue 5,000,000 Class B ordinary shares of par value US$0.00025 each (the New Shares) to WU Zhihua. Due to the fact that Class B shares are not tradable and the voting rights are different from those of Class A shares, the price per share of $0.2418 is based on the valuation report issued by appraisers.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

19. RELATED PARTY TRANSACTIONS (cont.)

	For the six months ended March 31,
Nature	2025	2024
Repurchase of Class A Shares by issuing Class B Shares
Smart Bloom Global Limited (Wu Zhihua)	$500	$-
Total	$500	$-

20. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its Customers, and generally does not require collateral or other security from them. The allowance for credit losses for accounts receivable is based upon the current expected credit losses (“CECL”) model. The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition, and accounts receivable with similar risk characteristics are grouped together when estimating CECL. The Group conducts periodic reviews of the financial condition and payment practices of its Customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single Customers who represent 10% or more of the Group’s total revenue.

	For the six months ended March 31,
	2025	2024
Percentage of the Group’s total revenue
Customer N	25.37%	*
Customer L	24.09%	*
Customer M	12.43%	*
Customer O	12.10%	*
Customer E	*	15.14%
Customer H	*	12.60%
Customer G	*	10.66%

The following table sets forth a summary of single Customers who represent 10% or more of the Group’s total accounts receivable:

	As of March 31, 2025	As of September 30, 2024
Percentage of the Group’s accounts receivable
Customer K	30.30%	17.66%
Customer L	25.54%	14.17%
Customer M	18.38%	13.29%
Customer N	16.52%	10.51%
Customer E	*	42.10%

The following table sets forth a summary of single Customers who represent 10% or more of the Group’s total contract liabilities:

	As of March 31, 2025	As of September 30, 2024
Percentage of the Group’s contract liabilities
Customer O	44.16%	22.79%
Customer J	32.43%	13.26%
Customer G	22.25%	17.41%
Customer P	*	13.08%
Customer Q	*	11.06%

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

20. CONCENTRATION OF CREDIT RISK (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total purchases:

	For the six months ended March 31,
	2025	2024
Percentage of the Group’s purchase
Supplier S	19.43%	*
Supplier B	17.61%	13.15%
Supplier O	14.81%	*
Supplier F	10.74%	*
Supplier J	*	25.68%
Supplier H	*	10.85%
Supplier I	*	10.41%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total account payable to suppliers:

	As of March 31, 2025	As of September 30, 2024
Percentage of the Group’s account payable
Supplier C	60.92%	33.07%
Supplier I	11.91%	*
Supplier O	*	20.05%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total advance to suppliers:

	As of March 31, 2025	As of September 30, 2024
Percentage of the Group’s advance to
Supplier T	95.61%	*
Supplier P	*	46.85%
Supplier Q	*	27.22%

*	represent percentage less than 10%

21. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable short-term operating lease which are not included in operating lease right-of-use assets and lease liabilities, with respect to the office and the warehouse as of March 31, 2025 are payable as follows:

Lease Commitment
Within 1 year	$-

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of March 31, 2025 and through the issuance date of these unaudited interim condensed consolidated financial statements.

Linkage Global Inc
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in U.S. Dollars, except for the number of shares)

22. SUBSEQUENT EVENTS

Deregistration of HQT Network Co., Limited

HQT Network Co., Limited started the deregistration process on April 1, 2025. According to the Accounting Policy, the deregistration of HQT did not meet the criteria for presentation as a discontinued operation.

Share Consolidation

On April 7, 2025, the Company consolidated each 10 shares into 1 share. After the Share Consolidation, the authorized share capital of the Company be immediately decreased from US$2,500,000 divided into 9,980,000,000 Class A ordinary shares with a par value of US$0.00025 each and 20,000,000 Class B ordinary shares with a par value of US$0.0025 each into US$2,500,000 divided into 998,000,000 Class A ordinary shares with a par value of US$0.0025 each and 2,000,000 Class B ordinary shares with a par value of US$0.0025 each.

Appoint a new CEO

On April 14, 2025, Mr. Zhihua Wu (“Mr. Wu”) notified the Company of his resignation as the chief executive officer (the “CEO”) of the Company, effective on April 14, 2025. Mr. Wu has advised that his resignation was due to personal reasons and not a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company. Mr. Wu will remain as the chairman and a member of the board of directors (the “Board”) of the Company. To fill in the vacancy created by the resignation of Mr. Wu as the CEO of the Company, on April 15, 2025, the Board appointed Ms. Yang (Angela) Wang (“Ms. Wang”) to serve as the new CEO of the Company, effective on April 15, 2025.

Establish a new company Linkage Global U.S. Inc. in the USA

On April 22, 2025 Linkage Global U.S. Inc. was established in 31 Hudson Yards OFC 51 New York.

Shareholders repay loans.

Mrs. Qi Xiaoyu had returned the whole amount of the loan of USD 100,565 in April 2025.

Change of Independent Directors

Ms. Hui Li a member of the board of director of the Company has resigned from the Board of Directors of the Company and as a member of the Company’s audit committee, compensation committee and nominating and corporate governance committee effective as of April 30, 2025. On April 30, 2025, the Board of Directors of the Company (the “Board”) appointed Yang Wang, the Company’s Chief Executive Officer and Hong Chen to the Board.

Entry into Securities Purchase Agreement

On May 14, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with 4 non-U.S. investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell in a private placement offering (the “Private Placement”) an aggregate of 4,000,000 ordinary shares (the “Shares”), par value $0.025 per share, at a purchase price per share of $0.50, for gross proceeds of $2,000,000, of which proceeds will be used for working capital and other general corporate purposes. The Private Placement closed on June 6, 2025.

The Group has evaluated subsequent events through the date these unaudited interim condensed consolidated financial statements are issued on July 3, 2025. The Group did not identify any subsequent events with a material financial impact on the Group’s unaudited interim condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Linkage Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Linkage Global Inc. and its subsidiaries (the “Company”) as of September 30, 2024, and the related consolidated statements of operations and comprehensive income/(loss), changes in shareholders’ equity, and cash flows for the year ended September 30, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2024 and the results of its operations and its cash flows for the year ended September 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HTL International, LLC
HTL International, LLC
We have served as the Company’s auditor since 2024.
Houston, Texas
January 24, 2025

To the Board of Directors and Shareholders of

Linkage Global Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Linkage Global Inc. (the “Company”) as of September 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income/(loss), changes in shareholders’ equity, and cash flows for each of the three years in the period ended September 30, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2023 and 2022, and the consolidated results of its operations and its consolidated cash flows for each of the three years in the period ended September 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TPS Thayer, LLC
We have served as the Company’s auditor since 2022
Sugar Land, TX
April 12, 2024

Linkage Global Inc
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2024 AND 2023
(In U.S. dollars, except for share and per share data, or otherwise noted)

	As of September 30,
	2024	2023
	USD
ASSETS
Current assets
Cash and cash equivalents	2,000,732	1,107,480
Accounts receivable, net	6,302,696	2,011,047
Inventories, net	66,331	679,732
Deferred offering costs	-	1,076,253
Deposits paid to media platforms	482,650	3,717,773
Prepaid expenses and other current assets, net	2,689,581	1,053,687
Short-term loan to third party	410,000	-
Total current assets	11,951,990	9,645,972

Non-current assets
Property and equipment, net	85,807	158,642
Deferred tax assets	-	149,129
Right-of-use assets, net	653,730	624,945
Other non-current assets	-	54,825
Total non-current assets	739,537	987,541
TOTAL ASSETS	12,691,527	10,633,513

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	624,723	1,142,667
Accrued expenses and other current liabilities	236,813	309,986
Short-term debts	32,810	-
Current portion of long-term debts	428,702	535,226
Contract liabilities	533,625	530,488
Amounts due to related parties	314,544	1,413,604
Lease liabilities - current	231,978	187,214
Convertible bonds	964,865	-
Income tax payable	1,017,619	581,235
Total current liabilities	4,385,679	4,700,420

Non-current liabilities
Long-term debts	839,560	1,996,326
Lease liabilities - noncurrent	441,504	439,854
Total non-current liabilities	1,281,064	2,436,180
Total liabilities	5,666,743	7,136,600

Commitments and contingencies (Note 22)

Shareholders’ equity
Ordinary shares (par value of US$0.00025 per share; 200,000,000 ordinary shares authorized, 21,500,000 and 20,000,000 ordinary shares issued and outstanding as of September 30, 2024 and 2023, respectively) *	5,375	5,000
Additional paid in capital	5,591,596	1,549,913
Statutory reserve	11,348	11,348
Retained earnings	1,613,217	2,052,553
Accumulated other comprehensive loss	(196,752)	(121,901)
Total shareholders’ equity	7,024,784	3,496,913
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	12,691,527	10,633,513

*	The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on February 17, 2023 and share split occurred on March 20, 2023 and IPO on December 17, 2023 (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

Linkage Global Inc
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
FOR THE YEARS ENDED SEPTEMBER 30, 2024, 2023 AND 2022
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended September 30,
	2024	2023	2022
	USD
Revenues	10,289,681	12,733,339	22,028,303
Cost of revenues	(6,123,025)	(10,872,484)	(18,323,802)
Gross profit	4,166,656	1,860,855	3,704,501

Operating expenses
General and administrative expenses	(3,506,075)	(1,373,695)	(1,047,552)
Selling and marketing expenses	(434,856)	(595,804)	(812,062)
Research and development expenses	(302,280)	(588,108)	(628,350)
Gain from disposal of property and equipment	-	125,804	193,191
Total operating expenses	(4,243,211)	(2,431,803)	(2,294,773)
Operating (loss)/profit	(76,555)	(570,948)	1,409,728

Other income/(expenses)
Investment income	44,570	2,119	8,402
Impairment loss from equity investment	-	(60,046)	-
Interest income/(expenses), net	160,685	(102,360)	(79,455)
Other non-operating income	21,644	14,557	113,658
Total other income/(expenses), net	226,899	(145,730)	42,605

Income/(loss) before income taxes	150,344	(716,678)	1,452,333
Income tax (provision)/ benefit	(589,680)	63,950	(385,958)
Net (loss)/income	(439,336)	(652,728)	1,066,375

Net (loss)/income	(439,336)	(652,728)	1,066,375
Other comprehensive income
Foreign currency translation adjustment	(74,851)	(15,524)	(57,722)
Total comprehensive (loss) /income attributable to the Company’s ordinary shareholders	(514,187)	(668,252)	1,008,653

Earnings per ordinary share attributable to ordinary shareholders
Basic and Diluted*	(0.02)	(0.03)	0.05
Weighted average number of ordinary shares outstanding
Basic and Diluted*	21,175,342	20,000,000	20,000,000

*	The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on February 17, 2023 and share split occurred on March 20, 2023 and IPO on December 17, 2023 (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

Linkage Global Inc
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED SEPTEMBER 30, 2024, 2023 AND 2022
(In U.S. dollars, except for share and per share data, or otherwise noted)

	Ordinary shares*		Additional paid-in	Retained	Statutory	Accumulated other comprehensive	Total Shareholders’
	Share	Amount	capital	earnings	reserve	income(loss)	Equity
Balance as of September 30, 2021	20,000,000	5,000	119,301	1,650,254	-	(48,655)	1,725,900
Net income	-	-	-	1,066,375	-	-	1,066,375
Foreign currency translation adjustment	-	-	-	-	-	(57,722)	(57,722)
Balance as of September 30, 2022	20,000,000	5,000	119,301	2,716,629	-	(106,377)	2,734,553
Net loss	-	-	-	(652,728)	-	-	(652,728)
Contribution from shareholders	-	-	1,430,612	-	-	-	1,430,612
Statutory reserve	-	-	-	(11,348)	11,348	-	-
Foreign currency translation adjustment	-	-	-	-	-	(15,524)	(15,524)
Balance as of September 30, 2023	20,000,000	5,000	1,549,913	2,052,553	11,348	(121,901)	3,496,913
Net Loss	-	-	-	(439,336)	-	-	(439,336)
Net Proceeds from the initial public offering	1,500,000	375	4,041,683	-	-	-	4,042,058
Foreign currency translation adjustment	-	-	-	-	-	(74,851)	(74,851)
Balance as of September 30, 2024	21,500,000	5,375	5,591,596	1,613,217	11,348	(196,752)	7,024,784

*	The shares and per share information are presented on a retroactive basis to reflect the reorganization completed on February 17, 2023 and share split occurred on March 20, 2023 and IPO on December 17, 2023 (Note 16).

The accompanying notes are an integral part of these consolidated financial statements.

Linkage Global Inc
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2024, 2023 AND 2022
(In U.S. dollars, except for share and per share data, or otherwise noted)

	For the years ended September 30,
	2024	2023	2022
	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	(439,336)	(652,728)	1,066,375

Adjustments to reconcile net (loss)/income to net cash (used in) /provided by operating activities:
Effect of exchange rate changes	(226,846)	-	-
Allowance for credit loss	958,584	116,428	-
Depreciation and amortization	86,911	83,226	81,625
Amortization of lease right-of-use assets	224,451	180,464	-
Share of profit from long-term investment	-	(2,119)	(8,402)
Disposal gain from property and equipment	-	(125,804)	(193,191)
Inventory write-downs	11,858	19,981	21,282
Deferred tax expenses/(benefits)	148,239	(160,402)	80,519
Long-term investment impairment	-	60,046	-
Changes in operating assets and liabilities:
Accounts receivable, net	(5,023,387)	36,738	(910,221)
Other non-current assets	-	-	(61,039)
Prepaid expenses and other current asset, net	1,870,567	(3,871,930)	(520,377)
Inventories, net	601,543	(359,859)	(78,455)
Accounts payable	(517,944)	624,347	(11,703)
Contract liabilities	3,137	84,680	371,639
Accrued expenses and other current liabilities	(37,987)	(25,816)	152,448
Amounts due from related parties	-	34,552	(40,098)
Amounts due to related parties	446,469	139,772	946,379
Tax payable	436,384	113,597	272,148
Operating lease liabilities	(178,037)	(178,341)	-
Net cash (used in)/provided by operating activities	(1,635,394)	(3,883,168)	1,168,928

Cash flow from investing activities
Purchase of property and equipment	-	(12,137)	(481,391)
Proceeds from disposal of property and equipment	-	1,745,094	1,265,217
Proceed from withdrawal of long-term investment	44,570	93,574	-
Provide short-term loan to third party	(410,000)	-	-
Purchase of long-term investments	-	-	(40,098)
Net cash (used in)/provided by investing activities	(365,430)	1,826,531	743,728

Cash flow from financing activities
Proceeds from issuance of Class A ordinary shares upon the completion of IPO	5,356,417	-	-
Proceeds from issuance of convertible bonds	999,957	-	-
Payment of service fees for convertible bonds	(351,000)	-	-
Proceeds from short-term debts	133,044	-	160,391
Proceeds from long-term debts	-	1,238,592	1,167,861
Repayments of short-term debts	(101,778)	(107,963)	(280,692)
Repayments of long-term debts	(1,325,703)	(1,918,181)	(1,001,815)
Proceed of interest-free loan from related parties	3,031,467	-	-
Repayments of loans to a related party	(4,593,092)	-	-
Capital contribution from shareholder	-	1,430,612	-
Payments for deferred offering costs	(273,287)	(1,041,447)	-
Net cash provided by/(used in) financing activities	2,876,025	(398,387)	45,745
Effect of exchange rate changes	18,051	(123,887)	(51,067)
Net change in cash and cash equivalents	893,252	(2,578,911)	1,907,334
Cash and cash equivalents, beginning of the year	1,107,480	3,686,391	1,779,057
Cash and cash equivalents, end of the year	2,000,732	1,107,480	3,686,391

Supplemental disclosures of cash flow information:
Income tax paid	2,050	150,124	33,291
Interest expense paid	48,607	65,901	57,776

Supplemental disclosures of non-cash activities:
Obtaining right-of-use assets in exchange for operating lease liabilities	209,652	805,409	N/A

The accompanying notes are an integral part of these consolidated financial statements.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

Linkage Global Inc (“Linkage Cayman”, or the “Company”) was incorporated as an exempted limited liability company under the laws of the Cayman Islands on March 24, 2022. The Company, through its wholly-owned subsidiaries (collectively, the “Group”), primarily engages in cross-border product sales and integrated e-commerce services (including digital marketing services, training and consulting services) for e-commerce sellers in Japan, Hong Kong and the People’s Republic of China (the “PRC” or “China”).

As of the date of the financial statement, the Company’s major subsidiaries are as follows:

Name	Date of Incorporation	Percentage of effective ownership	Principal Activities
Wholly owned subsidiaries
Linkage Holding (Hong Kong) Limited (“Linkage Holding”)*	April 13, 2022	100%	Investing holding company
Extend Co., Limited (“EXTEND”)	June 23, 2011	100%	Cross-border sales
Linkage Electronic Commerce Limited (“Linkage Electronic”)	March 11, 2022	100%	Cross-border sales
HQT Network Co., Limited (“HQT NETWORK”)	December 8, 2016	100%	Integrated E-commerce training services
Linkage (Fujian) Network Technology Limited (“Linkage Tech” or “WFOE”)	November 24, 2022	100%	Investing holding company
Fujian Chuancheng Internet Technology Limited (formerly known as “Fujian Haishi Cross border Education Technology Limited”)	March 2, 2021	100%	Integrated E-commerce training services
Fujian Chuancheng Digital Technology Limited	June 1, 2021	100%	Cross-border sales

*	Linkage Holding began operations since 2023 as an investing holding company.

History of the Group and Reorganization

The Group carried out cross-border sales and intergraded e-commerce services since June 2011 and December 2016, respectively. In anticipation of an initial public offering (“IPO”) of the Company’s equity securities in the United States capital market, Linkage Holding was incorporated by the Company in Hong Kong and Linkage Network was incorporated by Linkage Holding in Fujian, the PRC, as the Company’s direct and indirect wholly owned subsidiaries, on April 13, 2022 and November 24, 2022, respectively.

In connection with the IPO, the Group undertook a reorganization of its corporate structure (the “Reorganization”) in the following steps:

●	On April 30, 2022, Linkage Cayman acquired 100% of the equity interests in EXTEND from its original shareholder;

●	On October 31, 2022, Linkage Holding acquired 100% of the equity interests in HQT NETWORK from its original shareholder;

●	On September 28, 2022, Linkage Holding acquired 100% of the equity interests in Linkage Electronic from its original shareholder; and

●	On February 17, 2023, Linkage Network acquired 100% of the equity interests in Chuancheng Digital from its original shareholders.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Consequently, the Company, through a restructuring which is accounted for as a reorganization of entities under common control, became the ultimate holding company of all other entities mentioned above. The Company and its wholly-owned subsidiaries were effectively controlled by the same controlling shareholder immediately before and after the reorganization, and therefore the reorganization was accounted for as a recapitalization.

As a result, the Group’s consolidated financial statements have been prepared as if the current corporate structure has been in existence throughout the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries.

All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of the consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the consolidated financial statements and accompanying notes. Significant accounting estimates include, but not limited to, the allowance for credit losses, inventory provision, depreciable lives and recoverability of property and equipment, and the realization of deferred income tax assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

Foreign currency transactions and translations

The Group’s reporting currency is the United States dollars (“US$”). The functional currency of the Company and one of its subsidiaries incorporated in HK is Hong Kong dollars (“HKD”). The functional currency of the other two subsidiaries incorporated in HK is United States dollars (“US$”). The functional currency of the subsidiary which operates mainly in Japan uses Japanese Yen (“JPY”). The functional currency of the other subsidiaries which operate in China is Renminbi (“RMB”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of changes in shareholders’ equity. Gains and losses from foreign currency transactions are included in the results of operations.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The value of RMB, HKD and JPY against US$ may fluctuate and is affected by, among other things, changes in the political and economic conditions. Any significant revaluation of RMB, HKD or JPY may materially affect the Company’s financial condition in terms of US$ reporting. The following table outlines the currency exchange rates that were used in creating the consolidated financial statements:

Balance sheet items, except for equity accounts:

As of September 30,
	2024	2023	2022
RMB to US	US$1=RMB7.0176	US$1=RMB7.2960	US$1=RMB7.1135
JPY to US	US$1=JPY143.2500	US$1=JPY149.4300	US$1=JPY144.7100
HKD to US	US$1=HKD7.7693	US$1=HKD7.8308	US$1=HKD7.8498

Items in the statements of income and comprehensive income, and statements of cash flows:

For the Years Ended September 30,
	2024	2023	2022
RMB to US	US$1=RMB7.2043	US$1=RMB7.0533	US$1=RMB6.5532
JPY to US	US$1=JPY150.3267	US$1=JPY138.9277	US$1=JPY124.6952
HKD to US	US$1=HKD7.8127	US$1=HKD7.8310	US$1=HKD7.8228

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, the Group’s demand deposit placed with financial institutions, which have original maturities of less than three months and unrestricted as to withdrawal and use.

Accounts Receivable, net

Accounts receivable represents the Company’s right to consideration in exchange for goods and services that the Company has transferred to the customers before payment is due. Accounts receivable is stated at the historical carrying amount, net of an estimated allowance for uncollectible accounts. The group has adopted ASU 2016-13 on a modified retrospective basis since October 1, 2023, and the impact on opening balance is $863,328. The allowance for credit losses for accounts receivable is based upon the current expected credit losses (“CECL”) model. The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition, and accounts receivable with similar risk characteristics are grouped together when estimating CECL. In assessing the CECL, the Company applies a roll rate-based method that considers historical collectability based on past due status, the age of the balances, credit quality of the Company’s customers based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and updates it if necessary. Additionally, the Company evaluates individual customer’s financial condition, credit history, and the current economic conditions to make specific provision of credit loss when it is considered necessary, based on (i)the Company’s specific assessment of the collectability of all significant accounts, and (ii) any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The fact and circumstance of each account may require the Company to use substantial judgment in assessing its collectability, The allowance is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s management continues to evaluate the reasonableness of the valuation allowance policy and updates it if necessary. The allowance for credit losses, as of September 30, 2024 and 2023 were $1,112,315 and $109,214, respectively.

For purposes of this section only, the term “Customers” shall mean (i) cross-border e-commerce sellers (both enterprises and individuals) that purchase products, e-commerce operation training, and software support services, (ii) media that pay the Company’s subsidiaries commissions. (iii) the owners of online store in fully managed e-commerce operation services business.

Inventories, net

Inventories, primarily consisting of finished goods, are stated at the lower of cost or net realizable value, with net realized value represented by estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. Cost of inventory is determined using the weighted average cost method. The Group records inventory valuation allowance for obsolete inventories based upon assumptions on current and future demand forecast. The Group reviews inventory to determine whether the carrying value exceeds the estimated net realizable value. If the inventory on hand is in excess of the estimated net realizable value, inventory valuation allowance is estimated and recorded by lowering the cost of inventory to the estimated net realizable value for slow-moving merchandise and damaged products, which is dependent upon factors such as historical and forecasted consumer demand. Once inventory valuation allowance is recorded, a new, lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. Inventory valuation allowance balance as of September 30,2024 and 2023 were $93,037 and $83,889, respectively.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred offering costs

In December, 2023, the Company completed its initial public offering and was listed on the Nasdaq Capital Market under the symbol “LGCB”. 1,500,000 ordinary shares were issued at a price of $4.00 per share for net proceeds of approximately $5.4 million, after deducting underwriting discounts, commissions and other offering expense of $0.6 million. After the initial public offering, there were 21,500,000 ordinary shares outstanding, with par value of $0.00025. Deferred offering costs were capitalized and consisted of fees and expenses incurred in connection with the sale of our common stock in the IPO, including the legal, accounting, printing and other offering related costs. Upon completion of the IPO, these deferred IPO costs were reclassified from current assets to stockholders’ equity and recorded against the net proceeds from the offering.

Property and equipment, net

Property and equipment, other than freehold land, are stated at cost less accumulated depreciation and impairment, if any, and depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its intended use. Estimated useful lives are as follows:

Category	Estimated useful lives
Vehicle	4 - 6 years
Office equipment	3 - 5 years
Leasehold improvements	Shorter of the lease term or the estimated useful life of the assets

Repair and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the consolidated statements of income.

Impairment of long-lived assets

The Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. No impairments of long-lived assets were recognized as of September 30, 2024 and 2023, respectively.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Short-term loan to third party

The Company provides short-term loans to third parties with maturities of less than one year, which is classified as current assets on the balance sheet. These short-term loans are initially recognized at the principal amount lent to the borrower.

Interest Recognition: For loans to third parties with maturities of less than one year, the Company has elected not to apply the effective interest method as permitted under US GAAP for short-term receivables. Instead, interest income is recognized on a straight-line basis over the loan term, which approximates the effective interest method given the short-term nature of these loans.

Impairment: The Company assesses these short-term loans for impairment at each reporting date. If there is objective evidence of impairment, a loss allowance is recognized immediately in the income statement. The allowance is measured as the difference between the loan’s carrying amount and the present value of estimated future cash flows, discounted at the loan’s original effective interest rate.

Derecognition: A loan to a third party is derecognized when the contractual rights to the cash flows from the asset expire, or when the Company transfers the rights to receive the contractual cash flows in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

Disclosure: The Company discloses the carrying amount of these short-term loans, the interest income recognized during the period, and any impairment losses in the notes to the financial statements.

Convertible notes

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging -Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. For share-settled convertible debt and convertible preferred stock, the if-converted method is typically used to account for diluted earnings per share. For public companies, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The company adopted this standard beginning October 1, 2023. Following the adoption of ASU 2020-06 Convertible notes are recorded and disclosed as convertible notes payable, net of unamortized discount.

On September 18, 2024, the Company entered into a securities purchase agreement (“SPA”) with certain institutional investors, pursuant to which, the Company issued to the investors (the “Holders”), (i) convertible promissory notes in the aggregate principal amount of US$10,830,000 (the “Par value”), bearing interest at a rate of 8% per annum and having a term of one year from issuance date, issued with an aggregate original issue discount of US$800,000, and (ii) 9,300,000 Class A Ordinary Shares (“Pre-delivery Shares”) of the Company in aggregate at the purchase price equal to par value of US$0.00025 per share, which is for pre-delivery and subject to the Company’s repurchase right upon repayment of the notes. The Holders have the right at any time upon issuance until the Outstanding Balance (the principal amount plus accrued but unpaid interest of being repaid, collection and enforcements costs incurred by lender, transfer, stamp, issuance and similar taxes and fees related to conversions, and any other fees or charges incurred under this convertible note as of any date of determination) has been paid in full, at their election, to convert all or any portion of the Outstanding Balance into shares at the price of the lower of (i) $1.20, or (ii) 70% of the lowest closing price of the Company’s ordinary shares during the 60-trading day period immediately preceding the date on which a conversion notice is provided to the Company.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In addition, pursuant to the securities purchase agreement, the Company has the option to prepay the notes with payment of an amount equal to 120% of the Outstanding Balance. In the event that the Company receives a delisting notice from the Nasdaq Stock Market LLC, the Holders have rights to request redemption of the notes by the Company. In the event that the Company has redeemed an amount equal to half of original principal amount in cash, any subsequent redemption in cash is subject to a twenty-five percent (25%) premium. The securities purchase agreement and the notes contain certain other representations and warranties, covenants and events of default customary for similar transactions.

On October 16, 2024 (the “Closing Date”), the Company completed its issuance and sale of the note and issuance of Class A Ordinary Shares pursuant to the securities purchase agreement. The gross proceeds from the sale of the notes were $10,000,000, prior to deducting transaction fees and estimated expenses. The Company intended to use the proceeds for working capital and general corporate purposes.

On December 18, 2024, the Company and the Holders entered into an amendment to SPA, pursuant to which, (i) the parties mutually agreed to add a conversion floor price of $0.24 per share to the convertible promissory notes, and (ii) the parties mutually agreed to add the maximum number of the conversion shares that each Note Investor may receive and the Company shall issue under the securities purchase agreement and applicable the convertible notes.

The Company has identified and evaluated the embedded features of the convertible notes, and concluded that (i) the Company call option, contingent interest features for event of default, and event of delisting put option are clearly and closely related to the debt host instrument and, therefore, are not required to be bifurcated under ASC 815, (ii) the conversion right is eligible for a scope exception from derivative accounting and is not required to be bifurcated under ASC 815. Consequently, the Company accounts for the convertible notes as a liability following the respective guidance of ASC 815 and ASC 470.

As Pre-delivery shares can be separately exercised, i.e. each can continue to exist unchanged when the other is exercised, the Company concluded that they were freestanding. The Pre-delivery Shares are considered a form of stock borrowing facility and are accounted for as own-share lending arrangement. The Company did not receive any proceeds or pay any consideration related to the Pre-delivery Shares, except that the Company received a one-time nominal fee of US$2,325 upon the issuance of the Pre-delivery Shares and will pay the same amount to the investors upon the return of Pre-delivery Shares, respectively. The Pre-delivery Shares were issued on October 16, 2024. The Company accounted for the share lending arrangement as an issuance cost and recorded at fair value upon issuance date against additional paid-in capital. Although legally issued, the Pre-delivery Shares were not considered outstanding and therefore excluded from basic and diluted earnings (loss) per share unless default of the share lending arrangement occurs, at which time the Pre-delivery Shares would be included in the basic and diluted earnings (loss) per share calculation.

Fair value measurement

Accounting guidance defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs are:

●	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

●	Level 3 - Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Group primarily consist of cash and cash equivalents, accounts receivable, amounts due from related parties, other receivables included in prepayments and other current assets, short-term debts, long-term debts, accounts payable, amounts due to related parties, and other payables included in accrued expenses and other current liabilities. The carrying amounts of these short-term financial instruments approximates their fair value due to their short-term nature. The long-term debts approximate their fair values, because the bearing interest rate approximates market interest rate, and market interest rates have not fluctuated significantly since the commencement of loan contracts signed.

The Group’s non-financial assets, such as property and equipment, would be measured at fair value only if they were determined to be impaired.

Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

Revenue recognition

The Group’s revenues are mainly generated from (i) cross-border sales, (ii) integrated e-commerce services, (iii) fully managed e-commerce operation services.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenues from contracts with Customers are recognized when control of the promised goods or services is transferred to the Group’s Customers, in an amount that reflects the consideration the Group expects to be entitled to in exchange for those goods or services, reduced by estimates for return allowances, promotional discounts, rebates and business tax and Value Added Tax (“VAT”). To achieve the core principle of this standard, the Group applied the following five steps:

1.	Identification of the contract, or contracts, with the Customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Each of our significant performance obligations and our application of ASC 606 to our revenue arrangements are discussed in further detail below.

Cross-border sales

The Group engages in the sale of food, beauty products, health products and other consumer products in Asia, by exploiting its advantages in global supply chain services and networks. The Group fulfils its performance obligation by transferring products to the designated location. In accordance with the Group’s customary business practices, for international sales, the delivery term is “Cost and Freight” (“CFR”, formerly known as “C&F”, which the seller bears the freight costs) and “Free on Board” (“FOB”, which the buyer bears the freight costs) shipping point. The majority of transactions were based on FOB. Under both delivery terms, once the products are loaded on board, control of products has transferred. Since shipping activities are performed after customers obtain control of the products, the Group elects to account for shipping as activities to fulfill the promise to transfer the goods, in accordance with ASC 606-10-25-18B. Therefore, freight costs are accrued when products are delivered to the designated location, before shipping activities occur. For the remaining domestic sales, the control of products has transferred upon the time when the products are delivered to the place designated by customers. Shipping activities are performed before customers obtain control of the goods, and hence, should not be considered a separate performance obligation. As a result, both cost of goods and freight costs are recognized at the same time when products are delivered to the designated location, after shipping activities are completed. Revenue generated from cross-border sales is recognized based on the product value specified in the contract at a point in time when the control of products has transferred for both international sales and domestic sales.

The Company has two logistics methods. For the products exported from mainland China, the suppliers will directly deliver them to customers. For the products purchased directly from suppliers in Japan, the Company has its own warehouse in Japan. The products will be first sent to the company’s warehouse and then delivered to the customers.

For products shipped directly from suppliers to customers, pursuant to ASC 606-10-55-37A(a), the Group concludes that it obtains control of the products as the Group is primarily responsible for the contract and has pricing discretion. The Group is primarily responsible for the contract as it has the supplier discretion when executing orders and it is the only party that has a contractual relationship with customers. The Group establishes and obtains substantially all of the benefits from transactions, i.e. considerations paid by customers. Therefore, the Group considers itself to be the principal in the transactions on the basis that it is primary responsible to fulfill the promise and has the price discretion, pursuant to ASC 606-10-55-39.

For products shipped from the Group to customers, the Group considers itself the principal because it is in control of establishing the transaction price, arranging the whole process of transactions and bearing inventory risk. Therefore, such revenues are reported on a gross basis.

Integrated e-commerce services

The Group partners with premium social media platforms and provides digital marketing solutions to meet the needs of Customers and other cross-border e-commerce sellers and suppliers (the “Merchants”).

For digital marketing services, the Group acts as an authorized agent advocating Merchants to display ads on social media platforms. In return, the Group receives commission from social media platforms. Over the contract period, the Group continues to receive commissions from social media platforms over the contractual period when Merchants placed ads on the social media platforms. Revenue from digital marketing services is recognized over the contractual period for actual qualifying ads placed calculated by social media platforms. The Group has adopted “right to invoice” practical expedient and recognizes revenues based on quarterly billing reports received from social media platforms. The Group considers itself the agent because it is not primarily responsible for fulfilling the promise to render digital marketing services. Therefore, such revenues are reported on a net basis. During the reporting period, all the revenue of the digital marketing services was generated from the Group acting as an authorized agent on behalf of social media platforms.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fully managed e-commerce operation services

The Group provides fully managed e-commerce operation services for sellers on Japanese cross-border e-commerce platforms.

Usually, our clients have their own factories and products, and they open online stores on Japanese e-commerce platforms and then entrust the daily management and marketing of the stores to the group for full handling. The services mainly included:

1.	Online shop setup: 1) store page design and decoration, 2) payment Settings, 3) products listing.

2.	Online shop promotion: design marketing plans and product combinations to attract customers.

3.	Customer service: post-sales customer service.

The clients only need to be responsible for the delivery of goods. The Group charges 10% of the GMV(Gross Merchandise Volume) of the online shop as a service commission. The Group considers itself the agent because the online shops and inventories are owned by clients, the group only provides services and does not have the control right over the stores and inventories, neither bears the inventory risks. Therefore, such revenues are reported on a net basis.

For other integrated e-commerce services revenue is generated from e-commerce related training/consulting services and running TikTok anchors agent. For training/consulting services, the Group fulfils its performance obligation by providing e-commerce related training/consulting services, and revenue is recognized over the service period. For running TikTok anchors agent, the group charges management fee and commission monthly based on the live stream income from TikTok platform.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to Customers. Accounts receivable represent revenue recognized for the amounts invoiced and/or prior to invoicing when the Group has satisfied its performance obligation and has unconditional right to the payment. Contract assets represent the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer. The Group has no contract assets as of September 30, 2024, and 2023.

The contract liabilities consist of deferred revenue, which represent the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group’s deferred revenue which primarily arises from cross-border sales amounted to $533,625 and $530,488 as of September 30, 2024 and 2023, respectively. Revenue recognized in the current reporting period that was included in the contract liabilities at the beginning of the reporting period was $468,545 and $445,808 for the years ended September 30 2024 and 2023. The Group expects to recognize this balance as revenue over the next 12 months.

Cost of revenues

Cost of revenues consists primarily of (i) cost of goods sold for cross-border sales; (ii) commission costs for digital marketing services; and (iii) the salaries of the staff in the e-commerce operation department for fully managed e-commerce operation services.

Research and development expenses

Research and development expenses consist primarily of (i) payroll and related expenses for research and development professionals; and (ii) technology services fee. Research and development expenses are expensed as incurred.

Selling and marketing expenses

Selling and marketing expenses mainly consist of (i) salary and social welfare expenses; (ii) freight; and (iii) the advertising costs and market promotion expenses. The advertising costs and market promotion expenses were $25,210, $5,733 and $133,160 for the years ended September 30,2024, 2023 and 2022, respectively. The advertising costs and market promotion expenses are expensed as incurred. The freight for sales of goods was included in selling and marketing expenses. The freight costs are expenses when incurred. The freight costs were $57,421, $118,647 and $275,211 for the years ended September 30, 2024, 2023 and 2022, respectively.

General and administrative expenses

General and administrative expenses mainly consist of (i) salary and social welfare expenses; (ii) rental cost for offices; (iii) depreciation expenses; (iv) consulting fees; and (v) allowance for credit loss.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Employee benefits

The Company’s subsidiaries participate in a government mandated, multiemployer, defined contribution plan, pursuant to which certain retirement, medical, housing and other welfare benefits are provided to employees. PRC labor laws require the entities incorporated in the PRC to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate on the monthly basic compensation of qualified employees. The Group has no further commitments beyond its monthly contribution. Employee social benefits included in research and development expenses, selling and marketing expenses and general and administrative expenses in the accompanying consolidated statements of comprehensive income amounted to $150,511, $141,702 and $39,490 for the years ended September 30, 2024, 2023, and 2022, respectively.

Leases

On October 1, 2022, the Company adopted Accounting Standards Update (“ASU”) 2016-02, Lease (FASB ASC Topic 842), using the non-comparative transition option pursuant to ASU 2018-11. Therefore, the Company has not restated comparative period financial information for the effects of ASC 842, and will not make the new required lease disclosures for comparative periods beginning before October 1, 2022. The adoption of Topic 842 resulted in the presentation of operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheet. The Company has elected the package of practical expedients, which allows the Company not to reassess (1) whether any expired or existing contracts as of the adoption date are or contain a lease; (2) lease classification for any expired or existing leases as of the adoption date; and (3) initial direct costs for any expired or existing leases as of the adoption date. Lastly, the Company elected the short-term lease exemption for all contracts with lease terms of 12 months or less. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of the remaining future minimum lease payments. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate, determined by class of underlying asset, to discount the lease payments. The operating lease right-of-use assets also include lease payments made before commencement and exclude lease incentives. Some of the Company’s lease agreements contained renewal options; however, the Company did not recognize right-of-use assets or lease liabilities for renewal periods unless it was determined that the Company was reasonably certain of renewing the lease at inception or when a triggering event occurred. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company’s lease agreements did not contain any material residual value guarantees or material restrictive covenants.

Income taxes

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the end of the reporting period.

The Group accounts for income taxes under ASC 740, Income taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“Temporary differences”).

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those Temporary Differences are expected to be recovered or settled. Deferred tax is calculated at the tax rates that are expected to apply in the periods in which the asset or liability will be settled, based on rates enacted or substantively enacted at the end of the reporting period. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Guidance was also provided on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. Significant judgment is required in evaluating uncertain tax positions and determining provision for income taxes. The Group did not recognize any significant interest and penalties associated with uncertain tax positions for the years ended September 30, 2024, 2023 and 2022, respectively. As of September 30, 2024, 2023 and 2022, the Group did not have any significant unrecognized uncertain tax positions. The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

VAT

The Company’s PRC subsidiaries are subject to VAT and related surcharges on revenue generated from sales of products, facilitation services and platform services. The Group records revenue net of VAT. This VAT may be offset by qualified input VAT paid by the Group to suppliers. Net VAT balance between input VAT and output VAT is recorded in the line item of other current assets on the consolidated balance sheets.

The VAT rate is 13% for taxpayers selling consumer products, and 16% prior to April 1, 2019. For revenue generated from services, the VAT rate is 6% depending on whether the entity is a general tax payer, and related surcharges on revenue generated from providing services. Entities that are VAT general taxpayers are allowed to offset qualified input VAT, paid to suppliers against their output VAT liabilities.

Consumption tax

The Japanese subsidiary is subject to consumption tax. The Consumption Tax Act (Act No. 108 of December 30, 1988, as amended) provides for a multi-step, broad-based tax imposed on most transactions in goods and services in Japan. Consumption tax is assessed at each stage of the manufacturing, importing, wholesale, and retail process. The current consumption tax rate is generally 10%, with an 8% rate applying to a limited number of exceptions.

Government subsidies

Government subsidies consist of cash subsidies received by the Group from the PRC local governments. Grants received as incentives for conducting business in certain local districts with no performance obligation or other restriction as to the use are recognized when cash is received. Grants received with government specified performance obligations are recognized when all the obligations have been fulfilled. Government grants received related to the purchases of long-term assets are used to net the cost of the respective assets.

The Group recorded government subsidies of $701, $1,314 and $3,441 in others, net for the years ended September 30, 2024, 2023 and 2022, respectively.

Statutory reserves

In accordance with the Companies Law of the People’s Republic of China, the Company’s PRC subsidiaries must make appropriations from their after-tax profits as determined under the generally accepted accounting principles in the PRC (“PRC GAAP”) to non-distributable reserve funds including statutory surplus fund and discretionary surplus fund. The appropriation to the statutory surplus fund must be 10% of the after-tax profits as determined under PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the PRC companies. Appropriation to the discretionary surplus fund is made at the discretion of the PRC companies.

The statutory surplus fund and discretionary surplus fund are restricted for use. They may only be applied to offset losses or increase the registered capital of the respective companies. These reserves are not allowed to be transferred to the Company by way of cash dividends, loans or advances, nor can they be distributed except for liquidation.

For the years ended September 30, 2024, 2023, and 2022, nil, $11,348 and nil appropriation were made to the statutory surplus fund and discretionary surplus fund by one of the Company’s PRC subsidiaries

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, Earnings per Share (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS.

Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of September 30, 2024, 2023 and 2022, there was no dilution impact.

Segment reporting

Operating segments are defined as components of an enterprise engaging in businesses activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance. The Group’s chief operating decision maker, CEO, reviews segment results when making decisions about allocating resources and assessing performance of the Group.

As a result of the assessment made by CODM, the Group has two operating segments: EXTEND, and other subsidiaries. The Group considers a “management approach” concept as the basis for identifying reportable segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Group’s reportable segments are business units operate in different countries. EXTEND operates in Japan, which is subject to different regulatory environment than other subsidiaries which operate in the PRC and Hong Kong.

Recent accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard. For all other entities, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Group has adopted ASU 2016-13 on a modified retrospective basis since October 1, 2023. The Group evaluated that the impact of the adoption of this ASU on the Group’s consolidated financial statements was immaterial.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Group does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

3. SEGMENT INFORMATION

The CODMs review financial information of operating segments based on internal management report when making decisions about allocating resources and assessing the performance of the Group. As a result of the assessment made by CODMs, the Group has two reportable segments, including EXTEND from Japan, and other subsidiaries from Hong Kong and PRC. The Group’s CODMs evaluate performance based on the operating segment’s revenue and their operating results. The revenue and operating results by segments were as follows:

	For the Year ended September 30, 2024
	EXTEND	Other subsidiaries	Consolidated
Revenues from external Customers	$4,101,865	$6,187,816	$10,289,681
Segment income before tax	$(1,045,848)	$1,196,192	$150,344

	For the Year ended September 30, 2023
	EXTEND	Other subsidiaries	Consolidated
Revenues from external Customers	$8,749,200	$3,984,139	$12,733,339
Segment income before tax	$(435,557)	$(281,121)	$(716,678)

	For the Year ended September 30, 2022
	EXTEND	Other subsidiaries	Consolidated
Revenues from external Customers	$16,515,393	$5,512,910	$22,028,303
Segment income before tax	$273,508	$1,178,825	$1,452,333

The total assets from continuing operations by segments as of September 30, 2024, 2023 and 2022 were as follows:

	As of September 30,
	2024	2023	2022
Segment assets
EXTEND	$1,381,124	$3,638,188	$3,886,339
Other subsidiaries	11,310,403	6,995,325	5,192,892
Total segment assets	$12,691,527	$10,633,513	$9,079,231

The property and equipment, net from continuing operations by segments as of September 30, 2024, 2023 and 2022 were as follows:

	As of September 30,
	2024	2023	2022
Property and equipment, net
EXTEND	$577	$11,708	$1,549,102
Other subsidiaries	85,230	146,934	203,910
Total property and equipment, net	$85,807	$158,642	$1,753,012

The right-of-use assets, net from continuing operations by segments as of September 30, 2024, 2023 and 2022 were as follows:

	As of September 30,
	2024	2023	2022
Right-of-use assets, net
EXTEND	$91,458	$116,015	$-
Other subsidiaries	562,272	508,930	-
Total right-of-use assets, net	$653,730	$624,945	$-

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

4. REVENUE

The following table disaggregates the Group’s revenue for the years ended September 30, 2024, 2023 and 2022:

	For the Years Ended September 30,
	2024	2023	2022
By revenue streams
Cross-border sales	$6,476,939	$10,587,053	$17,907,407
Integrated e-commerce services
Fully managed e-commerce operation services	3,280,002	-	-
Digital marketing services	312,180	1,527,247	3,945,353
Others	220,560	619,039	175,543
Total	$10,289,681	$12,733,339	$22,028,303

5. INVENTORIES, NET

Inventories consisted of the following:

	As of September 30,
	2024	2023
Finished goods	$131,408	$763,621
Goods in transit	27,960	-
Inventory valuation allowance	(93,037)	(83,889)
Inventories, net	$66,331	$679,732

Movement of inventory valuation allowance is as follows:

	As of September 30,
	2024	2023
Balance at the beginning of the year	$83,889	$100,785
Addition	11,858	19,982
Write-offs	(6,589)	(34,732)
Foreign currency translation adjustment	3,879	(2,146)
Balance at the end of the year	$93,037	$83,889

6. ACCOUNT RECEIVABLE, NET

Accounts receivable, net consists of the following:

	As of September 30,
	2024	2023
Accounts receivable	$7,415,011	$2,120,261
Allowance for credit loss	(1,112,315)	(109,214)
Total accounts receivable, net	$6,302,696	$2,011,047

Movements of allowance for credit loss are as follows:

	As of September 30,
	2024	2023
Beginning balance	$109,214	$-
Adoption ASU 2016-13	985,102	116,428
Provision (recovery of provision)	(26,518)	-
Exchange rate effect	44,517	(7,214)
Ending balance	$1,112,315	$109,214

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepayments and other current assets, net consist of the following:

	As of September 30,
	2024	2023
Tax refunds(1)	$402,048	$512,292
Deposits	436,450	204,652
Advance to suppliers	35,128	324,243
Prepaid expenses(2)	1,808,887	8,224
Others	7,068	4,276
Prepayments and other current assets, net	$2,689,581	$1,053,687

(1)	Tax refunds consist of consumption tax and VAT refund for export business. The Group is eligible for consumption tax and VAT refund for cross-border products sales in Japan and China.

(2)	The Company signed a service agreement with consulting management company Hermann Limited in December 2023, providing corporate management and investment and financing consulting services for the company for three years, with contract amount of $2,060,000. For the year ended September 30, 2024, the amortized expense amount is $572,222, and the remaining amount is $1,487,778. The other $315,908 is the prepaid service fee for issuing convertible bonds. The rest amount of $5,201 is for other prepaid network and software expenses.

8. SHORT TERM LOAN TO THIRD PARTY

The Company signed loan agreement with a third party Short Selling Capital Group Limited to provide short term loans on September 26, 2024. As of September 30, 2024, the short-term loans to third party consist of the following:

Borrower	Annual Interest Rate	Maturity		As of September 30, 2024,
Short Selling Capital Group Limited	9.00%	09/26/2024	09/25/2025	$410,000
				$410,000

9. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consists of the following:

	As of September 30,
	2024	2023
Cost
Office equipment	$30,672	$29,498
Vehicle	319,574	307,102
Leasehold improvement	10,385	9,955
	360,631	346,555

Less: accumulated depreciation and amortization	(274,824)	(187,913)
Property and equipment, net	$85,807	$158,642

(1)	Depreciation expense was $86,911, $83,226 and $81,625 for the years ended September 30, 2024, 2023 and 2022, respectively.

(2)	In October 2022, EXTEND disposed one building and associated land in Tokyo, Japan for which the carrying value was $392,654 and $1,191,319, respectively. EXTEND received proceeds of $ 1,745,094 from the disposal, net off commission fees paid to agents, resulting in disposal gain of $125,804.

(3)	No impairment loss was recognized for the years ended September 30, 2024, 2023 and 2022.

(4)	As of September 30, 2024 and 2023, a vehicle, owned by Chuancheng Digital, for which the carrying value was $77,550 and $130,533, was pledged to secure a long-term loan from a financial institution.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

10. LEASING

The Group has operating leases for offices and warehouses. The balances for the operating leases where the Group is the lessee are presented as follows within the consolidated balance sheets:

	As of September 30,
	2024	2023
Operating lease right-of-use assets, net	$653,730	$624,945
Operating lease liabilities-current	231,978	187,214
Operating lease liabilities-non-current	441,504	439,854
Total operating lease liabilities	$673,482	$627,068

The components of lease expenses were as follows:

	For the year ended September 30,
	2024	2023
Lease cost
Amortization of right-of-use assets	$224,451	$180,464
Interest of operating lease liabilities	23,048	14,774
Total lease cost	$247,499	$195,238

The weighted average remaining lease term was approximately 3.44 years as of September 30, 2024, and the weighted average discount rate was 3.84% for the year ended September 30, 2024.

The maturities of lease liabilities in accordance with Leases (ASC 842) in each of the next five years as of September 30, 2024 were as follows:

USD

2025	254,218
2026	181,336
2027	160,629
2028	112,900
2029	13,005
Total minimum lease payments	722,088

Less: Interest	(48,606)
Present value of lease obligations	673,482
Less: Current portion	231,978
Non - current portion of lease obligations	441,504

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

11. SHORT-TERM DEBTS

As of September 30, 2024, the short-term debts were for working capital purposes. Short-term debts consist of the following:

Bank	Annual Interest Rate	Maturity		As of September 30, 2024
Higashi-Nippon Bank	1.55%	12/19/2023	12/25/2024	$32,810
				$32,810

The short-term debts as of September 30, 2024 were primarily obtained from one bank with interest rate 1.55% per annum.

The interest expenses were $183, $543 and $506 for the years ended September 30, 2024, 2023 and 2022, respectively. The weighted average interest rate of short-term debt outstanding was 1.55% per annum as of September 30, 2024.

12. LONG-TERM DEBTS

As of September 30, 2024 and 2023, long-term debts consist of the following:

				As of September 30, 2024		As of September 30, 2023
Bank and other financial institution	Annual Interest Rate	Start	End	Long- term	Long- term (current portions)	Long- term	Long- term (current portions)	Pledge
				USD		USD
The Shoko Chuk in Bank	1.50%	05/09/2019	04/25/2024	-	-	-	26,768
The Shoko Chukin Bank	1.11%	05/26/2020	04/25/2030	96,838	21,110	113,070	20,237
The Shoko Chukin Bank	1.50%	02/04/2022	01/27/2025	-	21,780	20,879	67,456
Mizuho Bank	0.83%	03/25/2020	03/25/2025	-	6,855	6,572	13,411
Mizuho Bank	2.00%	06/01/2021	06/01/2031	120,419	20,942	135,515	20,076
Japan Finance Corporation	1.11%	07/16/2020	06/30/2030	164,328	38,115	194,071	36,539
Musashino Bank	1.50%	05/31/2022	06/02/2025	-	46,408	44,489	72,556
Japan Finance Corporation	0.46%	06/09/2020	04/20/2030	98,290	21,445	114,783	20,558
Japan Finance Corporation	0.38%	04/23/2021	03/20/2031	38,569	7,714	44,369	7,395
Kiraboshi Bank	0.50%	06/27/2023	05/30/2032	321,116	45,376	351,335	43,499
Caizhi Linghang (Xiamen) Investment Management Co., Ltd	3.75%	11/01/2022	10/31/2027	-	-	779,879	-
Zhongli International Financial Leasing Co. LTD	14.56%	08/11/2022	08/15/2025	-	130,625	125,640	137,061
Zhongli International Financial Leasing Co. LTD	13.63%	07/26/2022	07/26/2025	-	68,332	65,724	69,670	Vehicle
				839,560	428,702	1,996,326	535,226

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

12. LONG-TERM DEBTS (cont.)

The long-term debts as of September 30, 2024 were primarily obtained from five banks and one financial institution, with interest rates ranging from 0.38% to 14.56% per annum. The long-term debts as of September 30, 2023 were primarily obtained from five banks and two financial institutions, with interest rates ranging from 0.38% to 14.56% per annum. The interest expenses were $62,870, $102,350 and $57,270 for the years ended September 30, 2024, 2023 and 2022, respectively. The weighted average interest rates of long-term debts outstanding were 3.02% and 4.68% per annum as of September 30, 2024 and 2023, respectively.

As of September 30, 2024 and 2023, there was no event of default on long-term debts occurred. As of September 30, 2024 and September 30, 2023, no long-term debts were guaranteed by the Company or its subsidiaries. As of September 30, 2024 and 2023, a vehicle with carrying value of $77,550 and $130,533 was pledged against one long-term debt.

On January 17, 2022, the Group bought a vehicle and paid in full. On July 26, 2022, the Group entered into a loan agreement with Zhongli International Financial Leasing Co. LTD (the “Lessor”) to pledge the same vehicle and to receive RMB1,500,000 ($210,867) from the Lessor. The transaction is classified as “failed” sale and leaseback transactions, as the control of the vehicle does not transfer to the lessor. Consequently, the received consideration from the lessor is accounted for as a liability. As of September 30, 2024, the current portion of the liability is recorded in short-term debt ($68,332).

The Group was not subject to any financial covenants as of September 30, 2024 and 2023.

Debt Maturities

The contractual maturities of the Group’s long-term debts as of September 30, 2024 were as follows:

Principle amount
Within 1 year	$428,702
1 - 2 years	147,686
2 - 3 years	147,686
3 - 4 years	147,686
4 - 5 years	147,686
Over 5 years	248,817
Total	$1,268,263

13. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of September 30,
	2024	2023
Accrued payroll and welfare	$171,479	$196,767
Deposits	-	-
Tax Payable	56,018	21,914
Accrued service fee	-	6,956
Accrued listing fee	-	39,765
Others	9,316	44,584
	$236,813	$309,986

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

14. CONVERTIBLE BONDS

On September 18, 2024, the Company entered into a securities purchase agreement (“SPA”) with certain institutional investors, pursuant to which, the Company issued to the investors (the “Holders”), (i) convertible promissory notes in the aggregate principal amount of US$10,830,000 (the “Par value”), bearing interest at a rate of 8% per annum and having a term of one year from issuance date, issued with an aggregate original issue discount of US$800,000, and (ii) 9,300,000 Class A Ordinary Shares (“Pre-delivery Shares”) of the Company in aggregate at the purchase price equal to par value of US$0.00025 per share, which is for pre-delivery and subject to the Company’s repurchase right upon repayment of the notes. The Holders have the right at any time upon issuance until the Outstanding Balance (the principal amount plus accrued but unpaid interest of being repaid, collection and enforcements costs incurred by lender, transfer, stamp, issuance and similar taxes and fees related to conversions, and any other fees or charges incurred under this convertible note as of any date of determination) has been paid in full, at their election, to convert all or any portion of the Outstanding Balance into shares at the price of the lower of (i) $1.20, or (ii) 70% of the lowest closing price of the Company’s ordinary shares during the 60-trading day period immediately preceding the date on which a conversion notice is provided to the Company.

In addition, pursuant to the securities purchase agreement, the Company has the option to prepay the notes with payment of an amount equal to 120% of the Outstanding Balance. In the event that the Company receives a delisting notice from the Nasdaq Stock Market LLC, the Holders have rights to request redemption of the notes by the Company. In the event that the Company has redeemed an amount equal to half of original principal amount in cash, any subsequent redemption in cash is subject to a twenty-five percent (25%) premium. The securities purchase agreement and the notes contain certain other representations and warranties, covenants and events of default customary for similar transactions.

On October 16, 2024 (the “Closing Date”), the Company completed its issuance and sale of the note and issuance of Class A Ordinary Shares pursuant to the securities purchase agreement. The gross proceeds from the sale of the notes were $10,000,000, prior to deducting transaction fees and estimated expenses. The Company intended to use the proceeds for working capital and general corporate purposes.

On December 18, 2024, the Company and the Holders entered into an amendment to SPA, pursuant to which, (i) the parties mutually agreed to add a conversion floor price of $0.24 per share to the convertible promissory notes, and (ii) the parties mutually agreed to add the maximum number of the conversion shares that each Note Investor may receive and the Company shall issue under the securities purchase agreement and applicable the convertible notes.

The Company has identified and evaluated the embedded features of the convertible notes, and concluded that (i) the Company call option, contingent interest features for event of default, and event of delisting put option are clearly and closely related to the debt host instrument and, therefore, are not required to be bifurcated under ASC 815, (ii) the conversion right is eligible for a scope exception from derivative accounting and is not required to be bifurcated under ASC 815. Consequently, the Company accounts for the convertible notes as a liability following the respective guidance of ASC 815 and ASC 470.

As Pre-delivery shares can be separately exercised, i.e. each can continue to exist unchanged when the other is exercised, the Company concluded that they were freestanding. The Pre-delivery Shares are considered a form of stock borrowing facility and are accounted for as own-share lending arrangement. The Company did not receive any proceeds or pay any consideration related to the Pre-delivery Shares, except that the Company received a one-time nominal fee of US$2,325 upon the issuance of the Pre-delivery Shares and will pay the same amount to the investors upon the return of Pre-delivery Shares, respectively. The Pre-delivery Shares were issued on October 16, 2025. The Company accounted for the share lending arrangement as an issuance cost and recorded at fair value upon issuance date against additional paid-in capital. Although legally issued, the Pre-delivery Shares were not considered outstanding and therefore excluded from basic and diluted earnings (loss) per share unless default of the share lending arrangement occurs, at which time the Pre-delivery Shares would be included in the basic and diluted earnings (loss) per share calculation.

The amortized cost of the convertible notes as of September 30, 2024 consisted of the following:

As of September 30,
2024
Convertible Notes- Issued in September, 2024	$999,957
Less debt discount and debt issuance cost	35,092
Total	$964,865

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

15. INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, from April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HKD2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for qualified corporations, and assessable profits above HK$2,000,000 will be taxed at 16.5%. The assessable profits of corporations which is not qualifying for the two-tiered profits tax rates regime, will continue to be taxed at a flat rate of 16.5%.

PRC

Under the Enterprise Income Tax Laws of the PRC, or the EIT Laws, domestic enterprises and Foreign Investment Enterprises, or the FIEs, are usually subject to a unified 25% enterprise income tax rate, while preferential tax rates, tax holidays and tax exemption may be granted on case-by-case basis.

Japan

Japan has a progressive tax system, of which its corporate income tax is calculated on the estimated assessable profits for the years ended September 30, 2024, 2023 and 2022 times applicable tax rates. EXTEND is subject to national corporate income tax, inhabitant tax, and enterprise tax in Japan, which in the aggregate, resulted in the statutory income tax rate of approximately 36.8%, 36.8% and 37.1% for the years ended September 30, 2024, 2023 and 2022, respectively.

The effective income tax rate was approximately 392.22%, 8.92% and 26.58% for the years ended September 30, 2024, 2023 and 2022, respectively.

The income tax expenses consist of the following components:

	For the years ended September 30,
	2024	2023	2022
Current income tax expenses	$441,441	$96,452	$305,439
Deferred income tax expenses/(benefit)	148,239	(160,402)	80,519
Total income tax expenses/(benefit)	$589,680	$(63,950)	$385,958

A reconciliation between the Group’s actual provision for income taxes and the provision at Japan statutory rate is as follows:

		For the years ended September 30,
		2024	2023	2022
Profit/(loss) before income tax expenses		$150,344	$(716,678)	$1,452,333
Computed income tax expense/(benefit) with statutory tax rate(1)	36.8%	55,367	(263,930)	538,344
Effect of preferential tax rate		(21,092)	(22,301)	(29,148)
Impact of different tax rates in other jurisdictions		(237,513)	(425)	(303,869)
Non-deductible expenses		3,160	316	1,372
Utilized tax loss		-	(49,313)	-
Changes in valuation allowance		789,758	271,703	179,259
Income tax expenses/(benefit)		$589,680	$(63,950)	$385,958

(1)	Since the company’s main place of business is in Japan, the Japanese tax rate has been chosen as the statutory tax rate.

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

15. INCOME TAXES (cont.)

As of September 30, 2024 and 2023, the significant components of the deferred tax assets are summarized below:

	As of September 30,
	2024	2023
Deferred tax assets:
Net operating loss carried forward	$1,265,023	$654,588
Unrealized foreign exchange gain/(loss)	45,440	(36,521)
Total deferred tax assets	1,310,463	618,067
Valuation allowance	(1,310,463)	(468,938)
Deferred tax assets, net of valuation allowance	$-	$149,129

The Group operates through subsidiaries and valuation allowance is considered for each of the entities on an individual basis. The Group recorded valuation allowance against deferred tax assets of those entities that are in a cumulative financial loss position and are not forecasting profits in the near future as of September 30, 2024 and 2023. In making such determination, the Group also evaluates a variety of factors including the Group’s operating history, accumulated deficit, existence of taxable temporary differences and reversal periods. The Group has recognized a valuation allowance of $1,310,463 and $468,938 for the years ended September 30, 2024 and 2023, respectively.

Changes in valuation allowance are as follows:

	As of September 30
	2024	2023
Valuation allowance:
Balance at beginning of the year	$468,938	$211,556
Additions	790,396	271,702
Loss utilized	-	(49,314)
Exchange difference	51,129	34,994
Balance at end of the year	$1,310,463	$468,938

As of September 30, 2024, net operating loss carryforwards will expire, if unused, in the following amounts:

2025	$-
2026	142,260
2027	500,178
2028	1,602,758
2029	1,688,526
Total	$3,933,722

16. EQUITY

Ordinary Shares

The Company’s authorized 200,000,000 ordinary shares of par value US$0.00025. On March 24, 2022, the Company issued 20,000,000 ordinary shares. The shares and per share information are presented on a retroactive basis for the periods presented, to reflect the reorganization completed on February 17, 2023.

On March 20, 2023, a resolution of the shareholders of the Company was adopted to subdivide all of the Company’s ordinary shares on the basis of 1:4000. As a result of the share-split, the authorized share capital of the Company was $50,000 divided into 200,000,000 shares of a par value of $0.00025 each.

On December 17, 2023, the Company closed its initial public offering of 1,500,000 Class A ordinary shares at a public offering price of $4.00 per Class A ordinary share for a total of $6,000,000 in gross proceeds. The Company raised total net proceeds of $5,356,417 after deducting underwriting discounts and commissions and offering expenses.

Linkage Global Inc
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

16. EQUITY (cont.)

Statutory Reserve

A portion of the Company’s operations are conducted through its PRC (excluding Hong Kong) subsidiaries, and the Company’s ability to pay dividends is primarily dependent on receiving distributions of funds from subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations, and after it has met the PRC requirements for appropriation to statutory reserves. The Company’s PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with the PRC GAAP. Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the surplus reserve are made at the discretion of the Company’s Board of Directors. Paid-in capital of subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes.

As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to the Company. As of September 30, 2024 and 2023, net assets restricted in the aggregate, which include paid-in capital, additional paid-in capital and statutory reserve funds of the Company’s subsidiaries, that are included in the Company’s consolidated net assets were approximately $1,206,886 and $1,441,960, respectively.

17. OTHER NON-OPERATING INCOME

Others, non-operating income consisted of the following:

	For the years ended September 30,
	2024	2023	2022
Rental income	$17,562	$-	$130,900
Tax subsidies and deductions	(1,155)	14	34,886
Government subsidies	701	1,314	3,441
Others income/(expenses)	4,536	13,229	(55,569)
Total	$21,644	$14,557	$113,658

Rental income for the year ended September 30, 2022 was generated from the operating lease of apartments located in Tokyo, Japan. There was no rental income incurred for the year ended September 30, 2023 as EXTEND disposed the building in October 2022. Rental income for the year ended September 30, 2024 was generated from the operating lease of part of warehouse located in Saitama, Japan.

18. EARNINGS PER SHARE

The following table sets forth the basic and diluted earnings per share computation and provides a reconciliation of the numerator and denominator for the years presented:

	As of September 30,
	2024	2023	2022
Numerator:
Net (loss)/income attributable to Linkage Global Inc	$(439,336)	$(652,728)	1,066,375

Denominator:
Weighted average number of ordinary shares	21,175,342	20,000,000	20,000,000

Net (loss)/income per ordinary share
- Basic and diluted	(0.02)	(0.03)	0.05

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

19. RELATED PARTY TRANSACTIONS

Related parties

The following is a list of related parties which the Group has transactions with:

No.	Name of Related Parties	Relationship
1	Mrs. Qi Xiaoyu	Shareholder of the Company
2	Mr. Fuyunishiki Ryo	Director and shareholder of the Company
3	Mr. Wu Zhihua	Director, CEO and shareholder of the Company
4	Ms. Wu Shunyu	Department head of Digital Marketing Sales
5	Ishiyama	An equity method investee of the Group

Amounts due to related parties

Amount due to related parties consisted of the following for the periods indicated:

		As of September 30,
		2024	2023
Mrs. Qi Xiaoyu	Expenses paid on behalf of the Group	$-	$1,206,121
Mr. Fuyunishiki Ryo	Expenses paid on behalf of the Group	208,943	108,002
Mr. Wu Zhihua	Expenses paid on behalf of the Group	-	-
Ms. Wu Shunyu	Expenses paid on behalf of the Group	105,601	99,481
Total		$314,544	$1,413,604

Related party transactions

	For the years ended September 30,
Nature	2024	2023	2022
Expenses paid on behalf of the Group by related parties

Mrs. Qi Xiaoyu	$6,669	$1,480,137	$1,165,096
Ms. Wu Shunyu	6,120	30,222	104,225
Mr. Fuyunishiki Ryo	433,680	218,038	78,240
Mr. Wu Zhihua	-	-	76,299
Total	$446,469	$1,728,398	$1,424,460

Proceed of Interest-free loan from related parties
Mrs. Qi Xiaoyu	$2,815,899	$-	$-
Mr. Fuyunishiki Ryo	86,478	-	-
Mr. Wu Zhihua	129,090	-	-
Total	$3,031,467	$-	$-

Repayment to (receivable from) related parties
Mrs. Qi Xiaoyu	$4,035,593	$-	$-
Mr. Fuyunishiki Ryo	428,409	-	-
Mr. Wu Zhihua	129,090	-	-
Ishiyama	-	(35,990)	34,552
Total	$4,593,092	$(35,990)	$34,552

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

20. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its Customers, and generally does not require collateral or other security from them. The allowance for credit losses for accounts receivable is based upon the current expected credit losses (“CECL”) model. The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition, and accounts receivable with similar risk characteristics are grouped together when estimating CECL. The Group conducts periodic reviews of the financial condition and payment practices of its Customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single Customers who represent 10% or more of the Group’s total revenue.

	For the years ended September 30,
	2024	2023	2022
Percentage of the Group’s total revenue
Customer E	23.08%	*	*
Customer A	*	11.95%	18.03%
Customer B	*	10.73%	17.53%
Customer C	*	*	10.53%

The following table sets forth a summary of single Customers who represent 10% or more of the Group’s total accounts receivable:

	As of September 30,
	2024	2023
Percentage of the Group’s accounts receivable
Customer E	42.10%	32.10%
Customer F	*	19.52%
Customer K	17.66%	*
Customer L	14.17%	*
Customer M	13.29%	*
Customer N	10.51%	*

The following table sets forth a summary of single Customers who represent 10% or more of the Group’s total contract liabilities:

	As of September 30,
	2024	2022
Percentage of the Group’s contract liabilities
Customer G	17.41%	16.72%
Customer O	22.79%	*
Customer J	13.26%	*
Customer P	13.08%	*
Customer Q	11.06%	*
Customer I	*	26.44%
Customer J	*	13.22%
Customer B	*	28.50%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total purchases:

	For the years ended September 30,
	2024	2023	2022
Percentage of the Group’s purchase
Supplier N	15.39%	*	*
Supplier A	*	17.02%	20.59%
Supplier B	10.74%	17.52%	15.97%
Supplier C	*	11.04%	*

Linkage Global Inc
Notes to Audited Consolidated Financial Statements

20. CONCENTRATION OF CREDIT RISK (cont.)

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total account payable to suppliers:

	As of September 30,
	2024	2023
Percentage of the Group’s account payable
Supplier O	20.05%	*
Supplier C	33.07%	34.66%
Supplier K	*	23.66%
Supplier L	*	10.69%
Supplier M	*	10.13%

The following table sets forth a summary of single suppliers who represent 10% or more of the Group’s total advance to suppliers:

	As of September 30,
	2024	2023
Percentage of the Group’s advance to
Supplier P	46.85%	*
Supplier Q	27.22%
Supplier H	*	22.38%
Supplier I	*	18.13%
Supplier J	*	12.32%

*	represent percentage less than 10%

21. COMMITMENTS AND CONTINGENCIES

Lease Commitments

The total future minimum lease payments under the non-cancellable short-term operating lease which are not included in operating lease right-of-use assets and lease liabilities, with respect to the office and the warehouse as of September 30, 2024 are payable as follows:

Lease Commitment
Within 1 year	$-

Contingencies

In the ordinary course of business, the Group may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Group records contingent liabilities resulting from such claims, when a loss is assessed to be probable and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of September 30, 2024 and through the issuance date of these consolidated financial statements.

22. SUBSEQUENT EVENTS

Convertible bonds

The group had received $9,001,978 for subsequent period after September 30, 2024 up to January 24, 2025.

Loan to third party

The group lent $8,590,000 to a third party Short Selling Capital Group Limited, with an annul interest rate of 9% and the loan period was from September 26, 2024 to September 25, 2025.

The Group has evaluated subsequent events through the date these consolidated financial statements are issued on January 24, 2025. The Group did not identify any subsequent events with a material financial impact on the Group’s consolidated financial statements.

Linkage Global Inc
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

23. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Regulation S-X requires the condensed financial information of a registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated-subsidiaries shall mean the amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04. Schedule of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with U.S. Securities and Exchange Commission Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The condensed financial information of the parent company, Linkage Cayman, has been prepared using the same accounting policies as set out in Company’s consolidated financial statements except that the parent company has used the equity method to account for its investment in its subsidiaries.

The Company’s share of income and losses from its subsidiaries is reported as incomes from subsidiaries in the accompanying condensed financial information of parent company.

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands. The Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Condensed balance sheets

	As of September 30,
	2024	2023
	US$	US$
Assets
Current assets
Cash	250,728	64
Deferred offering costs	-	47,580
Amount due from subsidiaries	6,091,355	3,521,756
Prepaid expenses and other current asset, net	1,487,778	-
Loan to third party	160,000	-
Total current assets	7,989,861	3,569,400
Total assets	7,989,861	3,569,400

Liabilities
Current liabilities
Accrued expenses and other current liabilities	-	72,276
Convertible bonds	964,865	-
Amounts due to related parties	212	211
Total current liabilities	965,077	72,487
Total liabilities	965,077	72,487

Shareholders’ equity
Ordinary shares (par value of US$0.00025 per share; 200,000,000 ordinary shares authorized as of September 30, 2024 and September 30, 2023, respectively; 21,500,000 and 20,000,000 ordinary shares issued and outstanding as of September 30, 2024 and 2023, respectively)*	5,375	5,000
Additional paid in capital	5,591,596	1,549,913
Statutory reserve	11,348	11,348
Retained earnings	1,613,217	2,052,553
Accumulated other comprehensive (loss)	(196,752)	(121,901)
Total shareholders’ equity	7,024,784	3,496,913
Total liabilities and shareholders’ equity	$7,989,861	$3,569,400

Linkage Global Inc
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

23. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed statements of operations and comprehensive loss

	For the years ended
	September 30,
	2024	2023	2022
	US$	US$	US$

Income/(loss) before income taxes	150,344	(716,678)	1,452,333
Income tax (provision)/benefit	(589,680)	63,950	(385,958)
Net (loss)/income	(439,336)	(652,728)	1,066,375
Other comprehensive (loss)/income:
Foreign currency translation difference	(74,851)	(15,524)	(57,722)
Total comprehensive (loss)/income	(514,187)	(668,252)	1,008,653

Condensed statements of cash flows

	For the years ended
	September 30,
	2024	2023	2022
	US$	US$	US$
Cash flows from operating activities:
Net (loss)/income	(439,336)	(652,728)	1,066,375
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Equity in (income)/loss of subsidiaries	(129,598)	652,792	(1,066,375)
Prepaid expenses and other current asset, net	(1,487,778)	-	-
Net cash (used in)/provided by operating activities	(2,056,712)	64	-
Loan to third party	(160,000)	-	-
Net cash provided by investing activities	(160,000)	-	-
Loan to subsidiaries	(3,888,998)	-	-
Proceeds from issuance of Class A ordinary shares upon the completion of IPO	5,356,417	-	-
Proceeds from Convertible bonds	999,957	-	-
Net cash provided by financing activities	2,467,376	-	-
Net increase/decrease in cash	250,664	64	-
Cash at beginning of year	64	-	-
Cash at end of year	250,728	64	-

Up to 4,000,000 Class A Ordinary Shares

Linkage Global Inc

PROSPECTUS

                         , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

The laws of the Cayman Islands do not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against actual fraud, wilful default, wilful neglect or the consequences of committing a crime. Our amended and restated articles of association provide that, to the extent permitted by law, we shall indemnify each of our existing or former directors (including any alternate directors), secretary and officers, and their personal representatives against all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions, other than by reason of such person’s actual fraud, wilful default or wilful neglect, including without prejudice to the generality of the foregoing, all costs, expenses, losses, or liabilities incurred by such existing or former director (including any alternate directors), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning our Company or its affairs in any court or tribunal whether in the Cayman Islands or elsewhere. To the extent permitted by the Companies Act (Revised) of the Cayman Islands, we may make payments, or agree to make payment (whether by way of advance, loan or otherwise), for any legal costs incurred by our existing or former directors (including alternative directors), secretary and officers in respect of any matters identified above, on the condition that our directors and officers will repay us those legal costs (to the extent that it is ultimately found that we are not liable to indemnify the director or officer).

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company which were not registered under the Securities Act since the closing of the initial public offering. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act.

On September 18, 2024, the Company entered into a securities purchase agreement with certain institutional investors, pursuant to which, the Company issued to the investors (the “Note Investors”), (i) convertible promissory notes in the aggregate principal amount of US$10,830,000, bearing interest at a rate of 8% per annum and having a term of one year from issuance date, issued with an aggregate original issue discount of US$800,000, and (ii) 9,300,000 Class A Ordinary Shares of the Company in aggregate at the purchase price equal to par value of US$0.00025 per share, which is for pre-delivery and subject to the Company’s repurchase right upon repayment of the notes. In addition, pursuant to the securities purchase agreement, the Company (i) granted the Note Investors the right to participate up to thirty percent (30%) in future equity or equity-linked financing during the period beginning on the closing date and ending twelve (12) months after the date that the notes are repaid, and (ii) granted the Note Investors the right to reinvest up to US$10,000,000 on the same terms and conditions under the securities purchase agreement, the notes and other transaction documents. The Company has the option to prepay the notes with payment of an amount equal to 120% of the outstanding balance amount. In the event that the Company receives a delisting notice from the Nasdaq Stock Market LLC, the Note Investors have rights to request redemption of the notes by the Company. In the event that the Company has redeemed an amount equal to half of original principal amount in cash, any subsequent redemption in cash is subject to a twenty-five percent (25%) premium. The securities purchase agreement and the notes contain certain other representations and warranties, covenants and events of default customary for similar transactions. Concurrently with the entry into the securities purchase agreement, the Company entered into a registration rights agreement with the Note Investors, pursuant to which the Company agreed to register the resale of the Class A Ordinary Shares issued or issuable under the securities purchase agreement or the notes on a registration statement with the SEC. On October 16, 2024, the Company completed its issuance and sale of the note and issuance of Class A Ordinary Shares pursuant to the securities purchase agreement. The issuance of the note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The gross proceeds from the sale of the notes were $10,830,000, prior to deducting transaction fees and estimated expenses. The Company intended to use the proceeds for working capital and general corporate purposes.

On November 8, 2024, the Company issued to Mr. Zhihua Wu 5,000,000 Class B Ordinary Shares of the Company at the purchase price equal to par value of US$0.00025 per share. The issuance of Class B Ordinary Shares was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On December 18, 2024, the Company and the Note Investors entered into an amendment to Securities Purchase Agreement, pursuant to which, (i) the parties mutually agreed to add a conversion floor price of $0.24 per share to the convertible promissory notes, and (ii) the parties mutually agreed to add the maximum number of the conversion shares that each Note Investor may receive and the Company shall issue under the securities purchase agreement and applicable convertible promissory notes.

On May 14, 2025, the Company entered into a securities purchase agreement with 4 non-U.S. investors pursuant to which the Company issued to the investors aggregate of 4,000,000 Class A Ordinary Shares, par value $0.0025 per share, at a purchase price per share of $0.50, for gross proceeds of $2,000,000. The issuance of the Class A Ordinary Shares was made pursuant to the exemption from registration contained in Rule 903 of Regulation S under the Securities Act. The Company intended to use the proceeds for working capital and general corporate purposes.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1**	Amended and Restated Memorandum and Articles of Association of Registrant
4.1**	Specimen Certificate for Class A Ordinary Shares
4.2 *	Form of Senior Unsecured Convertible Note
5.1**	Opinion of Ogier (Cayman) LLP regarding the validity of the Class A Ordinary Shares being registered
8.1**	Opinion of AllBright Law Offices (Fuzhou) with respect to certain PRC tax matters (included in Exhibit 99.3)
8.2**	Opinion of Bird & Bird with respect to certain Hong Kong tax matters (included in Exhibit 99.4)
8.3**	Opinion of City-Yuwa Partners with respect to certain Japanese tax matters (included in Exhibit 99.5)
10.1	Form of Employment Agreement by and between executive officers and the Registrant (incorporated by reference to Exhibit 10.1 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.2	Form of Indemnification Agreement with the Registrant’s directors and officers (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.3	Form of Director Offer Letter between the Registrant and its directors (incorporated by reference to Exhibit 10.3 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.4	English Translation of the Exclusive Licensing Agreement between Xiaoyu Qi and Chuancheng Digital, dated June 15, 2021 (incorporated by reference to Exhibit 10.5 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.5	English Translation of the Exclusive Licensing Agreement between Xiaoyu Qi and Chuancheng Digital, dated April 6, 2022 (incorporated by reference to Exhibit 10.6 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.6	English Translation of the Exclusive Licensing Agreement between Xiaoyu Qi and Chuancheng Digital, dated June 14, 2022 (incorporated by reference to Exhibit 10.7 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.7	English Translation of Strategic Cooperation Agreement between Chuancheng Digital and Shenzhen Luoxi Technology Co., Ltd., dated January 16, 2023 (incorporated by reference to Exhibit 10.9 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)

Exhibit No.	Description
10.8	English Translation of Strategic Cooperation Agreement between Chuancheng Digital and Shenzhen Huajue Communication Co., Ltd., dated May 16, 2022 (incorporated by reference to Exhibit 10.10 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.9	English Translation of Strategic Cooperation Agreement between Chuancheng Digital and Shenzhen Weiermei Intelligent Technology Co., Ltd., dated November 3, 2022 (incorporated by reference to Exhibit 10.11 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.10	English Translation of Advertisement Publishing Agreement among HQT NETWORK, Chuancheng Digital, and Huntmobi Holdings Limited, dated January 2, 2023 (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
10.11	China Partner Capability Fund Program Agreement between Google Asia Pacific Pte. Ltd. and HQT NETWORK, dated January 18, 2024 (incorporated by reference to Exhibit 4.12 of our report on Form 20-F (File No. 001-41887) filed with the SEC on April 12, 2024)
10.12	Securities Purchase Agreement dated September 18, 2024 (incorporated by reference to Exhibit 10.12 of our Registration Statement on Form F-1 (file No. 333.283495), as amended, initially filed with the Securities and Exchange Commission on November 27, 2024)
10.13	Amendment to Securities Purchase Agreement dated December 18, 2024 (incorporated by reference to Exhibit 10.13 of our Registration Statement on Form F-1 (file No. 333.283495), as amended, initially filed with the Securities and Exchange Commission on November 27, 2024)
10.14	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of our report on Form 6-K filed with the SEC on May 16, 2025)
10.15	Securities Purchase Agreement dated July 17, 2025 (incorporated by reference to Exhibit 10.1 of our report on Form 6-K filed with the SEC on July 18, 2025)
21.1	List of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
23.1*	Letter from TPS Thayer, LLC, Independent Registered Public Accounting Firm
23.2*	Letter from HTL International, LLC, Independent Registered Public Accounting Firm
23.3**	Consent of AllBright Law Offices (Fuzhou) (included in Exhibit 99.3)
23.4**	Consent of Bird & Bird (included in Exhibit 99.4)
23.5**	Consent of City-Yuwa Partners (included in Exhibit 99.5)
24.1**	Power of Attorney (included on signature page)
99.1	Form of Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 99.1 of our Registration Statement on Form F-1 (file No. 333-274326), as amended, initially filed with the Securities and Exchange Commission on September 1, 2023)
99.2	Insider Trading Policy (incorporated by reference to Exhibit 2.3 of our report on Form 20-F (File No. 001-41887) filed with the SEC on April 12, 2024)
99.3**	Opinion of AllRight regarding certain PRC law matters
99.4**	Opinion of Bird & Bird with respect to certain Hong Kong law matters
99.5**	Opinion of City-Yuwa Partners with respect to certain Japanese law matters
97.1	Compensation Recovery Policy (incorporated by reference to Exhibit 97.1 of our report on Form 20-F (File No. 001-41887) filed with the SEC on April 12, 2024)
101.INS*	Inline XBRL Instance Document - this instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on July 25, 2025.

LINKAGE GLOBAL INC

By:	/s/ Yang (Angela) Wang
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yang (Angela) Wang	Chief Executive Officer and Director,	July 25, 2025
Name: Yang (Angela) Wang	(Principal Executive Officer)

*	Director	July 25, 2025
Name: Zhihua Wu

*	Director	July 25, 2025
Name: Ryo Fuyunishki

*	Director	July 25, 2025
Name: Tay Sheve Li

*	Director	July 25, 2025
Name: Zhiyong Wu

*	Director	July 25, 2025
Name: Hong Chen

*	Chief Financial Officer	July 25, 2025
Name: Hanson Ji

* By:	/s/ Yang (Angela) Wang
Yang (Angela) Wang
Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Linkage Global Inc, has signed this registration statement in New York, NY on July 25, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.